                                                               EXECUTION VERSION

                  SECOND AMENDED AND RESTATED CREDIT AGREEMENT

                                      AMONG
                                PULTE HOMES, INC.
                                  AS BORROWER,

                         THE LENDERS IDENTIFIED HEREIN,

                           JPMORGAN CHASE BANK, N.A.,
                            AS ADMINISTRATIVE AGENT,
                                       AND
                         CITIGROUP GLOBAL MARKETS, INC.,
                              AS SYNDICATION AGENT
                                       AND
                               BARCLAYS BANK PLC,
                                  BNP PARIBAS,
                             CALYON NEW YORK BRANCH
                                  COMERICA BANK
                      DEUTSCHE BANK TRUST COMPANY AMERICAS,
                             MERRILL LYNCH BANK USA,
                         THE ROYAL BANK OF SCOTLAND PLC,
                                 SUNTRUST BANK,
                              UBS LOAN FINANCE LLC,
                                       AND
                      WACHOVIA BANK, NATIONAL ASSOCIATION,
                             AS DOCUMENTATION AGENTS
                                       AND
               THE BANK OF TOKYO-MITSUBISHI, LTD., CHICAGO BRANCH,
                             BANK OF AMERICA, N.A.,
                                 GUARANTY BANK,
                              LLOYDS TSB BANK PLC,
                          MIZUHO CORPORATE BANK, LTD.,
                                       AND
                         PNC BANK, NATIONAL ASSOCIATION
                               AS MANAGING AGENTS
                                       AND
                       LASALLE BANK NATIONAL ASSOCIATION,
                             WASHINGTON MUTUAL BANK,
                                  AMSOUTH BANK,
                 FIFTH THIRD BANK, A MICHIGAN BANK CORPORATION,
                                       AND
                        U.S. BANK, NATIONAL ASSOCIATION,
                                  AS CO-AGENTS

                          DATED AS OF OCTOBER 31, 2005

                          J.P. MORGAN SECURITIES INC.,

                      AS LEAD ARRANGER AND SOLE BOOKRUNNER

                                Table of Contents

ARTICLE I   DEFINITIONS AND ACCOUNTING TERMS...................................................   1

    1.1        DEFINITIONS.....................................................................   1
    1.2        CLASSIFICATION OF LOANS AND BORROWINGS..........................................  22
    1.3        COMPUTATION OF TIME PERIODS AND OTHER DEFINITIONAL PROVISIONS...................  22
    1.4        ACCOUNTING TERMS................................................................  22
    1.5        TIME............................................................................  23

ARTICLE II  CREDIT FACILITIES..................................................................  23

    2.1        COMMITMENTS.....................................................................  23
    2.2        LOANS AND BORROWINGS............................................................  23
    2.3        REQUESTS FOR REVOLVING BORROWINGS...............................................  24
    2.4        SWINGLINE LOANS SUBFACILITY.....................................................  24
    2.5        INCREASE OF AGGREGATE COMMITMENT................................................  26
    2.6        FACILITY LCS....................................................................  28
    2.7        FUNDING OF BORROWINGS...........................................................  32
    2.8        INTEREST ELECTIONS..............................................................  33
    2.9        TERMINATION AND REDUCTION OF COMMITMENTS........................................  34
    2.10       REPAYMENT OF LOANS; EVIDENCE OF DEBT............................................  35
    2.11       PREPAYMENT OF LOANS.............................................................  36
    2.12       FEES............................................................................  36
    2.13       INTEREST........................................................................  37
    2.14       ALTERNATE RATE OF INTEREST......................................................  38
    2.15       INCREASED COSTS.................................................................  39
    2.16       BREAK FUNDING PAYMENTS..........................................................  40
    2.17       TAXES...........................................................................  41
    2.18       PAYMENTS GENERALLY; PRO RATA TREATMENT; SHARING OF SET-OFFS.....................  42
    2.19       MITIGATION OBLIGATIONS; REPLACEMENT OF LENDERS..................................  43
    2.20       EXTENSION OF MATURITY DATE......................................................  44

ARTICLE III CONDITIONS PRECEDENT...............................................................  46

    3.1        CLOSING CONDITIONS..............................................................  46
    3.2        CONDITIONS TO ALL EXTENSIONS OF CREDIT..........................................  50

ARTICLE IV  REPRESENTATIONS AND WARRANTIES.....................................................  50

    4.1        FINANCIAL CONDITION.............................................................  50
    4.2        NO MATERIAL CHANGE..............................................................  51
    4.3        ORGANIZATION AND GOOD STANDING..................................................  51
    4.4        DUE AUTHORIZATION...............................................................  51
    4.5        NO CONFLICTS....................................................................  51
    4.6        CONSENTS........................................................................  52
    4.7        ENFORCEABLE OBLIGATIONS.........................................................  52
    4.8        NO DEFAULT......................................................................  52
    4.9        LIENS...........................................................................  52
    4.10       INDEBTEDNESS....................................................................  52
    4.11       LITIGATION......................................................................  52
    4.12       TAXES...........................................................................  53
    4.13       COMPLIANCE WITH LAW.............................................................  53
    4.14       ERISA...........................................................................  53
    4.15       SUBSIDIARIES....................................................................  54
    4.16       USE OF PROCEEDS.................................................................  54
    4.17       GOVERNMENT REGULATION...........................................................  54
    4.18       ENVIRONMENTAL MATTERS...........................................................  55

    4.19       INTELLECTUAL PROPERTY...........................................................  56
    4.20       SOLVENCY........................................................................  56
    4.21       INVESTMENTS.....................................................................  56
    4.22       DISCLOSURE......................................................................  56
    4.23       LICENSES, ETC...................................................................  57
    4.24       BURDENSOME RESTRICTIONS.........................................................  57
    4.25       LABOR CONTRACTS AND DISPUTES....................................................  57
    4.26       BROKER'S FEES...................................................................  57

ARTICLE V    AFFIRMATIVE COVENANTS.............................................................  57

    5.1        INFORMATION COVENANTS...........................................................  58
    5.2        FINANCIAL COVENANTS.............................................................  61
    5.3        PRESERVATION OF EXISTENCE AND FRANCHISES........................................  61
    5.4        BOOKS AND RECORDS...............................................................  61
    5.5        COMPLIANCE WITH LAW.............................................................  61
    5.6        PAYMENT OF TAXES AND OTHER INDEBTEDNESS.........................................  61
    5.7        INSURANCE.......................................................................  62
    5.8        MAINTENANCE OF PROPERTY.........................................................  62
    5.9        PERFORMANCE OF OBLIGATIONS......................................................  62
    5.10       USE OF PROCEEDS.................................................................  62
    5.11       AUDITS/INSPECTIONS..............................................................  62
    5.12       ADDITIONAL CREDIT PARTIES.......................................................  62
    5.13       REIT REQUIREMENTS...............................................................  63

ARTICLE VI   NEGATIVE COVENANTS................................................................  63

    6.1        INDEBTEDNESS....................................................................  63
    6.2        LIENS...........................................................................  64
    6.3        NATURE OF BUSINESS..............................................................  64
    6.4        CONSOLIDATION AND MERGER........................................................  64
    6.5        SALE OR LEASE OF ASSETS.........................................................  65
    6.6        SALE AND LEASEBACK..............................................................  65
    6.7        ADVANCES, INVESTMENTS AND LOANS.................................................  66
    6.8        RESTRICTED PAYMENTS.............................................................  66
    6.9        TRANSACTIONS WITH AFFILIATES....................................................  66
    6.10       FISCAL YEAR; ORGANIZATIONAL DOCUMENTS...........................................  66
    6.11       NO LIMITATIONS..................................................................  66
    6.12       NO OTHER NEGATIVE PLEDGES.......................................................  67
    6.13       OTHER INDEBTEDNESS..............................................................  67
    6.14       RESTRICTIONS ON THE REITS.......................................................  67

ARTICLE VII  EVENTS OF DEFAULT.................................................................  68

    7.1        EVENTS OF DEFAULT...............................................................  68
    7.2        ACCELERATION; REMEDIES..........................................................  70
    7.3        ALLOCATION OF PAYMENTS AFTER EVENT OF DEFAULT...................................  71

ARTICLE VIII THE ADMINISTRATIVE AGENT..........................................................  72

ARTICLE IX   MISCELLANEOUS.....................................................................  74

    9.1        NOTICES.........................................................................  74
    9.2        WAIVERS; AMENDMENTS.............................................................  75
    9.3        EXPENSES; INDEMNITY; DAMAGE WAIVER..............................................  76
    9.4        SUCCESSORS AND ASSIGNS..........................................................  77
    9.5        SURVIVAL........................................................................  80
    9.6        COUNTERPARTS; INTEGRATION; EFFECTIVENESS........................................  81
    9.7        SEVERABILITY....................................................................  81
    9.8        RIGHT OF SETOFF.................................................................  81

9.9        GOVERNING LAW; JURISDICTION; CONSENT TO SERVICE OF PROCESS......................  81
9.10       WAIVER OF JURY TRIAL............................................................  82
9.11       HEADINGS........................................................................  82
9.12       CONFIDENTIALITY.................................................................  82
9.13       USA PATRIOT ACT.................................................................  83

SCHEDULES

Schedule 1.1(a)    Commitments
Schedule 1.1(b)    Existing Letters of Credit
Schedule 1.1(c)    Permitted Liens
Schedule 4.10      Indebtedness
Schedule 4.11      Litigation
Schedule 4.15      Subsidiaries
Schedule 4.21(a)   Investment Policy
Schedule 4.21(b)   Investments
Schedule 4.25      Labor Contracts and Disputes

EXHIBITS

Exhibit 1.1(a)     Form of Assignment and Assumption
Exhibit 1.1(b)     Form of Guaranty
Exhibit 1.1(c)     Form of Intercreditor Agreement
Exhibit 2.4(e)     Form of Swingline Note
Exhibit 2.5        Form of Commitment and Acceptance
Exhibit 2.10(e)    Form of Revolving Note
Exhibit 5.1(c)     Form of Officer's Certificate

                  SECOND AMENDED AND RESTATED CREDIT AGREEMENT

      THIS SECOND AMENDED AND RESTATED CREDIT AGREEMENT (this "Credit Agreement") is entered into as of October 31, 2005 among PULTE HOMES, INC., a Michigan corporation (the "Borrower"), the Lenders (as defined herein), and JPMORGAN CHASE BANK, N.A., as Administrative Agent for the Lenders ("the Administrative Agent").

                                    RECITALS

      WHEREAS, the Borrower, the Administrative Agent (successor by merger to Bank One, NA) and certain other lenders are party to a certain Amended and Restated Credit Agreement dated as of September 16, 2004 (the "Original Credit Agreement"); and

      WHEREAS, the parties hereto desire to amend and restate the Original Credit Agreement to extend the Maturity Date and as otherwise provided herein.

      NOW, THEREFORE, IN CONSIDERATION of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree that the Original Credit Agreement is amended and restated in its entirety as follows.

                                   ARTICLE I

                        DEFINITIONS AND ACCOUNTING TERMS

1.1 DEFINITIONS.

      As used herein, the following terms shall have the meanings herein specified unless the context otherwise requires. Defined terms herein shall include in the singular number the plural and in the plural the singular:

            "ABR", when used in reference to any Loan or Borrowing, refers to a Loan or the Loans comprising such Borrowing which bear(s) interest at a rate determined by reference to the Alternate Base Rate.

            "Acquisition", by any Person, means the acquisition by such Person of the Capital Stock or all or substantially all of the assets of another Person, whether or not involving a merger or consolidation with such Person.

            "Additional Credit Party" means each Person that becomes a Guarantor after the Closing Date, as provided in Section 5.12 or otherwise.

            "Adjusted LIBO Rate" means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

            "Adjusted LIBOR Market Index Rate" means, with respect to an Index Rate Swingline Loan, the sum of (i) the product of (a) the LIBOR Market Index Rate applicable to such Index Rate Swingline Loan and (b) the Statutory Reserve Rate plus (ii) the Applicable Percentage.

            "Administrative Agent" means JPMorgan Chase Bank, N.A.. (or any successor thereto) or any successor administrative agent appointed pursuant to Article VIII.

            "Administrative Fees" has the meaning set forth in Section 2.12(b).

            "Administrative Questionnaire" means an Administrative Questionnaire in a form supplied by the Administrative Agent.

            "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling (including but not limited to all directors and officers (or the equivalent) of such Person), controlled by or under direct or indirect common control with such Person. A Person shall be deemed to control an entity if such Person possesses, directly or indirectly, the power (a) to vote 10% or more of the ordinary voting power for the election of directors (or the equivalent) of such entity or (b) to direct or cause direction of the management and policies of such entity, whether through the ownership of voting securities, by contract or otherwise.

            "Aggregate Commitment" means the Commitments of all of the Lenders hereunder, initially in the amount of $1,615,000,000.

            "Aggregate LC Commitment" means the lesser of (a) One Billion One Hundred Twenty-Five Million Dollars ($1,125,000,000) and (b) the Aggregate Commitment.

            "Alternate Base Rate" means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Base CD Rate in effect on such day plus 1% and (c) the Federal Funds Effective Rate in effect on such day plus -1/2 of 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Base CD Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate, the Base CD Rate or the Federal Funds Effective Rate, respectively.

            "Applicable Percentage" means, for Eurodollar Loans, Index Rate Swingline Loans, Facility LC Fees and Commitment Fees, the appropriate applicable percentages corresponding to the Debt to Capitalization Ratio and the Senior Debt Rating of the Borrower as described below:

                                         LEVEL I              LEVEL II             LEVEL III                 LEVEL IV
                                -------------------------   ----------------   -----------------  ----------------------------------
SENIOR DEBT RATING                 GREATER THAN OR EQUAL     BBB / Baa2           BBB- / Baa3     LESS THAN BBB- / Baa3 OR NO SENIOR
                                     TO BBB+ / Baa1                                                        DEBT RATING

DEBT TO CAPITALIZATION RATIO    LESS THAN OR EQUAL TO 30%   GREATER THAN 30%    GREATER THAN 40%         GREATER THAN 50%
                                                             BUT LESS THAN     BUT LESS THAN OR
                                                             OR EQUAL TO 40%     EQUAL TO 50%

APPLICABLE PERCENTAGE FOR                0.50%                  0.625%               0.75%                    1.00%
EURODOLLAR LOANS, INDEX RATE
SWINGLINE LOANS AND FACILITY
LC FEE RATE

APPLICABLE PERCENTAGE FOR               0.125%                   0.15%              0.175%                    0.20%
COMMITMENT FEES

      If the Senior Debt Rating is not at the same level as the Debt to Capitalization Ratio, but no more than one level apart, then the pricing shall correspond to the level which causes pricing to be lower. If the Senior Debt Rating is more than one level different from the level applicable to the Debt to Capitalization Ratio, then the pricing shall be one level lower (i.e., lower pricing) than the higher of such two levels. Notwithstanding the foregoing, at any time that either the Moody's or the S&P rating of the Borrower's senior unsecured debt is at Level II or better, pricing shall correspond to the level of such rating or, if both have issued ratings, to the higher of the Moody's or S&P rating (i.e., lower pricing). The Applicable Percentage shall be determined and adjusted, as necessary, on the date of any change in the Senior Debt Rating of the Borrower or upon receipt of the officer's certificate required by Section 5.1(c) calculating the then Debt to Capitalization Ratio. The parties acknowledge that, as of the date hereof, the Applicable Percentage is at Level III.

            "Approved Fund" has the meaning assigned to such term in Section
      9.4.

            "Arranger" means J.P. Morgan Securities Inc., a Delaware corporation, and its successors, in its capacity as Lead Arranger and Sole Bookrunner.

            "Assessment Rate" means, for any day, the annual assessment rate in effect on such day that is payable by a member of the Bank Insurance Fund classified as "well-capitalized" and within supervisory subgroup "B" (or a comparable successor risk classification) within the meaning of 12 C.F.R.
      Part 327 (or any successor provision) to the Federal Deposit Insurance Corporation for insurance by such Corporation of time deposits made in dollars at the offices of such member in the United States; provided that if, as a result of any change in any law, rule or regulation, it is no longer possible to determine the Assessment Rate as aforesaid, then the Assessment Rate shall be such annual rate as shall be determined by the Administrative Agent to be representative of the cost of such insurance to the Lenders.

            "Assignment and Assumption" means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.4), and accepted by the Administrative Agent, in the form of Exhibit 1.1 or any other form approved by the Administrative Agent.

            "Availability Period" means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.

            "Authorized Officer" means, with respect to any certificate required to be delivered pursuant to this Credit Agreement, the chief financial officer, treasurer or corporate controller of the Borrower or any other person designated in writing by such chief financial officer, treasurer or corporate controller.

            "Bankruptcy Code" means the Bankruptcy Code in Title 11 of the United States Code, as amended, modified, succeeded or replaced from time to time.

            "Base CD Rate" means the sum of (a) the Three-Month Secondary CD Rate multiplied by the Statutory Reserve Rate plus (b) the Assessment Rate.

            "Board" means the Board of Governors of the Federal Reserve System of the United States of America.

            "Borrower" means Pulte Homes, Inc., a Michigan corporation, together with any successors and permitted assigns.

            "Borrowing" means (a) Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect or (b) a Swingline Loan.

            "Borrowing Request" means a request by the Borrower for a Revolving Borrowing in accordance with Section 2.3.

            "Business Day" means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term "Business Day" shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

            "Capital Expenditures" means all expenditures of the Credit Parties and their Subsidiaries which, in accordance with GAAP, would be classified as capital expenditures, including, without limitation, Capital Leases.

            "Capital Lease" means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee which, in accordance with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person and the amount of such obligation shall be the capitalized amount thereof determined in accordance with GAAP.

            "Capital Stock" means (a) in the case of a corporation, all classes of capital stock of such corporation, (b) in the case of a partnership, partnership interests (whether general or limited), (c) in the case of a limited liability company, membership interests and (d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

            "Capitalization" means, as of any date, (a) Indebtedness of the Credit Parties (other than to the REITs) plus (b) the consolidated net shareholders equity of the Borrower as determined in accordance with GAAP minus (i) Investments described in clause (f) of the definition of Permitted Investments and (ii) Investments described in clause (g) of the definition of Permitted Investments.

            "Cash Equivalents" means (a) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof) having maturities of not more than 180 days from the date of acquisition, (b) Dollar denominated time and demand deposits and certificates of deposit of (i) any Lender, (ii) any domestic commercial bank having capital and surplus in excess of $500,000,000 or (iii) any bank whose short-term commercial paper rating from S&P is at least A-2 or the equivalent thereof or from Moody's is at least P-2 or the equivalent thereof (any such bank being an "Approved Bank"), in each case with maturities of not more than 180 days from the date of acquisition, (c) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by, any domestic corporation rated A-2 (or the equivalent thereof) or better by S&P or P-2 (or the equivalent thereof) or better by Moody's and maturing within 180 days of the date of acquisition, (d) repurchase agreements with a bank or trust company (including any of the Lenders) or recognized securities dealer having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully guaranteed by the United States of America in which the Borrower shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of the repurchase obligations, (e) Investments, classified in accordance with GAAP as current assets, in money market investment programs registered under the Investment Company Act of 1940, as amended, which are administered by reputable financial institutions having capital of at least $500,000,000 and the portfolios of which are limited to Investments of the character described in the foregoing subdivisions (a) through (d), and (f) Investments consistent with the Pulte Homes, Inc. Investment Policy as set forth on Schedule 4.21(a).

            "Change in Law" means (a) the adoption of any law, rule or regulation after the date of this Credit Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender's or Issuing Bank's holding company, if any) with any request, guideline or directive (whether or not having the force of law, but, if not having the force of law, only if the same is commonly complied with by similarly situated lending institutions) of any Governmental Authority made or issued after the date of this Credit Agreement.

            "Change of Control" means the occurrence of any of the following events: (a) there shall be consummated any consolidation, share exchange or merger of the Borrower in which the Borrower is not the continuing or surviving corporation or pursuant to which the Borrower's Voting Stock would be converted into cash, securities or other property, other than, in any case, a merger of the Borrower in which the holders of Voting Stock immediately prior to the merger have the same or greater proportionate ownership, directly or indirectly, of the Voting Stock of the surviving corporation immediately after the merger as they had of the Voting Stock of the Borrower immediately before the merger; (b) there is a report filed by any Person, including Affiliates of the Borrower (other than the Borrower, its Material Subsidiaries, employee stock ownership plans or employee benefit plans of the Borrower or its subsidiaries, or a Permitted Holder) on Schedule 13D or 14D-1 (or any successor schedule, form or report under the Exchange Act) disclosing that such Person (for the purpose of this definition of "Change in Control" only, the term "Person" shall include a "person" within the meaning of Section 13(d)(3) and
      Section 14(d)(2) of the Exchange Act or any successor provision to either of the foregoing) has become the beneficial owner (as the term "beneficial owner" is defined under Rule 13d-3, Rule 13d-5 or any successor rule or regulation promulgated under the Exchange Act) of 30% or more of the Borrower's Voting Stock; provided, however, that a Person shall not be deemed the beneficial owner of, or to own beneficially (i) any securities tendered pursuant to a tender or exchange offer made on behalf of such Person or any of such Person's Affiliates until such tendered securities are accepted for purchase or exchange thereunder or (ii) any securities if such beneficial ownership (A) arises solely as a result of a revocable proxy delivered in response to a proxy or consent solicitation made pursuant to, and in accordance with, the applicable rules and regulations under the Exchange Act, and (B) is not also then reportable on Schedule 13D (or any successor schedule, form or report) under the Exchange Act; or
      (c) during any period of two consecutive calendar years, individuals who, at the beginning of such period constituted the board of directors of the Borrower cease for any reason to constitute a majority of the directors of the Borrower then in office unless such new directors were elected by the directors of the Borrower who constituted the board of directors of the Borrower at the beginning of such period.

            "Class", when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans or Swingline Loans.

            "Closing Date" means the date hereof.

            "Code" means the Internal Revenue Code of 1986 and the rules and regulations promulgated thereunder, as amended, modified, succeeded or replaced from time to time. References to sections of the Code should be construed also to refer to any successor sections.

            "Commitment" means, with respect to each Lender, the commitment of such Lender to make Revolving Loans and to acquire participations in Facility LCs and Swingline Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender's potential Revolving Credit Exposure hereunder, as such commitment may be reduced from time to time in accordance with this Credit Agreement. The initial amount of each Lender's Commitment is set forth on Schedule 1.1(a).

            "Commitment and Acceptance" has the meaning set forth in Section 2.5(a).

            "Commitment Fees" means the fees payable to the Lenders pursuant to
      Section 2.12(a).

            "Consolidated Net Tangible Assets" means, as of any date of determination, the sum of (a) Tangible Net Worth and (b) Indebtedness of the Credit Parties.

            "Credit Documents" means this Credit Agreement, the Notes, each Facility LC Application, each Guaranty, the Intercreditor Agreement and all other related agreements and documents issued or delivered hereunder or thereunder or pursuant hereto or thereto.

            "Credit Parties" means the Borrower and the Guarantors and "Credit Party" means any one of them.

            "Credit Party Obligations" means, without duplication, all of the obligations of the Credit Parties to the Lenders, any Issuing Bank and the Administrative Agent, whenever arising, under this Credit Agreement, the Notes or any other Credit Document to which any Credit Party is a party, including interest and fees which accrue after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency or reorganization of a Credit Party, whether or not allowed claims in such proceeding.

            "Debt to Capitalization Ratio" means, as of any date, the ratio of
      (a) Indebtedness of the Credit Parties (other than to the REITs, provided such REIT has complied with Section 6.1(h)) less (i) 50% of Qualified Subordinated Debt and (ii) all unrestricted cash and Cash Equivalents held by the Credit Parties in excess of $25,000,000 but not to exceed $300,000,000 to (b) Capitalization.

            "Default" means any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

            "Defaulting Lender" means, at any time, any Lender that (a) has failed to make a Loan or purchase a Participation Interest in Loans required pursuant to the terms of this Credit Agreement (but only for so long as such Loan is not made or such Participation Interest is not purchased), (b) has failed to pay to the Administrative Agent or any other Lender an amount owed by such Lender pursuant to the terms of this Credit Agreement (but only for so long as such amount has not been paid) or (c) has been deemed insolvent or has become subject to a bankruptcy or insolvency proceeding or with respect to which (or with respect to any assets of which) a receiver, trustee or similar official has been appointed.

            "Dollars" and "$" mean dollars in lawful currency of the United States of America.

            "Domestic Subsidiaries" means all direct and indirect Subsidiaries of a Credit Party that are domiciled, incorporated or organized under the laws of any state of the United States or the District of Columbia (or have any material assets located in the United States).

            "EBITDA" means, for any period, the sum of (a) Net Income of the Credit Parties for such period (excluding the effect of any extraordinary or other non-recurring gains or losses outside of the ordinary course of business) plus (b) an amount which, in the determination of such Net Income for such period has been deducted for (i) interest expense (including previously capitalized interest included in the cost of goods sold) of the Credit Parties for such period, (ii) total Federal, state, foreign or other income taxes of the Borrower for such period and (iii) depreciation and amortization of the Credit Parties for such period, plus (c) without duplication, Net Income for such period of those Subsidiaries of the Borrower that are not Credit Parties, all as determined in accordance with GAAP.

            "Effective Date" means the date on which the conditions set forth in
      Section 3.1 shall have been fulfilled (or waived in the sole discretion of the Lenders).

            "Environmental Claim" means any investigation, written notice, violation, written demand, written allegation, action, suit, injunction, judgment, order, consent decree, penalty, fine, lien, proceeding, or written claim whether administrative, judicial, or private in nature arising (a) pursuant to, or in connection with, an actual or alleged violation of, any Environmental Law, (b) in connection with any Hazardous Material, (c) from any assessment, abatement, removal, remedial, corrective, or other response action in connection with an Environmental Law or other order of a Governmental Authority or (d) from any actual or alleged damage, injury, threat, or harm to health, safety, natural resources, or the environment.

            "Environmental Laws" means any current or future legal requirement of any Governmental Authority pertaining to (a) the protection of health, safety, and the indoor or outdoor environment, (b) the conservation, management, or use of natural resources and wildlife, (c) the protection or use of surface water and groundwater or (d) the management, manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, release, threatened release, abatement, removal, remediation or handling of, or exposure to, any hazardous or toxic substance or material or (e) pollution (including any release to land, surface water and groundwater) and includes, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 USC 9601 et seq., Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and Hazardous and Solid Waste Amendments of 1984, 42 USC 6901 et seq., Federal Water Pollution Control Act, as amended by the Clean Water Act of 1977, 33 USC 1251 et seq., Clean Air Act of 1966, as amended, 42 USC 7401 et seq., Toxic Substances Control Act of 1976, 15 USC 2601 et seq., Hazardous Materials Transportation Act, 49 USC App. 1801 et seq., Occupational Safety and Health Act of 1970, as amended, 29 USC 651 et seq., Oil Pollution Act of 1990, 33 USC 2701 et seq., Emergency Planning and Community Right-to-Know Act of 1986, 42 USC 11001 et seq., National Environmental Policy Act of 1969, 42 USC 4321 et seq., Safe Drinking Water Act of 1974, as amended, 42 USC 300(f) et seq., any analogous implementing or successor law, and any amendment, rule, regulation, order, or directive issued thereunder.

            "Equity Issuance" means any issuance by a Credit Party to any Person of (a) shares of its Capital Stock, (b) any shares of its Capital Stock pursuant to the exercise of options or warrants or (c) any shares of its Capital Stock pursuant to the conversion of any debt securities to equity.

            "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto, as interpreted by the rules and regulations thereunder, all as the same may be in effect from time to time. References to sections of ERISA shall be construed also to refer to any successor sections.

            "ERISA Affiliate" means an entity, whether or not incorporated, which is under common control with any Credit Party or any of its Subsidiaries within the meaning of Section 4001(a)(14) of ERISA, or is a member of a group which includes any Credit Party or any of its Subsidiaries and which is treated as a single employer under Sections 414(b), (c), (m), or (o) of the Code.

            "Eurodollar", when used in reference to any Loan or Borrowing, refers to a Loan or the Loans comprising such Borrowing which bear(s) interest at a rate determined by reference to the Adjusted LIBO Rate.

            "Event of Default" means any of the events or circumstances specified in Section 7.1.

            "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as amended, modified, succeeded or replaced from time to time.

            "Excluded Taxes" means, with respect to the Administrative Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.19(b)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Credit Agreement (or designates a new lending office) or is attributable to such Foreign Lender's failure to comply with Section 2.17(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.17(a).

            "Existing Letters of Credit" means those Letters of Credit listed on
      Schedule 1.1(b) hereto issued prior to the date hereof by the Lenders identified therein for the account of the Borrower.

            "Extending Lender" has the meaning set forth in Section 2.20(a).

            "Extension of Credit" means, as to any Lender or Issuing Bank, the making of a Loan by such Lender (or a participation therein by a Lender), including a Swingline Loan by the Swingline Lender, or the issuance of a Facility LC by such Issuing Bank or a Modification that constitutes an increase of a Facility LC by such Issuing Bank.

            "Extension Required Lenders" has the meaning set forth in Section 2.20(a).

            "Facility Increase" has the meaning set forth in Section 2.5(a).

            "Facility LC" means (a) each Letter of Credit issued by an Issuing Bank pursuant to Section 2.6 and (b) each Existing Letter of Credit.

            "Facility LC Application" has the meaning set forth in Section
      2.6(a).

            "Facility LC Collateral Account" has the meaning set forth in
      Section 2.6(j).

            "Facility LC Fee" has the meaning set forth in Section 2.12(e).

            "Facility LC Fee Rate" means a rate per annum equal to the Applicable Percentage with respect to Eurodollar Loans in effect from time to time during the term of any Facility LC.

            "Federal Funds Effective Rate" means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

            "Fee Letter" means that certain letter agreement dated as of September 29, 2005 among the Borrower, the Arranger and the Administrative Agent.

            "Foreign Lender" means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

            "Fronting Fee" has the meaning set forth in Section 2.12(f).

            "Fund" means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

            "GAAP" means generally accepted accounting principles in the United States applied on a consistent basis and subject to Section 1.4.

            "Governmental Authority" means any Federal, state, local, provincial or foreign court or governmental agency, authority, instrumentality or regulatory body.

            "Guarantor" means each REIT, each of the Material Subsidiaries of the Borrower and each Additional Credit Party which has executed a Guaranty, including any Supplemental Guaranty, hereunder, together with their successors and assigns.

            "Guaranty" means the guaranty, in substantially the form of Exhibit 1.1(b) hereto, executed by the REITs and the Material Subsidiaries of the Borrower in favor of the Administrative Agent, for the benefit of the Lenders, as any such guaranty may be amended, restated, supplemented or otherwise modified from time to time, including by any Supplemental Guaranty executed by a Guarantor after the Closing Date.

            "Guaranty Obligations" means, with respect to any Person, without duplication, any obligations (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) guaranteeing or intending to guarantee any Indebtedness of any other Person in any manner, whether direct or indirect, and including without limitation any obligation, whether or not contingent, (a) to purchase any such Indebtedness or other obligation or any property constituting security therefore, (b) to advance or provide funds or other support for the payment or purchase of such Indebtedness or obligation or to maintain working capital, solvency or other balance sheet condition of such other Person (including, without limitation, maintenance agreements, comfort letters, take or pay arrangements, put agreements or similar agreements or arrangements) for the benefit of the holder of Indebtedness of such other Person, (c) to lease or purchase property, securities or services primarily for the purpose of assuring the owner of such Indebtedness against loss in respect thereof or (d) to otherwise assure or hold harmless the owner of such Indebtedness or obligation against loss in respect thereof; provided, that a guaranty of Non-Recourse Land Financing shall not be deemed to be a Guaranty Obligation until, and only to the extent that, such Non-Recourse Land Financing ceases to be Non-Recourse Land Financing; and provided further, that a guaranty of performance and other obligations of a joint venture (other than a Payment Guaranty) shall not constitute a Guaranty Obligation unless and until the occurrence of a default in the obligation that is guaranteed. The amount of any Guaranty Obligation hereunder shall (subject to any limitations set forth therein) be deemed to be an amount equal to the outstanding principal amount (or maximum principal amount, if larger) of the Indebtedness in respect of which such Guaranty Obligation is made.

            "Hazardous Materials" means any substance, material or waste defined in or regulated under any Environmental Laws.

            "Hedging Agreements" means any interest rate protection agreements, foreign currency exchange agreements, commodity futures agreements or other interest or exchange rate hedging agreements.

            "Indebtedness" of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily made, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person to the extent of the value of such property (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), (d) all obligations, other than intercompany items, of such Person issued or assumed as the deferred purchase price of property or services purchased by such Person which would appear as liabilities on a balance sheet of such Person, (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed,
      (f) all Guaranty Obligations of such Person, (g) the principal portion of all obligations of such Person under (i) Capital Leases and (ii) any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off balance sheet financing product of such Person where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an operating lease in accordance with GAAP, (h) all net obligations of such Person in respect of Hedging Agreements, (i) all preferred stock issued by such Person and required by the terms thereof to be redeemed, or for which mandatory sinking fund payments are due by a fixed date, (j) the aggregate amount of uncollected accounts receivable of such Person subject at such time to a sale of receivables (or similar transaction) regardless of whether such transaction is effected without recourse to such Person or in a manner that would not be reflected on the balance sheet of such Person in accordance with GAAP, (k) obligations of such Person to reimburse the issuer of a Letter of Credit for amounts that have been paid by such issuer in respect of drawings thereunder, (l) current liabilities of such Person for unfunded vested pensions, (m) all obligations of such Person to repurchase any securities which repurchase obligation is related to the issuance thereof, including, without limitation, obligations commonly known as residual equity appreciation potential shares, and (n) such Person's pro rata share of the "Indebtedness" (i.e., the obligations and liabilities under clauses (a) through (m) above) of any joint venture in which such Person holds an interest.

            "Indemnified Taxes" means Taxes other than Excluded Taxes.

            "Index Rate Swingline Loan" means a Swingline Loan bearing interest at the Adjusted LIBOR Market Index Rate.

            "Intellectual Property" has the meaning set forth in Section 4.19.

            "Intercreditor Agreement" means an Intercreditor and Subordination Agreement among the Administrative Agent, on behalf of the Lenders, certain other creditors, and Asset Seven Corp., Pulte Realty Corporation and any other REITs, as subordinated creditors, substantially in the form of Exhibit 1.1(c).

            "Interest Coverage Ratio" means, as of the end of each fiscal quarter of the Borrower for the twelve month period ending on such date, the ratio of (a) EBITDA for the applicable period to (b) interest incurred by the Credit Parties, whether such interest was expensed, capitalized, paid, accrued or scheduled to be paid or accrued.

            "Interest Election Request" means a request by the Borrower to convert or continue a Revolving Borrowing in accordance with Section 2.8.

            "Interest Payment Date" means (a) with respect to any ABR Loan (other than a Swingline Loan), the last day of each March, June, September and December, (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months' duration, each day prior to the last day of such Interest Period that occurs at intervals of three months' duration after the first day of such Interest Period, and (c) with respect to any Swingline Loan, the day that such Loan is required to be repaid.

            "Interest Period" means, (a) with respect to Eurodollar Loans, a period of one, two, three or six months' duration, as the Borrower may elect, commencing, in each case, on the date of the borrowing (including continuations and conversions thereof) and (b) with respect to

      Index Rate Swingline Loans, a period beginning on the date of advance and ending on the date specified in the applicable Swingline Loan Request, which shall be between one and seven Business Days in duration; provided, however, that (i) if any Interest Period would end on a day which is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day (except that where the next succeeding Business Day falls in the next succeeding calendar month, such Interest Period shall end on the next preceding Business Day), (ii) no Interest Period shall extend beyond the Maturity Date, and (iii) with respect to Eurodollar Loans, where an Interest Period begins on a day for which there is no numerically corresponding day in the calendar month in which the Interest Period is to end, such Interest Period shall end on the last Business Day of such calendar month.

            "Investment" in any Person means (a) the acquisition (whether for cash, property, services, assumption of Indebtedness, securities or otherwise) of assets (other than assets acquired in the ordinary course of business), shares of Capital Stock, bonds, notes, debentures, joint venture, partnership or other ownership interests or other securities of such other Person or (b) any deposit with, or advance, loan or other extension of credit to, such Person (other than deposits made in connection with the purchase of equipment or other assets in the ordinary course of business) or (c) any other capital contribution to or investment in such Person.

            "Issuance Date" means, with respect to a Facility LC, the date on which such Facility LC is issued.

            "Issuing Bank" means each of JPMorgan Chase Bank and such other Lender selected by the Borrower with the approval of the Administrative Agent (which approval shall not be unreasonably withheld), to issue such Facility LC, provided such other Lender consents to act in such capacity. The Lenders that have issued the Existing Facility LCs have been selected and approved as Issuing Banks.

            "JPMorgan Chase Bank" means JPMorgan Chase Bank, N.A. in its individual capacity and its successors and assigns.

            "LC Disbursement" means a payment made by an Issuing Bank pursuant to a Facility LC.

            "LC Exposure" means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Facility LCs at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower, by a Borrowing or otherwise, at such time. The LC Exposure of any Lender at any time shall equal its Pro Rata Share of the total LC Exposure at such time.

            "Lender" means any of the Persons identified as a "Lender" on the signature pages hereto, and any assignee which may become a Lender by way of assignment in accordance with the terms hereof or by Commitment and Acceptance in accordance with the terms hereof, together with their successors and permitted assigns.

            "Letter of Credit" of a Person means a letter of credit or similar instrument which is issued upon the application of such Person or upon which such Person is an account party or for which such Person is in any way liable.

            "LIBO Rate" means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on Telerate Page 3750 (formerly the Dow Jones Market Service) (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the "LIBO Rate" with respect to such Eurodollar Borrowing for such Interest Period shall be the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

            "LIBOR Market Index Rate" means, for any day with respect to an Index Rate Swingline Loan, the applicable British Bankers' Association week LIBOR rate for deposits in U.S. Dollars having a maturity of one week as reported by any generally recognized financial information service as of 11:00 a.m. (London time) on such day, provided that, if no such British Bankers' Association LIBOR rate is available to the Administrative Agent, the applicable LIBOR Market Index Rate shall instead be the rate determined by the Administrative Agent to be the rate at which JPMorgan Chase Bank or one of its Affiliate banks offers to place deposits in U.S. Dollars with first class banks in the London interbank market at approximately 11:00 a.m. (London time) on such day, in the approximate amount of the applicable Index Rate Swingline Loan and having a maturity of one week.

            "Lien" means any mortgage, pledge, hypothecation, assignment, deposit arrangement, security interest, encumbrance, lien (statutory or otherwise), preference, priority or charge of any kind, including, without limitation, any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease in the nature thereof.

            "Loan" or "Loans" means the Revolving Loans and the Swingline Loans (or a portion of any Revolving Loan or Swingline Loan), individually or collectively, as appropriate.

            "Material Adverse Effect" means a material adverse effect on (a) the business, assets, liabilities (actual or contingent), operations, condition (financial or otherwise) or prospects of the Credit Parties taken as a whole, (b) the ability of the Credit Parties taken as a whole to perform their obligations under this Credit Agreement or any of the other Credit Documents, or (c) the validity or enforceability of this Credit Agreement, any of the other Credit Documents, or the rights and remedies of the Lenders hereunder or thereunder taken as a whole.

            "Material Subsidiary" means any Domestic Subsidiary of the Borrower, now owned or hereafter acquired, that has assets with a fair market value of $10,000,000 or greater other than as set forth in clauses (a), (b), (c) and (d) below; provided that in no event may there exist Domestic Subsidiaries of the Borrower (other than the Excluded Subsidiaries) that have assets, in the aggregate, with a fair market value in excess of $50,000,000 that are not Guarantors hereunder. For purposes of this definition, the following Subsidiaries (collectively, the

      "Excluded Subsidiaries") shall not be considered Material Subsidiaries:
      (a) Pulte Mortgage LLC; (b) First Heights Holdings Corp.; (c) North American Builders Indemnity Company; (d) Subsidiaries the investment in which was made as permitted by clause (f) of the definition of Permitted Investments; (e) any Subsidiary formed for the specific purpose of (i) acquiring mortgages or other assets from a Credit Party, for cash or Cash Equivalents and at a value which is comparable to that which would be obtained for such assets on an arm's length transaction and (ii) entering into a securitization program (or similar transaction or series of transactions) with respect to the acquired assets; provided that the sole recourse of such Subsidiary's creditors is the assets of such Subsidiary or another Person that is not a Credit Party; and (f) a Domestic Subsidiary whose sole asset is the ownership of a foreign entity or assets of a foreign entity; provided that the investment in any such Subsidiary subsequent to the Closing Date must be a Permitted Investment.

            "Maturity Date" means October 30, 2010, as such date may be extended in accordance with the terms of Section 2.20 (other than with respect to the Commitments and Loans of any Refusing Lender, in which case the applicable Maturity Date for such Commitments and Loans shall be the RL Maturity Date).

            "Maximum Commitment Limit" means Two Billion Two Hundred Fifty Million Dollars ($2,250,000,000), less the amount of any reductions of the Aggregate Commitment effected pursuant to Section 2.9(b).

            "Modify" and "Modification" are defined in Section 2.6(a).

            "Moody's" means Moody's Investors Service, Inc., or any successor or assignee of the business of such company in the business of rating securities.

            "Mortgage Banking Subsidiaries" means Pulte Mortgage LLC and any other Subsidiary of the Borrower engaged primarily in the mortgage banking business.

            "Multiemployer Plan" means a Plan covered by Title IV of ERISA which is a multiemployer plan as defined in Section 3(37) or 4001(a)(3) of ERISA.

            "Multiple Employer Plan" means a Plan covered by Title IV of ERISA, other than a Multiemployer Plan, with respect to which any Credit Party or any of its Subsidiaries or any ERISA Affiliate and at least one employer other than a Credit Party or any of its Subsidiaries or any ERISA Affiliate are contributing sponsors.

            "Net Income" means, with respect to any Person for any period, the net income after taxes of such Person for such period, as determined in accordance with GAAP.

            "New Lender" means a Lender or an assignee, in each case approved by the Borrower and the Administrative Agent, that agrees to become a Lender, or to increase its Commitment, pursuant to Section 2.5.

            "Non-Recourse Land Financing" means any Indebtedness of any Credit Party for which the owner of such Indebtedness has no recourse, directly or indirectly, to a Credit Party for the principal of, premium, if any, and interest on such Indebtedness, and for which a Credit Party is not, directly or indirectly, obligated or otherwise liable for the principal of, premium, if any, and interest on such Indebtedness, except pursuant to mortgages, deeds of trust or other security interests or other recourse obligations or liabilities in respect of specific land or other real property interests of a Credit Party; provided that recourse obligations or liabilities of a Credit Party solely for indemnities, covenants or breach of warranty, representation or covenant in respect of any Indebtedness will not prevent Indebtedness from being classified as Non-Recourse Land Financing.

            "Note" or "Notes" means the Revolving Notes and the Swingline Note, individually or collectively, as appropriate.

            "Original Credit Agreement" has the meaning set forth in the Recitals to this Credit Agreement.

            "Other Taxes" means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Credit Agreement.

            "Participant" has the meaning set forth in Section 9.4.

            "Participation Interest" means the Extension of Credit by a Lender by way of a participation in a Loan or Loans pursuant to Section 2.4(c) or
      Section 2.18(c).

            "Payment Guaranty" means, with respect to any Person, such Person's guaranty of the obligations of a joint venture to make principal payments of its Indebtedness, whether regularly scheduled or payable upon maturity by acceleration or otherwise, but shall not include a guaranty in which the payment obligations are limited to principal payments of the joint venture's Indebtedness required to be made solely to cure the joint venture's failure to maintain or satisfy a specified loan-to-value ratio or other financial covenant or condition with respect to the collateral that secures such Indebtedness of the joint venture.

            "PBGC" means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA and any successor thereto.

            "Permitted Holder" means (i) William J. Pulte, (ii) any of his Affiliates, parents, spouse, descendants and spouses of descendants or
      (iii) any trusts or other entities controlled by Mr. Pulte and his respective estates, heirs, administrators or personal representatives.

            "Permitted Investments" means Investments which are (a) cash or Cash Equivalents, (b) accounts receivable created, acquired or made in the ordinary course of business and payable or dischargeable in accordance with customary trade terms, (c) inventory, raw materials and general intangibles acquired in the ordinary course of business, (d) Investments by a Credit Party in another Credit Party, (e) loans to directors, officers, employees, agents, customers or suppliers in the ordinary course of business, including the financing to purchasers of homes and other residential properties from a Credit Party, not to exceed, in the aggregate, $10,000,000 at any one time, (f) Investments in international home building and related ventures (whether in joint ventures or otherwise) not to exceed $200,000,000 during the term of this Credit Agreement, (g) Investments in Mortgage Banking Subsidiaries in an amount not to exceed at any one time the sum of (i) $155,000,000 plus
      (ii) amounts (net of applicable taxes) received by the Credit Parties from any Mortgage Banking Subsidiaries, as a dividend, subsequent to the Closing Date, (h) acquisitions of mortgages from any Mortgage Banking Subsidiaries at market or better than market terms for similar types of loans, (i) Investments in Capital Expenditures, (j) Investments in First Heights Holding Corp. and North America Builders Indemnity Company, or (k) other Investments not included under clauses (a) through (j) above (including Investments in joint ventures) which do not, in the aggregate, exceed 25% of Tangible Net Worth at any one time.

            "Permitted Liens" means (a) Liens securing Credit Party Obligations;
      (b) Liens for taxes not yet due or due but not yet delinquent or Liens for taxes being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established (and as to which the property subject to any such Lien is not yet subject to foreclosure, sale or loss on account thereof); (c) Liens in respect of property imposed by law arising in the ordinary course of business such as materialmen's, mechanics', warehousemen's, carrier's, landlords' and other nonconsensual statutory Liens which are not yet due and payable or which are being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established (and as to which the property subject to any such Lien is not yet subject to foreclosure, sale or loss on account thereof); (d) pledges or deposits made in the ordinary course of business to secure payment of worker's compensation insurance, unemployment insurance, pensions or social security programs; (e) Liens arising from good faith deposits in connection with or to secure performance of tenders, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations incurred in the ordinary course of business (other than obligations in respect of the payment of borrowed money); (f) Liens arising from good faith deposits in connection with or to secure performance of statutory obligations and surety and appeal bonds; (g) easements, rights-of-way, restrictions (including zoning restrictions), matters of plat, minor defects or irregularities in title and other similar charges or encumbrances not, in any material respect, impairing the use of the encumbered property for its intended purposes; (h) judgment Liens that would not constitute an Event of Default; (i) Liens in connection with Capital Leases and Liens securing Indebtedness permitted by Section 6.1(g) and (i); (j) Liens arising by virtue of any statutory or common law provision relating to banker's liens, rights of setoff or similar rights as to deposit accounts or other funds maintained with a creditor depository institution; (k) Liens existing on the Closing Date and identified on Schedule 1.1(c); (l) mortgage Liens granted to secure Indebtedness of a Credit Party to a REIT that is permitted under Section 6.1(h), so long as such mortgage Liens are unrecorded and unperfected; and
      (m) Liens granted to secure any Indebtedness permitted by Section 6.1(b); provided that (i) no such Lien shall extend to any property other than the property subject thereto on the Closing Date and (ii) the principal amount of the Indebtedness secured by such Liens shall not be increased from that existing as of the Closing Date (as such Indebtedness has been amortized subsequent to the Closing Date).

            "Person" means any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise (whether or not incorporated), or any Governmental Authority.

            "Plan" means any employee benefit plan (as defined in Section 3(3) of ERISA) which is covered by ERISA and with respect to which any Credit Party or any of its Subsidiaries or any ERISA Affiliate is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an "employer" within the meaning of Section 3(5) of ERISA.

            "Prime Rate" means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

            "Pro Rata Share" means, as to any Lender at any time, the ratio of
      (a) such Lender's Commitment to (b) the Aggregate Commitment, as such percentage may be increased, reduced or modified at any time or from time to time pursuant to the terms hereof.

            "Qualified Subordinated Debt" means Subordinated Debt issued by the Credit Parties, which (i) matures on or after the first anniversary of the Maturity Date (and reduced, for purposes of this definition, by any principal amortization payments of such Subordinated Debt payable prior to the Maturity Date) and (ii) is in an aggregate amount not to exceed $300,000,000.

            "Quarterly Payment Date" has the meaning set forth in Section
      2.12(e).

            "Real Properties" means such real properties as the Credit Parties may own or lease (as lessee or sublessee) from third parties from time to time.

            "Refusing Lender" has the meaning set forth in Section 2.20(a).

            "Register" has the meaning set forth in Section 9.4.

            "Regulation A, D, O, T, U, or X" means Regulation A, D, O, T, U or X, respectively, of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

            "Reimbursement Obligations" means, at any time, the aggregate of all obligations of the Borrower then outstanding under Section 2.6(e) to reimburse the Issuing Banks for amounts paid by the Issuing Banks in respect of any one or more drawings under Facility LCs.

            "REIT" means Asset Seven Corp., Pulte Realty Corporation and any other Subsidiary of the Borrower that properly elects to be taxed as a real estate investment trust under Section 856(c) of the Code.

            "Related Parties" means, with respect to any specified Person, such Person's Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person's Affiliates.

            "Reportable Event" means a "reportable event" as defined in Section 4043 of ERISA with respect to which the notice requirements to the PBGC have not been waived.

            "Required Lenders" means Lenders whose aggregate Revolving Credit Exposure (as hereinafter defined) constitutes at least 66-2/3% of the Revolving Credit Exposure of all Lenders at such time; provided, however, that if any Lender shall be a Defaulting Lender at such time then there shall be excluded from the determination of Required Lenders the aggregate principal amount of the Revolving Credit Exposure of such Lender at such time.

            "Requirement of Law" means, as to any Person, the articles or certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or final, non-appealable determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or to which any of its material property is subject.

            "Revolving Credit Exposure" means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender's Revolving Loans and its LC Exposure and Swingline Exposure at such time.

            "Revolving Loan" means a Loan made to the Borrower by the Lenders pursuant to Section 2.1.

            "Revolving Note" or "Revolving Notes" means the promissory notes of the Borrower in favor of each of the Lenders evidencing the Revolving Loans provided pursuant to Section 2.1, individually or collectively, as appropriate, as such promissory notes may be amended, modified, supplemented, extended, renewed or replaced from time to time and as evidenced in the form of Exhibit 2.10(e).

            "RL Maturity Date" has the meaning set forth in Section 2.20(a).

            "S&P" means Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, or any successor or assignee of the business of such division in the business of rating securities.

            "Sale and Leaseback Transaction" means a sale or transfer made by a Credit Party (except a sale or transfer made from one Credit Party to another Credit Party) of any property which is either (a) a manufacturing plant, warehouse, office building or model home whose book value constitutes 1% or more of Consolidated Net Tangible Assets as of the date of determination or (b) any property which is not a manufacturing plant, warehouse, office building or model home whose book value constitutes 5% or more of Consolidated Net Tangible Assets as of the date of determination, if such sale or transfer is made with the intention of leasing, or as part of an arrangement involving the lease of, such property to the Borrower or a Material Subsidiary.

            "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

            "Senior Debt Rating" means, at any date, the second highest of the ratings of the Borrower's long-term unsecured senior debt by Moody's, S&P and Fitch. If at any time neither Moody's nor S&P issues a rating of the Borrower's long-term unsecured senior debt, no Senior Debt Rating shall exist.

            "Single Employer Plan" means any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

            "Solvent" means, with respect to each Credit Party as of a particular date, that on such date (a) such Credit Party is able to pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (b) such Credit Party does not intend to, and does not believe that it will, incur debts or liabilities beyond such Credit Party's ability to pay as such debts and liabilities mature in their ordinary course, (c) such Credit Party is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Credit Party's assets would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Credit Party is engaged or is to engage, (d) the fair value of the assets of such Credit Party is greater than the total amount of liabilities (excluding (i) Letters of Credit and surety bonds issued in the normal course of business in connection with such Credit Party's development activities and (ii) intercompany indebtedness owed to other Credit Parties), including, without limitation, contingent liabilities of such Credit Party and (e) the present fair saleable value of the assets of such Credit Party is not less than the amount that will be required to pay the probable liability of such Credit Party on its debts as they become absolute and matured. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

            "Statutory Reserve Rate" means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject (a) with respect to the Base CD Rate, for new negotiable nonpersonal time deposits in dollars of over $100,000 with maturities approximately equal to three months and (b) with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

            "Subordinated Debt" means any Indebtedness incurred by a Credit Party that is subordinated in full to the Credit Party Obligations on subordination terms acceptable to the Administrative Agent.

            "Subsidiary" means, as to any Person, (a) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time, any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries and (b) any partnership, association, joint venture, limited liability company or other entity in which such person directly or indirectly through Subsidiaries has more than a 50% equity interest at any time.

            "Supplemental Guaranty" means any Supplemental Guaranty (in the form of Exhibit A to the form of Guaranty attached hereto as Exhibit 1.2) executed and delivered by a REIT or a Material Subsidiary of the Borrower after the Closing Date.

            "Swingline Commitment" means, with respect to the Swingline Lender, the commitment of the Swingline Lender to make Swingline Loans available to the Borrower in the principal amount of up to Fifty Million Dollars ($50,000,000).

            "Swingline Exposure" means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be its Pro Rata Share of the total Swingline Exposure at such time.

            "Swingline Lender" means JPMorgan Chase Bank.

            "Swingline Loan Request" means a request by the Borrower for a Swingline Loan pursuant to and in accordance with Section 2.4(b).

            "Swingline Loans" means the loans made by the Swingline Lender pursuant to Section 2.4.

            "Swingline Note" means the promissory note of the Borrower in favor of the Swingline Lender in the form of Exhibit 2.4(e) evidencing the Swingline Loans, as such promissory note may be amended, modified, supplemented, extended, renewed or replaced from time to time.

            "Tangible Net Worth" means, as of any date, shareholders' equity or net worth of the Borrower, as determined in accordance with GAAP minus (i) intangibles (as determined in accordance with GAAP) and (ii) Investments described in clause (f) of the definition of Permitted Investments.

            "Taxes" means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

            "Termination Event" means (a) with respect to any Plan, the occurrence of a Reportable Event or the substantial cessation of operations (within the meaning of Section 4062(e) of ERISA); (b) the withdrawal of any Credit Party or any of its Subsidiaries or any ERISA Affiliate from a Multiple Employer Plan during a plan year in which it was a substantial employer (as such term is defined in Section 4001(a)(2) of ERISA), or the termination of a Multiple Employer Plan; (c) the distribution of a notice of intent to terminate or the actual termination of a Plan pursuant to Section 4041(a)(2) or 4041A of ERISA; (d) the institution of proceedings to terminate or the actual termination of a Plan by the PBGC under Section 4042 of ERISA; (e) any event or condition which might reasonably constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (f) the complete or partial withdrawal of any Credit Party or any of its Subsidiaries or any

      ERISA Affiliate from a Multiemployer Plan; or (g) the adoption of an amendment to any Plan requiring the provision of security to such Plan pursuant to Section 307 of ERISA.

            "Three-Month Secondary CD Rate" means, for any day, the secondary market rate for three-month certificates of deposit reported as being in effect on such day (or, if such day is not a Business Day, the next preceding Business Day) by the Board through the public information telephone line of the Federal Reserve Bank of New York (which rate will, under the current practices of the Board, be published in Federal Reserve Statistical Release H.15(519) during the week following such day) or, if such rate is not so reported on such day or such next preceding Business Day, the average of the secondary market quotations for three-month certificates of deposit of major money center banks in New York City received at approximately 10:00 a.m. on such day (or, if such day is not a Business Day, on the next preceding Business Day) by the Administrative Agent from three negotiable certificate of deposit dealers of recognized standing selected by it.

            "Type", when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

            "Unused Aggregate Commitment" means, for any period beginning on or after the Closing Date and ending on or before the Maturity Date, the daily average for such period of the amount by which (a) the Aggregate Commitment exceeds (b) the aggregate Revolving Credit Exposure of all Lenders.

            "Upfront Fees" means the fees payable to the Lenders pursuant to
      Section 2.12(d).

            "Voting Stock" of a corporation means all classes of the Capital Stock of such corporation then outstanding and normally entitled to vote in the election of directors.

      1.2 CLASSIFICATION OF LOANS AND BORROWINGS. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a "Revolving Loan" or "Swingline Loan") or by Type (e.g., a "Eurodollar Loan") or by Class and Type (e.g., a "Eurodollar Revolving Loan" or "ABR Swingline Loan"). Borrowings also may be classified and referred to by Class (e.g., a "Revolving Borrowing") or by Type (e.g., a "Eurodollar Borrowing") or by Class and Type (e.g., a "Eurodollar Revolving Borrowing").

      1.3 COMPUTATION OF TIME PERIODS AND OTHER DEFINITIONAL PROVISIONS.

      For purposes of computation of periods of time hereunder, the word "from" means "from and including" and the words "to" and "until" each mean "to but excluding." References in this Credit Agreement to "Articles", "Sections", "Schedules" or "Exhibits" shall be to Articles, Sections, Schedules or Exhibits of or to this Credit Agreement unless otherwise specifically provided.

      1.4 ACCOUNTING TERMS.

      Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Lenders hereunder shall be prepared, in accordance with GAAP applied on a consistent basis. All calculations made for the purposes of determining compliance with this Credit Agreement shall (except as otherwise expressly provided herein) be made by application of GAAP applied on a basis consistent with the most recent annual or quarterly financial statements delivered pursuant to Section 5.1 (or, prior to the delivery of the first financial statements pursuant to Section 5.1, consistent with the financial statements described in Section 3.1(a)); provided, however, if (a) the Borrower shall object to determining such compliance on such basis at the time of delivery of such financial statements due to any change in GAAP or the rules promulgated with respect thereto or (b) the Administrative Agent or the Required Lenders shall so object in writing within 30 days after delivery of such financial statements, then such calculations shall be made on a basis consistent with GAAP as in effect as of the date of the most recent financial statements delivered by the Borrower to the Lenders to which no such objection shall have been made.

      1.5 TIME.

      All references to time herein shall be references to Eastern Standard Time or Eastern Daylight Savings Time, as the case may be, unless specified otherwise.

                                   ARTICLE II

                                CREDIT FACILITIES

      2.1 COMMITMENTS. Subject to the terms and conditions set forth herein, each Lender agrees to make Revolving Loans to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in such Lender's Revolving Credit Exposure exceeding such Lender's Commitment. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans.

      2.2 LOANS AND BORROWINGS.

            (a) Each Revolving Loan shall be made as part of a Borrowing consisting of Revolving Loans made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender's failure to make Loans as required.

            (b) Subject to Section 2.14, each Revolving Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith. Each Swingline Loan shall be an ABR Loan or an Index Rate Swingline Loan. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Credit Agreement.

            (c) At the commencement of each Interest Period for any Eurodollar Revolving Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of

      $1,000,000 and not less than $5,000,000. At the time that each ABR Revolving Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $1,000,000; provided that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.6(e). Revolving Borrowings of more than one Type may be outstanding at the same time; provided, that there shall not at an time be more than a total of fifteen (15) Eurodollar Revolving Borrowings outstanding.

            (d) Notwithstanding any other provision of this Credit Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date or, if requested prior to an RL Maturity Date, would end after such RL Maturity Date.

      2.3 REQUESTS FOR REVOLVING BORROWINGS. To request a Revolving Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone
(a) in the case of a Eurodollar Borrowing, not later than noon three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than noon on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.2:

            (i) the aggregate amount of the requested Borrowing;

            (ii) the date of such Borrowing, which shall be a Business Day;

            (iii) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

            (iv) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term "Interest Period"; and

            (v) the location and number of the Borrower's account to which funds are to be disbursed, which shall comply with the requirements of
            Section 2.7.

If no election as to the Type of Revolving Borrowing is specified, then the requested Revolving Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Revolving Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month's duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender's Loan to be made as part of the requested Borrowing.

      2.4 SWINGLINE LOANS SUBFACILITY.

            (a) Swingline Loans. The Swingline Lender hereby agrees, on the terms and subject to the conditions set forth herein and in the other Credit Documents, to make revolving loans to the Borrower, in Dollars, at any time and from time to time during the Availability Period (each such loan, a "Swingline Loan" and collectively, the "Swingline Loans"); provided that (i) the aggregate principal amount of the Swingline Loans outstanding at any one time shall not exceed the Swingline Commitment, and
      (ii) the aggregate Revolving Credit Exposure of all Lenders shall not exceed the Aggregate Commitment. Prior to the Maturity Date, Swingline Loans may be repaid and reborrowed by the Borrower in accordance with the provisions hereof.

            (b) Method of Borrowing and Funding Swingline Loans. By no later than 2:00 p.m. on the date of the requested borrowing of Swingline Loans, the Borrower shall provide telephonic notice to the Swingline Lender, followed promptly by a written Swingline Loan Request (which may be submitted via telecopy), each of such telephonic notice and such written Swingline Loan Request setting forth (i) the amount of the requested Swingline Loan (which shall not be less than $100,000 and in integral multiples of $50,000 in excess thereof), (ii) the date of the requested Swingline Loan, (iii) certification that the Borrower has complied in all respects with Section 3.2 and, to the extent that the Swingline Loan requested is the initial Extension of Credit, Section 3.1 and (iv) whether such Swingline Loan is to be an ABR Loan or an Index Rate Swingline Loan and, if such Swingline Loan is to be an Index Rate Swingline Loan, the applicable Interest Period. If the Borrower has requested an Index Rate Swingline Loan, the Swingline Lender shall provide to the Borrower no later than 2:30 p.m. on the date of such request the Adjusted LIBOR Market Index Rate. The Borrower shall notify the Swingline Lender by 3:00 p.m. on such date whether it wishes to accept the Adjusted LIBOR Market Index Rate. Failure of the Borrower to timely accept the Adjusted LIBOR Market Index Rate shall make the request for the Adjusted LIBOR Market Index Rate void, and such Swingline Loan shall be made as an ABR Loan. The Swingline Lender shall initiate the transfer of funds representing the Swingline Loan advance to the Borrower by 4:00 p.m. on the Business Day of the requested borrowing.

            (c) Repayment and Participations of Swingline Loans. The Borrower agrees to repay all ABR Swingline Loans within one Business Day of demand therefor by the Swingline Lender and all Swingline Loans that are Index Rate Swingline Loans at the end of the applicable Interest Period; provided that each Swingline Loan shall be repaid within seven Business Days from the date of advance but not later than the Maturity Date. Each repayment of a Swingline Loan may be accomplished by requesting Revolving Loans, which request is not subject to the conditions set forth in Section
      3.2. In the event that the Borrower shall fail to timely repay any Swingline Loan, and in any event upon (i) the request of the Swingline Lender, (ii) the occurrence of an Event of Default described in Section 7.1(f) or (iii) the acceleration of any Loan or termination of any Commitment pursuant to Section 7.2, each other Lender shall irrevocably and unconditionally purchase from the Swingline Lender, without recourse or warranty, an undivided interest and participation in such Swingline Loan in an amount equal to such other Lender's Pro Rata Share thereof, by directly purchasing a participation in such Swingline Loan in such amount (regardless of whether the conditions precedent thereto set forth in Section 3.2 hereof are then satisfied (provided the Swingline Lender believed in good faith that the conditions precedent set forth in Section
      3.2 were satisfied at the time of funding of such Swingline Loan), whether or not the Borrower has submitted a Borrowing Request and whether or not the Commitments are then in effect, any Event of Default exists or all the Loans have been accelerated) and paying the proceeds thereof to the Swingline Lender at its address specified in or pursuant to Section 9.1, in Dollars and in immediately available funds. If such amount is not in fact made available to the Swingline Lender by any Lender, the Swingline Lender shall be entitled to recover such amount on demand from such Lender, together with accrued interest thereon (to the extent the Borrower fails to pay accrued interest with respect to such amount) for each day from the date of demand thereof, at the Federal Funds Effective Rate. If such Lender does not pay such amount forthwith upon the Swingline Lender's demand therefore, and until such time as such Lender makes the required payment, the Swingline Lender shall be deemed to continue to have outstanding Swingline Loans in the amount of such unpaid participation obligation for all purposes of the Credit Documents other than those provisions requiring the other Lenders to purchase a participation therein. Further, such Lender shall be deemed to have assigned any and all payments made of principal and interest on its Loans, and any other amounts due to it hereunder to the Swingline Lender to fund Swingline Loans in the amount of the participation in Swingline Loans that such Lender failed to purchase pursuant to this
      Section 2.4(c) until such amount has been purchased (as a result of such assignment or otherwise). On the date the Lenders are required to purchase participations in outstanding Swingline Loans pursuant to this Section 2.4(c), the outstanding principal amount, including the Swingline Lender's Pro Rata Share, of such Swingline Loans shall be deemed to be an ABR Revolving Loan.

            (d) Interest on Swingline Loans. Subject to the provisions of
      Section 2.13, each Swingline Loan shall bear interest at a per annum rate equal to the Alternate Base Rate or the Adjusted LIBOR Market Index Rate, as applicable.

            (e) Swingline Note. The Swingline Loans shall be evidenced by a duly executed promissory note of the Borrower to the Swingline Lender in the original principal amount of the Swingline Commitment and in substantially the form of Exhibit 2.4(e).

      2.5 INCREASE OF AGGREGATE COMMITMENT.

            (a) Request for Increase. The Borrower may, at any time and from time to time, request, by notice to the Administrative Agent, the Administrative Agent's approval of an increase of the Aggregate Commitment ("Facility Increase"), within the limitations hereafter described, which request shall set forth the amount of each such requested Facility Increase. The Administrative Agent's approval of such request shall not be unreasonably withheld. Within twenty (20) days of such request, the Administrative Agent shall advise the Borrower of its approval or disapproval of such request; failure to so advise the Borrower shall constitute approval. If the Administrative Agent approves any such Facility Increase, then the Aggregate Commitment may be so increased (up to the amount of such approved Facility Increase, in the aggregate) by having one or more New Lenders increase the amount of their then existing Commitments or become Lenders with a new Commitment hereunder, subject to and in accordance with the provisions of this Section 2.5. Any Facility Increase shall be subject to the following limitations and conditions: (A) any increase (in the aggregate) in the Aggregate Commitment and the amount (in the aggregate) of any new Commitment of any New Lender or the amount (in the aggregate) of any increase in the Commitment of any New Lender, shall (unless otherwise agreed by the Borrower and the Administrative Agent) not be less than

      $5,000,000 (and shall be in integral multiples of $1,000,000 if in excess thereof); (B) no Facility Increase shall increase the Aggregate Commitment to an amount in excess of the Maximum Commitment Limit; (C) the Borrower and each New Lender shall have executed and delivered a commitment and acceptance (the "Commitment and Acceptance") substantially in the form of
      Exhibit 2.5 hereto, and the Administrative Agent shall have accepted and executed the same; (D) the Borrower shall have executed and delivered to the Administrative Agent such Revolving Notes as the Administrative Agent shall require to effect such Facility Increase; (E) the Borrower shall have delivered to the Administrative Agent opinions of counsel (substantially similar to the forms of opinions delivered pursuant to Section 3.1(c), modified to apply to the Facility Increase and each Revolving Note and Commitment and Acceptance executed and delivered in connection therewith); (F) the Guarantors shall in writing have consented to the Facility Increase and have agreed that their Guaranties continue in full force and effect and also apply to the Facility Increase; and (G) the Borrower and each New Lender shall otherwise have executed and delivered such other instruments and documents as the Administrative Agent shall have reasonably requested in connection with such Facility Increase. The form and substance of the documents required under clauses (A) through (G) above shall be reasonably acceptable to the Administrative Agent. The Administrative Agent shall provide written notice to all of the Lenders hereunder of any Facility Increase.

            (b) Loans by New Lenders. Upon the effective date of any Facility Increase pursuant to the provisions hereof, which effective date shall be mutually agreed upon by the Borrower, each New Lender and the Administrative Agent, the Borrower shall repay all outstanding ABR Loans and reborrow an ABR Loan in a like amount from the Lenders (including the New Lenders), but such New Lenders shall not participate in any then outstanding Eurodollar Loan. If the Borrower shall at any time on or after such effective date convert or continue any Eurodollar Loan that was outstanding on such effective date, the Borrower shall be deemed to repay such Eurodollar Loan on the date of the conversion or continuation thereof and then to reborrow as a new Revolving Loan a like amount on such date so that each New Lender shall advance on such date the amount of its Pro Rata Share of such Revolving Loan. Such New Lender shall make its Pro Rata Share of all Revolving Loans made on or after such effective date and shall otherwise have all of the rights and obligations of a Lender hereunder on and after such effective date. To the extent any Eurodollar Loan is converted or continued after the effective date of an increase in the Aggregate Commitment and prior to the date on which such New Lender holds its Pro Rata Share of all Revolving Loans, the amount funded by such New Lender as its Pro Rata Share of such converted or continued Loan shall be paid ratably to the other Lenders such that all Lenders (including the New Lender) hold their Pro Rata Share of such converted or continued Loan. Notwithstanding the foregoing, upon the occurrence of an Event of Default prior to the date on which such New Lender is holding its Pro Rata Share of all outstanding Revolving Loans, such New Lender shall immediately (but not prior to such effective date) pay to the Administrative Agent (for the account of the other Lenders, to which the Administrative Agent shall pay their ratable shares thereof upon receipt) a sum equal to such New Lender's Pro Rata Share of each outstanding Eurodollar Loan with respect to which such New Lender does not then hold its Pro Rata Share; such payment by such New Lender shall constitute an ABR Loan by such New Lender hereunder.

            (c) New Lenders' Participation in Facility LCs. Upon the effective date of any increase in the Aggregate Commitment in accordance with the provisions of Section 2.5(b), each New Lender shall also be deemed to have irrevocably and unconditionally purchased and received, without recourse or warranty, from the Lenders party to this Credit Agreement immediately prior to the effective date of such increase, an undivided interest and participation in all Facility LCs and Reimbursement Obligations (if any) then outstanding, ratably, such that each Lender (including each New Lender) holds a participation interest in each Facility LC and all Reimbursement Obligations (if any) in proportion to the ratio that such Lender's Commitment (upon the effective date of such increase in the Aggregate Commitment) bears to the Aggregate Commitment as so increased.

            (d) No Obligation to Increase Commitment. Nothing contained herein shall constitute, or otherwise be deemed to be, a commitment or agreement on the part of the Borrower or the Administrative Agent to give or grant any Lender the right to increase any Commitment hereunder at any time or a commitment or agreement on the part of any Lender to increase its Commitment hereunder at any time, and no Commitment of a Lender shall be increased without its prior written approval.

      2.6 FACILITY LCS.

            (a) General. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Facility LCs for its own account, or may request an Issuing Bank to renew, extend, increase, decrease or otherwise modify a Facility LC ("Modify," and each such action, a "Modification"), in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time not later than five (5) Business Days prior to the Maturity Date. Each Facility LC shall be issued in Dollar amounts. In the event of any inconsistency between the terms and conditions of this Credit Agreement and the terms and conditions of any form of any application for a Facility LC or other agreement submitted by the Borrower to, or entered into by the Borrower with, the Issuing Bank relating to any Facility LC (each, a "Facility LC Application"), the terms and conditions of this Credit Agreement shall control.

            (b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Facility LC (or a Modification of an outstanding Facility LC), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank (reasonably in advance of the requested date of issuance or Modification) a notice requesting the issuance of a Facility LC, or identifying the Facility LC to be Modified, and specifying the date of issuance or Modification (which shall be a Business Day), the date on which such Facility LC is to expire (which shall comply with paragraph (c) of this Section), the amount of such Facility LC, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Facility LC. If requested by the Issuing Bank, the Borrower also shall submit a Facility LC Application on the Issuing Bank's standard form in connection with any request for a Facility LC. A Facility LC shall be issued or Modified only if (and upon issuance or Modification of each Facility LC the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance or Modification (i) the LC Exposure shall not exceed the Aggregate LC Commitment and (ii) the aggregate

      Revolving Credit Exposure of all Lenders shall not exceed the Aggregate Commitment. Upon receipt of a request for issuance (or increase) of a Facility LC, the Issuing Bank shall promptly (and in any event prior to the issuance (or increase) of such Facility LC) notify the Administrative Agent thereof, which notice may be given by fax or e-mail. The issuance or Modification by an Issuing Bank of any Facility LC shall, in addition to the conditions precedent set forth in Section 3.2 (the satisfaction of which the Issuing Bank shall have no duty to ascertain), be subject to the conditions precedent that the Issuing Bank shall have received confirmation (which may be given by fax or e-mail) from the Administrative Agent that the issuance (or Modification) of such Facility LC is in compliance with the limitations set forth above in this Section 2.6(b), which notice shall be given promptly by the Administrative Agent. Promptly following the Administrative Agent's receipt of notice of the issuance or Modification of a Facility LC, the Administrative Agent shall notify the Lenders, which notice may be by fax or e-mail.

            (c) Expiration Date. Each Facility LC shall expire not later than five Business Days prior to the Maturity Date.

            (d) Participations. By the issuance of a Facility LC (or Modification to a Facility LC increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from the Issuing Bank, a participation in such Facility LC (including, as of the Effective Date, each Existing Letter of Credit) equal to such Lender's Pro Rata Share of the aggregate amount available to be drawn under such Facility LC. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender's Pro Rata Share of each LC Disbursement made by the Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Facility LCs is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any Modification of any Facility LC or the occurrence and continuance of a Default or Event of Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

            (e) Reimbursement. If the Issuing Bank shall make any LC Disbursement in respect of a Facility LC, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 1:00 p.m. on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m. on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 1:00 p.m. on (i) the Business Day that the Borrower receives such notice, if such notice is received prior to 10:00 a.m. on the day of receipt, or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.3 or 2.4 that such payment be financed with an ABR Revolving Borrowing or Swingline Loan in an equivalent amount and, to the extent so financed, the Borrower's obligation to make such payment shall be satisfied by the resulting ABR Revolving

      Borrowing or Swingline Loan; and provided further, that, if such payment is so financed, the time by which the Borrower is obligated to make such payment shall be deferred to the time at which the ABR Revolving Borrowing or Swingline Loan made to finance such payment is advanced. If the Borrower fails to make such payment or satisfy the reimbursement obligation by an ABR Revolving Borrowing or Swingline Loan as aforesaid when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender's Applicable Percentage thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.7 with respect to Loans made by such Lender (and Section 2.7 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

            (f) Obligations Absolute. The Borrower's obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Credit Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Facility LC or this Credit Agreement, or any term or provision therein, (ii) any draft or other document presented under a Facility LC proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Facility LC against presentation of a draft or other document that does not comply with the terms of such Facility LC, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower's obligations hereunder. Neither the Administrative Agent, the Lenders nor the Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Facility LC or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Facility LC (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Bank's failure to exercise care when determining whether drafts and other documents presented under a Facility LC comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or wilful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Facility LC, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Facility LC.

            (g) Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Facility LC. The Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Lenders with respect to any such LC Disbursement.

            (h) Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.13(d) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.

            (i) Reports; Quarterly Statements. Each Issuing Bank shall, no later than the third (3rd) Business Day following the last day of each month, provide to the Administrative Agent a schedule of Facility LCs issued by it, in form and substance reasonably satisfactory to the Administrative Agent, showing the Issuance Date, account party, original face amount (if any) paid thereunder, expiration date and the reference number of each Facility LC outstanding at any time during each month (and whether such Facility LC is a performance Facility LC or financial Facility LC) and the aggregate amount (if any) payable by the Borrower to such Issuing Bank during the month pursuant to Sections 2.16 and 2.17. Copies of such reports shall be provided promptly to each Lender and the Borrower by the Administrative Agent. The Administrative Agent shall, with reasonable promptness following receipt from all Issuing Banks of the reports provided for in this paragraph (i) for the months of March, June, September and December, respectively, deliver to the Borrower a quarterly statement of the Facility LC Fees and Fronting Fees then due and payable.

            (j) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposure representing greater than 66-2/3% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this subsection, or if required pursuant to
      Section 2.20(a), the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders (the "Facility LC Collateral Account"), an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon (or, in the case of a deposit required pursuant to Section 2.20(a), the amount required to be deposited thereunder); provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in Section 7.1(f). Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Credit Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over the Facility LC Collateral Account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower's risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such Facility LC Collateral Account. Moneys in such Facility LC Collateral Account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the Reimbursement Obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposure representing greater than 66-2/3% of the total LC Exposure), be applied to satisfy other obligations of the Borrower under this Credit Agreement. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived. If the Borrower is required to provide an amount of cash collateral pursuant to Section 2.20(a), such amount shall be returned to the Borrower from time to time to the extent the amount deposited shall exceed the LC Exposure.

      2.7 FUNDING OF BORROWINGS.

            (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 2:00 p.m. to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided that Swingline Loans shall be made as provided in Section 2.4. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent in New York City and designated by the Borrower in the applicable Borrowing Request; provided that ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.6(e) shall be remitted by the Administrative Agent to the Issuing Bank.

            (b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing (or, in the case of an ABR Borrowing, at least 30 minutes prior to the time at which such Lender is required to fund its Loan) that such Lender will not make available to the Administrative Agent such Lender's share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender's Loan included in such Borrowing.

      2.8 INTEREST ELECTIONS.

            (a) Each Revolving Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Revolving Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Revolving Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Borrowings, which may not be converted or continued.

            (b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.3 if the Borrower were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.

            (c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.2:

                  (i) the Borrowing to which such Interest Election Request
            applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

                  (ii) the effective date of the election made pursuant to such
            Interest Election Request, which shall be a Business Day;

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

                  (iii) whether the resulting Borrowing is to be an ABR
            Borrowing or a Eurodollar Borrowing; and

                  (iv) if the resulting Borrowing is a Eurodollar Borrowing, the
            Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term "Interest Period."

      If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month's duration.

            (d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender's portion of each resulting Borrowing.

            (e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Revolving Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Revolving Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Revolving Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

      2.9 TERMINATION AND REDUCTION OF COMMITMENTS.

            (a) Unless previously terminated, the Commitments shall terminate on the Maturity Date.

            (b) The Borrower may at any time terminate, or from time to time reduce, the Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000 and (ii) the Borrower shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.11, the aggregate Revolving Credit Exposure of all Lenders would exceed the Aggregate Commitment.

            (c) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each

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

      reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments. The Borrower's rights under
      Section 2.5 shall remain in effect after such reduction of the Commitments.

      2.10 REPAYMENT OF LOANS; EVIDENCE OF DEBT.

            (a) The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan on the Maturity Date and (ii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan as and when provided in Section 2.4(c).

            (b) All payments of principal, interest, fees, expenses and other amounts to be made by a Credit Party under this Credit Agreement shall be made without setoff, deduction or counterclaim and received not later than 1:00 p.m. on the date when due, in Dollars and in immediately available funds, by the Administrative Agent at its address specified in or pursuant to Section 9.1. The Administrative Agent will distribute such payments to the applicable Lenders on the same Business Day if any such payment is received prior to 1:00 p.m.; otherwise the Administrative Agent will distribute such payment to the applicable Lenders not later than the next succeeding Business Day. Whenever any payment hereunder shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day (subject to accrual of interest and fees for the period of such extension), except that in the case of Eurodollar Loans, if the extension would cause the payment to be made in the next following calendar month, then such payment shall instead be made on the next preceding Business Day.

            (c) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

            (d) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender's share thereof.

            (e) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Credit Agreement.

            (f) Any Lender may request that Revolving Loans made by it be evidenced by a Revolving Note. In such event, the Borrower shall prepare, execute and deliver to such Lender a Revolving Note payable to the order of such Lender. Thereafter, the Loans evidenced by such Revolving Note and interest thereon shall at all times (including after assignment pursuant to Section 9.4) be represented by one or more Revolving Notes payable to the order of the payee named therein.

      2.11 PREPAYMENT OF LOANS.

            (a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (b) of this Section.

            (b) The Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Revolving Borrowing, not later than 11:00 a.m. three Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Revolving Borrowing, not later than 11:00 a.m. on the date of payment or (iii) in the case of prepayment of a Swingline Loan, not later than 12:00 noon on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by
      Section 2.9, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.9. Promptly following receipt of any such notice relating to a Revolving Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Revolving Borrowing shall be in an amount that would be permitted in the case of an advance of a Revolving Borrowing of the same Type as provided in Section 2.2. Each prepayment of a Revolving Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13.

      2.12 FEES.

            (a) Commitment Fees. The Borrower agrees to pay to the Administrative Agent, for the pro rata benefit of the Lenders, commitment fees ("Commitment Fees"), at a rate per annum equal to the Applicable Percentage (for Commitment Fees) of the Unused Aggregate Commitment. Commitment Fees shall be payable in arrears on each Quarterly Payment Date and on the date on which the Commitments terminate, commencing on the first such date to occur after the date hereof; notwithstanding the definition of "Unused Aggregate Commitment," for purposes of calculation of Commitment Fees,Swingline Loans shall constitute usage only of the Commitment of the Swingline Lender. All Commitment Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

            (b) Administrative Fees. The Borrower agrees to pay to the Administrative Agent, for its own account, administrative fees (the "Administrative Fees") in accordance with the terms of the Fee Letter.

            (c) Extension Fees. The Borrower agrees to pay to the Administrative Agent, for the pro rata benefit of each Extending Lender, at the time of any extension of the Maturity Date pursuant to Section 2.20, such extension fees as are agreed upon among the Borrower, the Administrative Agent and such Extending Lenders.

            (d) Upfront Fees. In consideration of the Aggregate Commitment being made available by the Lenders hereunder, the Borrower agrees to pay to each Lender an upfront fee in accordance with the terms of the Arranger's invitation letter to prospective Lenders dated September 29, 2005 (the "Upfront Fees"). The Upfront Fees shall be due and payable on or prior to the Effective Date.

            (e) Facility LC Fee. The Borrower shall pay to the Administrative Agent, for the pro rata benefit of the Lenders, a fee (the "Facility LC Fee") with respect to each Facility LC for the period from the Issuance Date thereof (or, in the case of the Existing Letters of Credit, the Effective Date) to and including the final expiration date thereof, in a per annum amount equal to the product, calculated on a daily basis for each day during such period, of (A) the undrawn amount of such Facility LC for such day multiplied by (B) the Facility LC Fee Rate for such day, less 0.125% per annum. The Facility LC Fees shall be due and payable quarterly in arrears not later than the day ("Quarterly Payment Date") that is five
      (5) Business Days following Administrative Agent's delivery to Borrower of the quarterly statement of Facility LC Fees provided for in Section 2.6(i) and, to the extent any such fees are then due and unpaid, on the Maturity Date. The Administrative Agent shall promptly remit such Facility LC Fees, when received by the Administrative Agent, to the Lenders (including the Issuing Banks) in accordance with their Pro Rata Shares thereof.

            (f) Fronting Fee. The Borrower shall also pay to the Administrative Agent, solely for the account of each Issuing Bank, as a Fronting Fee ("Fronting Fee"), with respect to each Facility LC issued by such Issuing Bank for the period from the Issuance Date thereof (or, in the case of the Existing Letters of Credit, the Effective Date) to and including the final expiration date thereof, in an amount equal to the product, calculated on a daily basis for each day during such period, of (x) the undrawn amount of such Facility LC for such day multiplied by (y) 0.125% per annum. The Fronting Fees shall also be due and payable quarterly in arrears on the date on which Facility LC Fees are payable and, to the extent any Fronting Fees are then due and unpaid, on the Maturity Date. The Administrative Agent shall promptly remit such Fronting Fee, when received by the Administrative Agent, to the applicable Issuing Bank. The Borrower shall also pay to the Issuing Bank for its own account documentary and processing charges in connection with the issuance or Modification of and draws under Facility LCs in accordance with the Issuing Bank's standard schedule for such charges as in effect from time to time.

            (g) Payments. All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution (where applicable) to the Lenders. Fees paid shall not be refundable under any circumstances.

      2.13 INTEREST.

            (a) The Revolving Loans comprising each ABR Borrowing and ABR Swingline Loans shall bear interest at the Alternate Base Rate.

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

            (b) The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Percentage for Eurodollar Loans.

            (c) Each Index Rate Swingline Loan shall bear interest at the Adjusted LIBOR Market Index Rate applicable to such Loan.

            (d) Upon the occurrence, and during the continuance, of an Event of Default, upon notice from the Administrative Agent at the direction of the Required Lenders (or, in the case of an Event of Default under Section 7.1(f), automatically without notice or any action) (i) the principal of and, to the extent permitted by law, interest on the Loans and any other amounts owing hereunder or under the other Credit Documents (including without limitation fees and expenses) shall bear interest, payable on demand, at a per annum rate equal to two percent (2%) plus the rate which would otherwise be applicable (or if no rate is applicable, then the rate for ABR Revolving Loans plus two percent (2%) per annum) and (ii) the Facility LC Fee Rate shall be increased to a per annum rate equal to two percent (2%) plus the Facility LC Fee Rate which would otherwise be applicable.

            (e) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (d) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and
      (iii) in the event of any conversion of any Eurodollar Revolving Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

            (f) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate, LIBO Rate or LIBOR Market Interest Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

      2.14 ALTERNATE RATE OF INTEREST. If prior to the commencement of any Interest Period for a Eurodollar Borrowing or the advance of an Index Rate Swingline Loan (as applicable):

            (a) the Administrative Agent reasonably determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period or LIBOR Market Interest Rate; or

            (b) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

      then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) (if and as applicable) any Interest Election Request that requests the conversion of any Revolving Borrowing to, or continuation of any Revolving Borrowing as, a Eurodollar Borrowing shall be ineffective,
      (ii) (if and as applicable) if any Borrowing Request requests a Eurodollar Revolving Borrowing, such Borrowing shall be made as an ABR Borrowing and
      (iii) (if and as applicable) if any Swingline Loan Request requests an Index Rate Swingline Loan, such Swingline Loan shall be made as an ABR Swingline Loan; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then the other Type of Borrowings shall be permitted.

      2.15 INCREASED COSTS.

            (a) If any Change in Law shall:

                  (i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or the Swingline Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate or Adjusted LIBOR Market Index Rate (as applicable)) or the Issuing Bank; or

                  (ii) impose on any Lender, the Swingline Lender or any Issuing
            Bank or the London interbank market any other condition affecting this Credit Agreement Loans or Fixed Rate made by such Lender, Index Rate Swingline Loan made by such Swingline Lender or any Facility LC or participation therein;

      and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or the cost to the Swingline Lender of making or maintaining any Index Rate Swingline Loan (or of maintaining its obligation to make any Index Rate Swingline Loan) or to increase the cost to such Lender or Issuing Bank of participating in, issuing or maintaining any Facility LC or to reduce the amount of any sum received or receivable by such Lender, Swingline Lender or Issuing Bank hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender, Swingline Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender, Swingline Lender or Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

            (b) If any Lender, Swingline Lender or Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender's, Swingline Lender's or Issuing Bank's capital or on the capital of such Lender's or Issuing Bank's holding company, if any, as a consequence of this Credit Agreement or the Loans made by, or participations in Facility LCs held by, such Lender or

      Swingline Lender, or the Facility LCs issued by such Issuing Bank, to a level below that which such Lender, Swingline Lender or Issuing Bank or such Lender's, Swingline Lender's or Issuing Bank's holding company would have achieved under the terms of this Agreement but for such Change in Law (taking into consideration such Lender's, Swingline Lender's or Issuing Bank's policies and the policies of such Lender's, Swingline Lender's or Issuing Bank's holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender, Swingline Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender, Swingline Lender or Issuing Bank or such Lender's, Swingline Lender's or Issuing Bank's holding company for any such reduction suffered.

            (c) A certificate of a Lender, Swingline Lender or Issuing Bank setting forth the amount or amounts necessary to compensate such Lender, Swingline Lender or Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender, Swingline Lender or Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

            (d) Failure or delay on the part of any Lender, Swingline Lender or Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender's, Swingline Lender's or Issuing Bank's right to demand such compensation. Notwithstanding anything to the contrary contained herein, the Borrower shall not be required to make any payments to any Lender, the Swingline Lender, any Issuing Bank or the Administrative Agent pursuant to this Section relating to any period of time which is greater than 90 days prior to such Person's request for additional payment except for retroactive application of such law, rule or regulation, in which case the Borrower is required to make such payments so long as such Person makes a request therefore within 90 days after the public announcement of such retroactive application.

      2.16 BREAK FUNDING PAYMENTS. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(b) and is revoked in accordance therewith) or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A

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

certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

      2.17 TAXES.

            (a) Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

            (b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

            (c) The Borrower shall indemnify the Administrative Agent, each Lender and the Issuing Bank, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or the Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or the Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Bank, shall be conclusive absent manifest error. Any Lender that shall become aware of an obligation of the Borrower to pay Taxes or Other Taxes in respect of such Lender's Loans or participation in Facility LCs shall use good faith efforts to advise the Borrower thereof in a timely manner in order to afford the Borrower an opportunity to contest the same or to effect the provisions of Section 2.19(b).

            (d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

            (e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Credit Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed

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

      by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate.

            (f) If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.17, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.17 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

      2.18 PAYMENTS GENERALLY; PRO RATA TREATMENT; SHARING OF SET-OFFS.

            (a) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to 1:00 p.m. on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 270 Park Avenue, New York, New York, except payments to be made directly to the Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.3 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars.

            (b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied in accordance with Section 7.3.

            (c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans and

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

      participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Credit Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

            (d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

            (e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.4(c), 2.6(d), 2.7(b), 2.18(d) or 9.3(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender's obligations under such Sections until all such unsatisfied obligations are fully paid.

      2.19 MITIGATION OBLIGATIONS; REPLACEMENT OF LENDERS.

            (a) If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign

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      its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to
      Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

            (b) If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or if any Lender defaults in its obligation to fund Loans hereunder or if any Lender is a Refusing Lender under Section 2.20, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.4), all its interests, rights and obligations under this Credit Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and
      (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

      2.20 EXTENSION OF MATURITY DATE.

            (a) Not more than once each fiscal year of the Borrower, the Borrower may, by delivering a written notice to the Administrative Agent, request that the Maturity Date be extended for one additional year, provided the requested Maturity Date is not more than five (5) years from the date of such request. The Administrative Agent shall notify each Lender of such request promptly upon its receipt of such notice and shall request that each Lender respond to such request by the Borrower within sixty (60) days of the Administrative Agent's notice to the Lenders. If any Lender does not consent in writing or respond to the Borrower's request then such Lender (a "Refusing Lender") shall be deemed to have rejected such request. If Lenders whose combined Pro Rata Shares equal at least 66-2/3% (the "Extension Required Lenders"; each Lender agreeing to extend its Commitment is referred to herein as an "Extending Lender") agree in writing within such 60-day period to extend their Commitments, and provided that, on the last day of such 60-day period (x) the representations and warranties made by the Credit Parties in any Credit Document are true and correct in all material respects at and as if made as of such date except to the extent they expressly relate to an earlier date and (y) no Default or Event of Default shall exist or be continuing either prior to or after giving effect thereto and the Borrower deliver to the Administrative Agent a certificate so stating, then (i) effective on the last day of such 60-day period the Commitments of the Extending Lenders shall without further

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

      action be extended for an additional one-year period, (ii) the term "Maturity Date" shall thenceforth mean, (A) as to the Commitments and Loans of the Extending Lenders, the last day of such additional one-year period and (B) as to the Commitments and Loans of the Refusing Lenders, the Maturity Date in effect prior to such extension (each a "RL Maturity Date"), (iii) subject to the terms of subsection (b) below, the Commitments of the Refusing Lenders shall terminate on the applicable RL Maturity Date and the Loans and other amounts owed to such Lenders shall be due and payable on such date, (iv) subject to the terms of subsection
      (b) below, on such RL Maturity Date (A) the Aggregate Commitment shall be reduced by an amount equal to the sum of the Commitments of the applicable Refusing Lenders and (B) the Pro Rata Shares of the Extending Lenders shall be reallocated so that the sum of such Pro Rata Shares equals one hundred percent (100%) and (v) if the aggregate Revolving Credit Exposure of all Lenders, after the payment provided for in clause (iii) above, exceeds the Aggregate Commitment (as so reduced) (A) the Borrower shall pay on such RL Maturity Date Loans in the amount necessary to cause the aggregate Revolving Credit Exposure of all Lenders to equal but not exceed the Aggregate Commitment and (B) if the outstanding Facility LCs exceed the Aggregate Commitment (as so reduced), the Borrower shall pay to the Administrative Agent on such RL Maturity Date an amount in immediately available funds equal to the amount by which the outstanding Facility LCs exceed the Aggregate Commitment, which funds shall be held in the Facility LC Collateral Account in accordance with and subject to the terms of
      Section 2.6(j). If such extension is not approved in writing by the Extension Required Lenders within such 60-day period, the Maturity Date then in effect will be retained.

            (b) So long as the Extension Required Lenders consent to the extension of the Maturity Date in accordance with the terms of Section 2.20(a):

                  (i) with respect to any Refusing Lender, the Borrower may, in its own discretion, require such Refusing Lender to assign all of its interests, rights and obligations under this Credit Agreement to one or more assignees (which may be one or more existing Lenders if any existing Lender accepts such assignment subject to and in accordance with the provisions of Section 2.19(b)). In such event, the maturity date of the Loans transferred to such assignee shall be the Maturity Date as extended in accordance with Section 2.20(a) above. Such transfer and assignment must occur on or prior to the applicable RL Maturity Date; or

                  (ii) the Borrower may (A) notify the Administrative Agent and the Extending Lenders in writing that it wishes to (and each such Extending Lender shall agree to) reduce the Aggregate Commitment by an amount equal to the sum of the Commitments of the Refusing Lenders, (B) pay all outstanding Loans of the Refusing Lenders and any other amounts owing to the Refusing Lenders, and terminate the Commitments of the Refusing Lenders (at which time their participations in all Facility LCs and Reimbursement Obligations shall also terminate) and (C) reallocate the Pro Rata Share of the Extending Lenders, on a pro rata basis, so that the sum of such Pro Rata Shares equals one hundred percent (100%).

            (c) The Borrower shall indemnify each Lender (whether an Extending Lender or Refusing Lender) for any loss or expense payable to such Lender pursuant to Section 2.16 as a result of any extension of the Maturity Date pursuant to this Section 2.20 and any assignment of such Lender's Commitments and Loans or any reallocation of such Lender's Pro Rata Share in connection with such extension.

            (d) Each of the Lenders hereby authorizes the Administrative Agent, on its behalf, to enter into an amendment to this Credit Agreement (and the Borrower hereby agrees to enter into any such amendment on terms reasonably acceptable to the Credit Parties and the Administrative Agent) to effectuate any extension of the Maturity Date, reduction of the Aggregate Commitment, repayment of Loans or reallocation of the Pro Rata Shares, in each case as expressly contemplated by the terms of this
      Section 2.20.

                                  ARTICLE III

                              CONDITIONS PRECEDENT

      3.1 CLOSING CONDITIONS.

      The obligation of the Lenders to enter into this Credit Agreement and make the initial Extension of Credit is subject to satisfaction (or waiver by each of the Lenders) of the following conditions:

            (a) Executed Credit Documents. Receipt by the Administrative Agent of duly executed copies of: (i) this Credit Agreement; (ii) the Notes,
      (iii) the Guaranty (executed by all of the REITs and the Material Subsidiaries), (iv) the Intercreditor Agreement (executed by all of the REITs and any other creditor of Borrower party thereto) and (v) all other Credit Documents, each in form and substance reasonably acceptable to the Administrative Agent and the Lenders; provided that receipt by the Administrative Agent of an executed signature page to this Credit Agreement from a Lender shall be deemed approval by such Lender of the form and substance of the Credit Documents.

            (b) Authority Documents.

                  (i) Partnership Documents. With respect to each Credit Party that is a partnership or limited liability partnership (for the purposes hereof, each a "Partnership"), receipt by the Administrative Agent of the following:

                        (A) Authorization. Authorization of the general
                  partner(s) of such Partnership, as of the Closing Date, approving and adopting the Credit Documents to be executed by such Partnership and authorizing the execution and delivery thereof.

                        (B) Partnership Agreements. To the extent required by
                  the Administrative Agent, certified copies of the partnership agreement of such Partnership, together with all amendments thereto.

                        (C) Certificates of Good Standing or Existence. To the
                  extent required by the Administrative Agent, certificate of good standing or existence for such Partnership, issued as of a recent date by its state of organization and

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

                  each other state where the failure to qualify or be in good standing would have or could be reasonably expected to have a Material Adverse Effect.

                        (D) Incumbency. An incumbency certificate of the general
                  partner(s) of such Partnership certified by a secretary or assistant secretary of such general partner to be true and correct as of the Closing Date.

                  (ii) Corporate Documents. With respect to each Credit Party that is a corporation, (for the purposes hereof, each a "Corporation"), and with respect to each corporate entity acting, directly or indirectly, on behalf of a Credit Party that is a partnership, limited liability partnership or limited liability company (for the purposes of this clause (ii), each a "Managing Person"), receipt by the Administrative Agent of the following:

                        (A) Charter Documents. For the Borrower and, to the
                  extent required by the Administrative Agent, for any other Corporation or Managing Person, copies of the articles or certificates of incorporation or other charter documents of each such Corporation or Managing Person, as applicable, certified to be true and complete as of a recent date by the appropriate Governmental Authority of the state or other jurisdiction of its incorporation and certified by a secretary or assistant secretary of such Corporation or Managing Person, as applicable, to be true and correct as of the Closing Date.

                        (B) Bylaws. For the Borrower and, to the extent required
                  by the Administrative Agent, for any other Corporation or Managing Person, a copy of the bylaws of each such Corporation or Managing Person, as applicable, certified by a secretary or assistant secretary of such Corporation or Managing Person, as applicable, to be true and correct as of the Closing Date.

                        (C) Resolutions. Copies of resolutions of such
                  Corporation's or Managing Person's board of directors approving and adopting the Credit Documents to which it or the Person for whom it is acting is a party and the transactions contemplated therein and authorizing execution and delivery thereof, certified by a secretary or assistant secretary of such Corporation or Managing Person, as applicable, to be true and correct and in full force and effect as of the Closing Date.

                        (D) Good Standing. For the Borrower and, to the extent
                  required by the Administrative Agent, for any other Corporation or Managing Person, copies of (A) certificates of good standing, existence or their equivalent with respect to such Corporation or Managing Person, as applicable, certified as of a recent date by the appropriate Governmental Authorities of the state or other jurisdiction of incorporation and each other jurisdiction in which the failure to so qualify and be in good standing would have or could be reasonably expected to have a Material Adverse Effect and (B) to the extent available, a certificate indicating payment of all corporate franchise taxes certified as of a recent date by the appropriate governmental taxing authorities.

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

                        (E) Incumbency. An incumbency certificate of such
                  Corporation or Managing Person, as applicable, certified by an officer of such Corporation or Managing Person, as applicable, to be true and correct as of the Closing Date.

                  (iii) Limited Liability Company Documents. With respect to each Credit Party that is a limited liability company (for the purposes hereof, each an "LLC") and with respect to any limited liability company acting, directly or indirectly, on behalf of a Credit Party (for the purposes of this clause (iii), each a "Managing Person"), receipt by the Administrative Agent of the following:

                        (A) Certificate of Formation. To the extent required by
                  the Administrative Agent, a copy of the certificate of formation of such LLC or Managing Person, as applicable, certified to be true and complete by the appropriate Governmental Authority of the state or jurisdiction of its formation and certified by the sole or managing member of such LLC or Managing Person, as applicable, to be true and correct as of the Closing Date.

                        (B) LLC Agreement. To the extent required by the
                  Administrative Agent, a copy of the LLC Agreement of such LLC or Managing Person, as applicable, certified by the sole or managing member of such LLC or Managing Person, as applicable, to be true and correct as of the Closing Date.

                        (C) Resolutions. Copies of resolutions of the sole or
                  managing member of such LLC or Managing Person approving and adopting the Credit Documents to which it or the Person for whom it is acting is a party and the transactions contemplated therein and authorizing execution and delivery thereof.

                        (D) Good Standing. To the extent required by the
                  Administrative Agent, copies of certificates of good standing, existence or their equivalent with respect to such LLC or Managing Person, as applicable, certified as of a recent date by the appropriate Governmental Authorities of the state or other jurisdiction of formation and each other jurisdiction in which the failure to so qualify and be in good standing would have or could be reasonably expected to have a Material Adverse Effect.

                        (E) Incumbency. An incumbency certificate of such LLC or
                  Managing Person certified by an officer of such LLC or Managing Person to be true and correct as of the Closing Date.

            (c) Opinion of Counsel. Receipt by the Administrative Agent of an opinion or opinions from legal counsel to the Credit Parties (which shall cover, among other things, authority, legality, validity, binding effect, and enforceability of the Credit Documents), reasonably satisfactory to the Administrative Agent, addressed to the Administrative Agent and the Lenders and dated as of the Closing Date.

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

            (d) Financial Statements. Receipt by the Lenders of such financial information regarding the Credit Parties required to be delivered pursuant to Section 7.1 of the Original Credit Agreement prior to the Closing Date.

            (e) Litigation. There shall not exist (i) any order, decree, judgment, ruling or injunction which prohibits or restrains the consummation of the transactions contemplated hereby or (ii) any pending (except as set forth on Schedule 4.11) or, to the knowledge of any Credit Party, threatened action, suit, investigation or proceeding against a Credit Party that would have or could be reasonably expected to have a Material Adverse Effect.

            (f) Officer's Certificates. The Administrative Agent shall have received a certificate or certificates executed by an Authorized Officer of the Borrower as of the Closing Date stating that (i) the Borrower and each of its Subsidiaries are in compliance with all existing material financial obligations after giving effect to this Credit Agreement, (ii) no action, suit, investigation or proceeding is pending or, to the knowledge of any Credit Party, threatened in any court or before any arbitrator or governmental instrumentality that purports to affect the Borrower, any of its Subsidiaries or any transaction contemplated by the Credit Documents, if such action, suit, investigation or proceeding would have or could be reasonably expected to have a Material Adverse Effect,
      (iii) the financial statements and information delivered to the Administrative Agent on or before the Closing Date were prepared in good faith and in accordance with GAAP and (iv) immediately after giving effect to this Credit Agreement, the other Credit Documents and all the transactions contemplated herein and therein, including the initial Extensions of Credit hereunder (if any), to occur on such date, (A) no Default or Event of Default exists, (B) all representations and warranties contained herein and in the other Credit Documents are true and correct in all material respects, (C) the Credit Parties are in compliance with each of the financial covenants set forth in Section 5.2 (with calculations demonstrating same) and (D) each Credit Party is Solvent.

            (g) Material Adverse Effect. There shall not have occurred a Material Adverse Effect since December 31, 2004.

            (h) Fees and Expenses. Payment by the Credit Parties of the fees and expenses owed by them to the Administrative Agent, the Lenders and Arranger pursuant to the terms of Section 2.12 and of the Fee Letter.

            (i) Original Credit Agreement. All amounts owing in connection with the Original Credit Agreement shall have been paid in full on or before the Effective Date.

            (j) Market Disruption. There shall not have occurred any material disruption of or a material adverse change in conditions in the financial, banking or capital markets which the Administrative Agent and Arranger, in their reasonable discretion, deem material in connection with the syndication of this Credit Agreement.

            (k) Other. Receipt and satisfactory review by the Administrative Agent and its counsel of such other documents, instruments, agreements or information as reasonably and timely requested by the Administrative Agent, its counsel or any Lender, including, but not limited to, shareholder agreements, management agreements and information regarding litigation, tax, accounting, labor, insurance, pension liabilities (actual or contingent), real estate leases, material contracts, debt agreements, property ownership, contingent liabilities and management of the Borrower and its Subsidiaries.

      3.2 CONDITIONS TO ALL EXTENSIONS OF CREDIT.

      In addition to the conditions precedent stated elsewhere herein, no Lender or Issuing Bank shall be obligated to make new Extensions of Credit unless:

            (a) Notice. The Borrower shall have delivered (i) in the case of any new Revolving Borrowing, a Borrowing Request, duly executed and completed, by the time specified in Section 3.1, (ii) in the case of any new Swingline Loan, a Swingline Loan Request, duly executed and completed, by the time specified in Section 2.4(b) and (iii) in the case of the issuance or Modification of a Facility LC, the documentation required under Section 2.6.

            (b) Representations and Warranties. The representations and warranties made by the Credit Parties in any Credit Document are true and correct in all material respects at and as if made as of such date except to the extent they expressly relate to an earlier date.

            (c) No Default. No Default or Event of Default shall exist or be continuing either prior to or after giving effect thereto.

            (d) Availability. Immediately after giving effect to the making of such Loan (and the application of the proceeds thereof and the issuance or Modification of such Facility LC), the aggregate Revolving Credit Exposure of all Lenders shall not exceed the Aggregate Commitment.

The delivery of each Borrowing Request and each Swingline Loan Request and each request for issuance or Modification of a Facility LC shall constitute a representation and warranty by the Borrower of the correctness of the matters specified in paragraphs (b), (c) and (d) above.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES

      The Borrower hereby represents and warrants to the Administrative Agent and each Lender that:

      4.1 FINANCIAL CONDITION.

            (a) The financial statements delivered to the Lenders prior to the Effective Date and pursuant to Section 5.1(a) and (b): (i) have been prepared in accordance with GAAP and (ii) present fairly the consolidated and consolidating (as applicable) financial condition, results of operations and cash flows of the Borrower and its Subsidiaries as of such date and for such periods.

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

            (b) Since December 31, 2004, there has been no sale, transfer or other disposition by any Credit Party of any material part of the business or property of the Credit Parties taken as a whole, and no purchase or other acquisition by any of them of any business or property (including any Capital Stock of any other Person) material in relation to the consolidated financial condition of the Credit Parties taken as a whole, in each case which is not (i) reflected in the most recent financial statements delivered to the Lenders pursuant to Section 5.1 or in the notes thereto or (ii) otherwise permitted by the terms of this Credit Agreement and communicated to the Administrative Agent.

      4.2 NO MATERIAL CHANGE.

      Since December 31, 2004, there has been no development or event relating to or affecting a Credit Party which has had or could be reasonably expected to have a Material Adverse Effect.

      4.3 ORGANIZATION AND GOOD STANDING.

      Each Credit Party (a) is a corporation, partnership or limited liability company duly organized, validly existing and in good standing under the laws of the state (or other jurisdiction) of its organization, (b) is duly qualified and in good standing as a foreign entity and authorized to do business in every jurisdiction unless the failure to be so qualified, in good standing or authorized would not have or could not be reasonably expected to have a Material Adverse Effect and (c) has the requisite power and authority to own its properties and to carry on its business as now conducted and as proposed to be conducted.

      4.4 DUE AUTHORIZATION.

      Each Credit Party (a) has the requisite power and authority to execute, deliver and perform this Credit Agreement and the other Credit Documents to which it is a party and to incur the obligations herein and therein provided for and (b) is duly authorized, and has been authorized by all necessary action, to execute, deliver and perform this Credit Agreement and the other Credit Documents to which it is a party.

      4.5 NO CONFLICTS.

      Neither the execution and delivery of the Credit Documents, nor the consummation of the transactions contemplated therein, nor performance of and compliance with the terms and provisions thereof by such Credit Party will (a) violate or conflict with any provision of its articles or certificate of incorporation or bylaws or other organizational documents, (b) violate, contravene or materially conflict with any Requirement of Law or any other law, regulation (including, without limitation, Regulation D, O, T, U or X), order, writ, judgment, injunction, decree or permit applicable to it, (c) violate, contravene or conflict with contractual provisions of, or cause an event of default under, any indenture, loan agreement, mortgage, deed of trust, contract or other agreement or instrument to which it is a party or by which it may be bound, the violation of which would have or could be reasonably expected to have a Material Adverse Effect, or (d) result in or require the creation of any Lien (other than those contemplated in or created in connection with the Credit Documents) upon or with respect to its properties.

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

      4.6 CONSENTS.

      Except for consents, approvals and authorizations which have been obtained, no consent, approval, authorization or order of, or filing, registration or qualification with, any court or Governmental Authority or third party in respect of any Credit Party is required in connection with the execution, delivery or performance of this Credit Agreement or any of the other Credit Documents by such Credit Party.

      4.7 ENFORCEABLE OBLIGATIONS.

      This Credit Agreement and the other Credit Documents have been duly executed and delivered and constitute legal, valid and binding obligations of each Credit Party enforceable against such Credit Party in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization or moratorium laws or similar laws relating to or affecting creditors' rights generally or by general equitable principles.

      4.8 NO DEFAULT.

      No Credit Party is in default in any respect under any contract, lease, loan agreement, indenture, mortgage, security agreement or other agreement or obligation to which it is a party or by which any of its properties is bound which default would have or could be reasonably expected to have a Material Adverse Effect. No Default or Event of Default has occurred or exists except as previously disclosed in writing to the Lenders.

      4.9 LIENS.

      The assets of the Credit Parties are not subject to any Liens other than Permitted Liens, which, individually or in the aggregate, would have or could be reasonably expected to have a Material Adverse Effect.

      4.10 INDEBTEDNESS.

      The Credit Parties have no Indebtedness except (a) as disclosed in the financial statements referenced in Section 4.1, (b) as set forth on Schedule 4.10, and (c) as otherwise permitted by this Credit Agreement.

      4.11 LITIGATION.

      Except as set forth on Schedule 4.11, there are no actions, suits or legal, equitable, arbitration or administrative proceedings, pending or, to the knowledge of any Credit Party, threatened against any Credit Party which, if adversely determined, would have or could be reasonably expected to have a Material Adverse Effect.

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

      4.12 TAXES.

      Each Credit Party has filed, or caused to be filed, all material tax returns (federal, state, local and foreign) required to be filed and paid (a) all amounts of taxes shown thereon to be due and payable (including interest and penalties) and (b) all other taxes, fees, assessments and other governmental charges (including mortgage recording taxes, documentary stamp taxes and intangibles taxes) that are due and payable by it, except for such taxes (i) which are not yet delinquent or (ii) that are being contested in good faith and by proper proceedings, and against which adequate reserves are being maintained in accordance with GAAP. To the knowledge of the Credit Parties, there are no material tax assessments (including interest and penalties) claimed to be due against any of them by any Governmental Authority.

      4.13 COMPLIANCE WITH LAW.

      Each Credit Party is in material compliance with all material Requirements of Law and all other material laws, rules, regulations, orders and decrees (including without limitation Environmental Laws) applicable to it, or to its properties. No Requirement of Law would cause or could be reasonably expected to cause a Material Adverse Effect.

      4.14 ERISA.

      Except as would not have or be reasonably expected to have a Material Adverse Effect:

            (a) During the five-year period prior to the date on which this representation is made or deemed made: (i) no Termination Event has occurred, and, to the knowledge of the Credit Parties, no event or condition has occurred or exists as a result of which any Termination Event could reasonably be expected to occur, with respect to any Plan;
      (ii) no "accumulated funding deficiency," as such term is defined in
      Section 302 of ERISA and Section 412 of the Code, whether or not waived, has occurred with respect to any Plan; (iii) each Plan has been maintained, operated, and funded in compliance with its own terms and in material compliance with the provisions of ERISA, the Code, and any other applicable federal or state laws; and (iv) no lien in favor of the PBGC or a Plan has arisen or is reasonably likely to arise on account of any Plan.

            (b) The actuarial present value of all "benefit liabilities" (within the meaning of Section 4001 of ERISA) under each Single Employer Plan (determined utilizing the actuarial assumptions used to fund such Plans), whether or not vested, did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the fair market current value as of such date of the assets of such Plan allocable to such accrued liabilities.

            (c) Neither the Borrower, nor any of its Subsidiaries, nor any ERISA Affiliate has incurred, or, to the knowledge of such parties, are reasonably expected to incur, any withdrawal liability under ERISA to any Multiemployer Plan or Multiple Employer Plan. Neither the Borrower, nor any of its Subsidiaries, nor any ERISA Affiliate has received any notification pursuant to ERISA that any Multiemployer Plan is in reorganization (within the meaning of

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      Section 4241 of ERISA), is insolvent (within the meaning of Section 4245 of ERISA), or has been terminated (within the meaning of Title IV of ERISA), and, to the best knowledge of such parties, no Multiemployer Plan is reasonably expected to be in reorganization, insolvent, or terminated.

            (d) No nonexempt prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) or breach of fiduciary responsibility has occurred with respect to a Plan which has subjected or is reasonably expected to subject the Borrower or any of its Subsidiaries or any ERISA Affiliate to any liability under Sections 406, 409, 502(i), or 502(l) of ERISA or Section 4975 of the Code, or under any agreement or other instrument pursuant to which the Borrower or any of its Subsidiaries or any ERISA Affiliate has agreed or is required to indemnify any person against any such liability.

            (e) The present value of the liability of the Borrower and its Subsidiaries and each ERISA Affiliate for post-retirement welfare benefits to be provided to their current and former employees under Plans which are welfare benefit plans (as defined in Section 3(1) of ERISA), net of all assets under all such Plans allocable to such benefits, are reflected on the Financial Statements in accordance with FASB 106.

            (f) Each Plan which is a welfare plan (as defined in Section 3(1) of ERISA) to which Sections 601-609 of ERISA and Section 4980B of the Code apply has been administered in material compliance with such sections.

      4.15 SUBSIDIARIES.

      Set forth on Schedule 4.15 is a complete and accurate list of all Subsidiaries of each Credit Party and whether each such Person is a Material Subsidiary. Schedule 4.15 shall be updated by the Borrower within 120 days after the end of each calendar year and may be, but need not be, updated at any other time and from time to time by the Borrower by giving written notice thereof to the Administrative Agent.

      4.16 USE OF PROCEEDS.

      The proceeds of the Loans hereunder will be used solely for the purposes specified in Section 5.10. No proceeds of the Loans hereunder have been or will be used for the Acquisition of another Person unless the board of directors (or other comparable governing body) or stockholders, as appropriate, of such Person has approved such Acquisition.

      4.17 GOVERNMENT REGULATION.

            (a) No proceeds of the Loans will be used, directly or indirectly, for the purpose of purchasing or carrying any "margin stock" within the meaning of Regulation U, or for the purpose of purchasing or carrying or trading in any securities. If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form U-1 referred to in Regulation U. No Indebtedness being reduced or retired out of the proceeds of the Loans was or will be incurred for the purpose of purchasing or carrying any margin stock

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

      within the meaning of Regulation U or any "margin security" within the meaning of Regulation T. "Margin stock" within the meaning of Regulation U does not constitute more than 25% of the value of the consolidated assets of the Credit Parties and their Subsidiaries. None of the transactions contemplated by the Credit Documents (including, without limitation, the direct or indirect use of the proceeds of the Loans) will violate or result in a violation of (i) the Securities Act or (ii) the Exchange Act.

            (b) No Credit Party is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act or the Investment Company Act of 1940, each as amended. In addition, no Credit Party is (i) an "investment company" registered or required to be registered under the Investment Company Act of 1940, as amended, and is not controlled by an "investment company", or (ii) a "holding company", or a "subsidiary company" of a "holding company", or an "affiliate" of a "holding company" or of a "subsidiary" of a "holding company", within the meaning of the Public Utility Holding Company Act of 1935, as amended.

            (c) No director, executive officer or principal shareholder of any Credit Party is a director, executive officer or principal shareholder of any Lender. For the purposes hereof the terms "director", "executive officer" and "principal shareholder" (when used with reference to any Lender) have the respective meanings assigned thereto in Regulation O.

      4.18 ENVIRONMENTAL MATTERS.

      Except as would not have or could not be reasonably expected to have a Material Adverse Effect:

            (a) Each of the Real Properties and all operations at the Real Properties are in compliance with all applicable Environmental Laws, and there is no violation of any Environmental Law with respect to the Real Properties or the businesses operated by the Credit Parties (the "Businesses"), and there are no conditions relating to the Businesses or Real Properties that would reasonably be expected to give rise to liability under any applicable Environmental Laws.

            (b) No Credit Party has received any written notice of, or inquiry from any Governmental Authority regarding, any violation, alleged violation, non-compliance, liability or potential liability regarding Hazardous Materials or compliance with Environmental Laws with regard to any of the Real Properties or the Businesses, nor, to the knowledge of a Credit Party, is any such notice being threatened.

            (c) Hazardous Materials have not been transported or disposed of from the Real Properties, or generated, treated, stored or disposed of at, on or under any of the Real Properties or any other location, in each case by, or on behalf or with the permission of, a Credit Party in a manner that would give rise to liability under any applicable Environmental Laws.

            (d) No judicial proceeding or governmental or administrative action is pending or, to the knowledge of a Credit Party, threatened under any Environmental Law to which a Credit Party is or will be named as a party, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to a Credit Party, the Real Properties or the Businesses.

            (e) There has been no release (including, without limitation, disposal) or threat of release of Hazardous Materials at or from the Real Properties, or arising from or related to the operations of a Credit Party in connection with the Real Properties or otherwise in connection with the Businesses where such release constituted a violation of, or would give rise to liability under, any applicable Environmental Laws.

            (f) None of the Real Properties contains, or has previously contained, any Hazardous Materials at, on or under the Real Properties in amounts or concentrations that, if released, constitute or constituted a violation of, or could give rise to liability under, Environmental Laws.

            (g) No Credit Party has assumed any liability of any Person (other than another Credit Party or Subsidiary thereof) under any Environmental Law.

      4.19 INTELLECTUAL PROPERTY.

      Each Credit Party owns, or has the legal right to use, all patents, trademarks, service marks, tradenames, copyrights, licenses, technology, know-how, processes and other rights (the "Intellectual Property"), free from burdensome restrictions, that are necessary for the operation of their respective businesses as presently conducted and as proposed to be conducted other than those the absence of which would not cause or could not reasonably be expected to cause a Material Adverse Effect. Except as would not have or could not be reasonably expected to have a Material Adverse Effect, (a) no holding, decision or judgment has been rendered by any Governmental Authority which would limit, cancel or question the validity of any Intellectual Property and (b) no action or proceeding is pending that seeks to limit, cancel or question the validity of any Intellectual Property or which, if adversely determined, would have a material adverse effect on the value of any Intellectual Property.

      4.20 SOLVENCY.

      Each Credit Party is, and after consummation of the transactions contemplated by this Credit Agreement will be, Solvent.

      4.21 INVESTMENTS.

      All Investments of each Credit Party are (a) as set forth on Schedule 4.21(b) or (b) Permitted Investments.

      4.22 DISCLOSURE.

         Neither this Credit Agreement nor any other Credit Document or financial statement delivered to the Administrative Agent or the Lenders by or on behalf of any Credit Party in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a

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

material fact necessary in order to make the statements contained therein or herein, taken as a whole, not misleading.

      4.23 LICENSES, ETC.

      Except as would not have or could not be reasonably expected to have a Material Adverse Effect, the Credit Parties have obtained and hold in full force and effect, all material franchises, licenses, permits, certificates, authorizations, qualifications, accreditations, easements, rights of way and other rights, consents and approvals which are necessary for the operation of their respective businesses as presently conducted.

      4.24 BURDENSOME RESTRICTIONS.

      No Credit Party is a party to any agreement or instrument or subject to any other obligation or any charter or corporate restriction or any provision of any Requirement of Law which, individually or in the aggregate, would have or could be reasonably expected to have a Material Adverse Effect.

      4.25 LABOR CONTRACTS AND DISPUTES.

      Except as disclosed on Schedule 4.25, (a) there is no collective bargaining agreement or other labor contract covering employees of any Credit Party; (b) no union or other labor organization is seeking to organize, or be recognized as, a collective bargaining unit of employees of any Credit Party; and (c) there is no pending or, to any Credit Party's knowledge, threatened strike, work stoppage, material unfair labor practice claim or other material labor dispute against or affecting any Credit Party or its employees which, individually or in the aggregate, would have or could be reasonably expected to have a Material Adverse Effect.

      4.26 BROKER'S FEES.

      No Credit Party has paid, will pay or agree to pay, or reimburse any other Person with respect to, any finder's, broker's, investment banking or other similar fee in connection with any of the transactions contemplated under the Credit Documents or has taken or will take any action that would obligate the Administrative Agent or any Lender to do any of the foregoing.

                                    ARTICLE V

                              AFFIRMATIVE COVENANTS

      The Borrower hereby covenants and agrees that so long as this Credit Agreement is in effect and until the Loans, together with interest and fees and other obligations then due and payable hereunder, have been paid in full (other than any such obligations which by the terms thereof are stated to survive termination of the Credit Documents) and the Commitments and Swingline Commitment hereunder shall have terminated:

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

      5.1 INFORMATION COVENANTS.

      The Borrower will furnish, or cause to be furnished, to the Administrative Agent and each of the Lenders:

            (a) Annual Financial Statements. As soon as available, and in any event within 120 days after the close of each fiscal year of the Borrower, a consolidated and consolidating balance sheet and income statement of the Borrower and its Subsidiaries, as of the end of such fiscal year, together with related consolidated and consolidating statements of operations, retained earnings, shareholders equity and cash flows for such fiscal year, setting forth in comparative form consolidated and consolidating figures for the preceding fiscal year, all such financial information described above to be in reasonable form and detail and audited by independent certified public accountants of recognized national standing reasonably acceptable to the Administrative Agent and whose opinion shall be to the effect that such financial statements have been prepared in accordance with GAAP (except for changes with which such accountants concur) and shall not be limited as to the scope of the audit or qualified in any manner, except for qualifications resulting from changes in GAAP and required or approved by the Borrower's independent certified public accountants. It is specifically understood and agreed that failure of the annual financial statements to be accompanied by an opinion of such accountants in form and substance as provided herein shall constitute an Event of Default hereunder.

            (b) Quarterly Statements. As soon as available, and in any event within 60 days after the close of each fiscal quarter (other than the fourth fiscal quarter, in which case 120 days after the end thereof) of each fiscal year of the Borrower, a consolidated and consolidating balance sheet and income statement of the Borrower and its Subsidiaries, as of the end of such quarter, together with related consolidated and consolidating statements of operations, retained earnings, shareholders' equity and cash flow for such quarter, in each case setting forth in comparative form consolidated and consolidating figures for the corresponding period of the preceding fiscal year, all such financial information described above to be in reasonable form and detail and reasonably acceptable to the Administrative Agent and accompanied by a certificate of the chief financial officer of the Borrower to the effect that such consolidated and consolidating statements are true and correct and have been prepared in accordance with GAAP, subject to changes resulting from audit and normal year-end audit adjustments.

            (c) Officer's Certificate. At the time of delivery of the financial statements provided for in Sections 5.1(a) and 5.1(b) above, a certificate of an Authorized Officer of the Borrower substantially in the form of
      Exhibit 5.1(c), (i) demonstrating compliance with the financial covenants contained in Section 5.2 by calculation thereof as of the end of each such period, (ii) calculating the Interest Coverage Ratio of the Borrower and its Subsidiaries for the twelve month period ending on the date of such financial statements, (iii) demonstrating compliance with any other terms of this Credit Agreement as requested by the Administrative Agent and (iv) stating that no Default or Event of Default exists, or if any Default or Event of Default does exist, specifying the nature and extent thereof and what action the Borrower proposes to take with respect thereto. If necessary, the Borrower shall deliver financial statements prepared in accordance with GAAP as of the Closing Date, to the extent GAAP has changed since the Closing Date, in order to show compliance with the terms of this Credit

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

      Agreement, including Section 5.2. In addition, at the time of any Investment pursuant to clause (j) of the definition of Permitted Investments in excess of $10,000,000, a certificate of an Authorized Officer of the Borrower stating that after giving effect to such Investment on a pro forma basis no Default or Event of Default will exist or be continuing as a result of such Investment.

            (d) Reports. Promptly upon transmission or receipt thereof, (a) copies of any public filings and registrations with, and reports to or from, the Securities and Exchange Commission, or any successor agency, and copies of all financial statements, proxy statements, notices and reports as the Borrower or any of its Subsidiaries shall send to its shareholders generally and (b) upon the written request of the Administrative Agent, all reports and written information to and from the United States Environmental Protection Agency, or any state or local agency responsible for environmental matters, the United States Occupational Health and Safety Administration, or any state or local agency responsible for health and safety matters, or any successor agencies or authorities concerning environmental, health or safety matters.

            (e) Notices. Upon an executive officer of a Credit Party obtaining knowledge thereof, the Borrower will give written notice to the Administrative Agent (a) immediately of the occurrence of an event or condition consisting of a Default or Event of Default, specifying the nature and existence thereof and what action the Credit Parties propose to take with respect thereto, and (b) promptly, but in any event within five Business Days, after the occurrence of any of the following with respect to any Credit Party: (i) the pendency or commencement of any litigation, arbitral or governmental proceeding against a Credit Party which if adversely determined would have or could be reasonably expected to have a Material Adverse Effect, (ii) the institution of any proceedings against a Credit Party with respect to, or the receipt of written notice by such Person of potential liability or responsibility for violation, or alleged violation, of any federal, state or local law, rule or regulation (including but not limited to, Environmental Laws), the violation of which would have or could be reasonably expected to have a Material Adverse Effect, (iii) the occurrence of an event or condition which shall constitute a default or event of default under any Indebtedness of a Credit Party in excess of $10,000,000, other than Non-Recourse Land Financing, or (iv) any loss of or damage to any property of a Credit Party or the commencement of any proceeding for the condemnation or other taking of any property of a Credit Party having a value of $10,000,000 or more.

            (f) ERISA. Upon any of the Credit Parties or any ERISA Affiliate obtaining knowledge thereof, the Borrower will give written notice to the Administrative Agent promptly (and in any event within two Business Days) of: (i) any event or condition, including, but not limited to, any Reportable Event, that constitutes, or might reasonably lead to, a Termination Event; (ii) with respect to any Multiemployer Plan, the receipt of notice as prescribed in ERISA or otherwise of any withdrawal liability assessed against the Credit Parties or any of their ERISA Affiliates, or of a determination that any Multiemployer Plan is in reorganization or insolvent (both within the meaning of Title IV of ERISA); (iii) the failure to make full payment on or before the due date (including extensions) thereof of all amounts which a Credit Party or any ERISA Affiliates is required to contribute to each Plan pursuant to its terms and as required to meet the minimum funding standard set forth in ERISA and the Code with respect thereto; or (iv) any change in the funding status of any Plan that would have or could be reasonably expected to have a Material Adverse Effect; together with a description of any such event or

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

      condition or a copy of any such notice and a statement by the principal financial officer of the Borrower briefly setting forth the details regarding such event, condition, or notice, and the action, if any, which has been or is being taken or is proposed to be taken by the Credit Parties with respect thereto. Promptly upon request, a Credit Party shall furnish the Administrative Agent and each of the Lenders with such additional information concerning any Plan as may be reasonably requested, including, but not limited to, copies of each annual report/return (Form 5500 series), as well as all schedules and attachments thereto required to be filed with the Department of Labor and/or the Internal Revenue Service pursuant to ERISA and the Code, respectively, for each "plan year" (within the meaning of Section 3(39) of ERISA).

            (g) Environmental.

                  (i) Subsequent to a notice from any Governmental Authority where the subject matter of such notice would reasonably cause concern or during the existence of an Event of Default, and upon the written request of the Administrative Agent, the Credit Parties will furnish or cause to be furnished to the Administrative Agent, at the Credit Parties' expense, a report of an environmental assessment of reasonable scope, form and depth, including, where appropriate, invasive soil or groundwater sampling, by a consultant reasonably acceptable to the Administrative Agent addressing the subject of such notice or, if during the existence of an Event of Default, regarding any release or threat of release of Hazardous Materials on any Real Property and the compliance by the Credit Parties with Environmental Laws. If the Credit Parties fail to deliver such an environmental assessment within sixty (60) days after receipt of such written request, then the Administrative Agent may arrange for same, and the Credit Parties hereby grant to the Administrative Agent and its representatives access to the Real Properties and a license of a scope reasonably necessary to undertake such an assessment (including, where appropriate, invasive soil or groundwater sampling). The reasonable cost of any assessment arranged for by the Administrative Agent pursuant to this provision will be payable by the Credit Parties on demand.

                  (ii) Each Credit Party will conduct and complete all
            investigations, studies, sampling and testing and all remedial, removal and other actions necessary to address all Hazardous Materials on, from, or affecting any Real Property to the extent necessary to be in compliance with all Environmental Laws and all other applicable federal, state, and local laws, regulations, rules and policies and with the orders and directives of all Governmental Authorities exercising jurisdiction over such Real Property to the extent any failure would have or could be reasonably expected to have a Material Adverse Effect.

      (h) Other Information. As soon as available and in any event within 60 days of each fiscal quarter (or within 120 days of the fourth fiscal quarter), a "Land Report" and a "Consolidated Sales and Construction Activity Report" and with reasonable promptness upon any request, such other information regarding the business, properties or financial condition of the Credit Parties as the Administrative Agent or any Lender (through the Administrative Agent) may reasonably request.

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

      5.2   FINANCIAL COVENANTS.

            (a) Debt to Capitalization Ratio. As of the last day of each fiscal quarter of the Borrower (beginning with the fiscal quarter ending September 30, 2005), the Debt to Capitalization Ratio shall be less than or equal to 0.60 to 1.0.

            (b) Tangible Net Worth. As of the last day of each fiscal quarter of the Borrower (beginning with the fiscal quarter ending September 30, 2005), Tangible Net Worth shall be greater than or equal to the sum of (i) $3,595,972,000, plus (ii) 50% of the cumulative Net Income of the Borrower and its Subsidiaries (without deduction for losses) earned for each completed fiscal quarter subsequent to June 30, 2005 to the date of determination.

            (c) Interest Coverage Ratio. As of the last day of each fiscal quarter of the Borrower (beginning with the fiscal quarter ending September 30, 2005), the Interest Coverage Ratio shall be greater than 2.0 to 1.0.

      5.3   PRESERVATION OF EXISTENCE AND FRANCHISES.

      Except as permitted by Section 6.4, each of the Credit Parties will do all things necessary to preserve and keep in full force and effect its (a) existence, rights and franchises and (b) authority, unless failure to preserve and keep in full force and effect its authority would not have or could not be reasonably expected to have a Material Adverse Effect.

      5.4   BOOKS AND RECORDS.

      Each of the Credit Parties will keep complete and accurate books and records of its transactions in accordance with GAAP (including the establishment and maintenance of appropriate reserves).

      5.5   COMPLIANCE WITH LAW.

      Each of the Credit Parties will materially comply with all material laws, rules, regulations and orders, and all applicable material restrictions imposed by all Governmental Authorities, applicable to it and its property (including, without limitation, Environmental Laws).

      5.6   PAYMENT OF TAXES AND OTHER INDEBTEDNESS.

      Each of the Credit Parties will pay, settle or discharge (a) all taxes, assessments and governmental charges or levies imposed upon it, or upon its income or profits, or upon any of its properties, before they shall become delinquent, (b) all lawful claims (including claims for labor, materials and supplies) which, if unpaid, might give rise to a Lien upon any of its properties, and (c) all of its other Indebtedness as it shall become due (to the extent such repayment is not otherwise prohibited by this Credit Agreement); provided, however, that a Credit Party shall not be required to pay any such tax, assessment, charge, levy, claim or Indebtedness which is being contested in good faith by appropriate proceedings and as to which adequate reserves therefor have been established in accordance with GAAP, unless the failure to make any such payment (i) would give rise to an immediate right to foreclose or collect on a Lien securing such amounts or (ii) would have or could be reasonably expected to have a Material Adverse Effect.

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

      5.7   INSURANCE.

      Each of the Credit Parties will at all times maintain in full force and effect insurance (including worker's compensation insurance, liability insurance, casualty insurance and business interruption insurance) from insurance companies of recognized national standing, in such amounts, covering such risks and liabilities and with such deductibles or self-insurance retentions as are in accordance with normal industry practice.

      5.8   MAINTENANCE OF PROPERTY.

      Each of the Credit Parties will maintain and preserve its properties, equipment and other assets in good repair, working order and condition, normal wear and tear excepted, and will make, or cause to be made, in such properties and equipment from time to time all repairs, renewals, replacements, extensions, additions, betterments and improvements thereto as may be needed or proper, to the extent and in the manner customary for companies in similar businesses, unless the failure to do so would not have or could not be reasonably expected to have a Material Adverse Effect.

      5.9   PERFORMANCE OF OBLIGATIONS.

      Each of the Credit Parties will perform in all material respects all of its obligations under the terms of all material agreements, indentures, mortgages, security agreements or other debt instruments to which it is a party or by which it or its property is bound, unless the failure to do so would not have or could not be reasonably expected to have a Material Adverse Effect.

      5.10  USE OF PROCEEDS.

      The Credit Parties will use the proceeds/availability of the Loans solely to provide working capital for the Credit Parties and for general corporate purposes of the Credit Parties.

      5.11  AUDITS/INSPECTIONS.

      Upon reasonable notice and during normal business hours, each Credit Party will permit representatives appointed by the Administrative Agent, including, without limitation, independent accountants, agents, attorneys and appraisers, to visit and inspect such Credit Party's property, including its books and records, its accounts receivable and inventory, its facilities and its other business assets, and to make photocopies or photographs thereof and to write down and record any information such representative obtains and shall permit the Administrative Agent or its representatives to investigate and verify the accuracy of information provided to the Lenders. The Borrower shall pay the Administrative Agent's reasonable costs of any inspections or investigations conducted following the occurrence and during the continuance of an Event of Default.

      5.12  ADDITIONAL CREDIT PARTIES.

      At the time any Person becomes a Material Subsidiary of a Credit Party, the Borrower shall so notify the Administrative Agent and promptly thereafter (but in any event within 30 days after the date thereof or within such longer period of time as agreed to by the Administrative Agent) shall cause such

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Person to (a) execute a Supplemental Guaranty and (b) deliver to the
Administrative Agent such other documentation as the Administrative Agent may reasonably request, including, without limitation, certified copies of resolutions and other corporate, limited liability company or partnership documents and favorable opinions of counsel to such Person, all in form, content and scope reasonably satisfactory to the Administrative Agent. The Administrative Agent and the Lenders agree that upon any Subsidiary (other than a REIT) ceasing to be a Material Subsidiary, upon receipt by the Administrative Agent of evidence thereof, the Administrative Agent shall, upon the Borrower's written request, execute, at the Borrower's expense, such release documentation as is necessary to release such Subsidiary from its Guaranty Obligations hereunder and such Subsidiary shall no longer be a Guarantor.

      5.13  REIT REQUIREMENTS.

      Notwithstanding anything to the contrary contained in Section 5.12, (i) each REIT will at all times be a Guarantor and will not be released from its obligations under its Guaranty if it shall cease to be a Material Subsidiary and
(ii) each REIT shall enter into the Intercreditor Agreement as a subsidiary creditor.

                                   ARTICLE VI

                               NEGATIVE COVENANTS

      The Borrower hereby covenants and agrees that so long as this Credit Agreement is in effect and until the Loans, together with interest, fees and other obligations then due and payable hereunder, have been paid in full (other than any such obligations which by the terms thereof are stated to survive termination of the Credit Documents) and the Commitments and Swingline Commitment hereunder shall have terminated:

      6.1   INDEBTEDNESS.

      No Credit Party will contract, create, incur, assume or permit to exist any Indebtedness, except:

            (a) Indebtedness arising under this Credit Agreement and the other Credit Documents;

            (b) Indebtedness existing as of the Closing Date as referenced in
      Section 3.10 (and renewals, refinancings, replacements or extensions thereof on terms and conditions no more favorable, in the aggregate, to the applicable creditor than such existing Indebtedness and in a principal amount not in excess of that outstanding as of the date of such renewal, refinancing, replacement or extension);

            (c) Indebtedness in respect of current accounts payable and accrued expenses incurred in the ordinary course of business and to the extent not current, accounts payable and accrued expenses that are subject to bona fide dispute;

            (d) Indebtedness owing by a Credit Party to another Credit Party;

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            (e) Indebtedness arising from Hedging Agreements entered into in the ordinary course of business and not for speculative purposes;

            (f) Indebtedness arising from judgments that do not cause an Event of Default;

            (g) secured Indebtedness in connection with Non-Recourse Land Financing existing on the Closing Date and Non-Recourse Land Financing with respect to real property acquired after the Closing Date;

            (h) Indebtedness owing by a Credit Party to a REIT; provided that
      (i) such REIT shall be a Guarantor, (ii) such REIT shall have entered into the Intercreditor Agreement, (iii) such REIT shall be in compliance with the terms of Section 6.14 and (iv) such REIT shall qualify as a real estate investment trust under applicable tax laws;

            (i) other secured Indebtedness up to $200,000,000, in the aggregate, at any one time outstanding; and

            (j) other unsecured Indebtedness so long as, after giving effect thereto, the Borrower is in compliance with the financial covenants set forth in Section 5.2.

      6.2   LIENS.

      No Credit Party will contract, create, incur, assume or permit to exist any Lien with respect to any of its property or assets of any kind (whether real or personal, tangible or intangible), whether now owned or after acquired, except for Permitted Liens.

      6.3   NATURE OF BUSINESS.

      No Credit Party will materially alter the character of its business from that conducted as of the Closing Date or engage in any business other than the business conducted as of the Closing Date and activities which are substantially similar or related thereto or logical extensions thereof.

      6.4   CONSOLIDATION AND MERGER.

      No Credit Party will enter into any transaction of merger or consolidation or liquidate, wind up or dissolve itself; provided that a Credit Party may merge or consolidate with or into another Person if the following conditions are satisfied:

            (a) the Administrative Agent is given prior written notice of such action;

            (b) the Person formed by such consolidation or into which such Credit Party is merged shall either (i) be a Credit Party or (ii) expressly assume in writing all of the obligations of a Credit Party under the Credit Documents; provided that if the transaction is between the Borrower and another Person, the Borrower must be the surviving entity;

            (c) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and

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            (d) the Borrower delivers to the Administrative Agent an opinion of counsel stating that such consolidation or merger and any written agreement entered into in connection therewith, comply with this Section 6.4.

      6.5   SALE OR LEASE OF ASSETS.

      No Credit Party will convey, sell, lease, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business or assets whether now owned or hereafter acquired, including, without limitation, inventory, receivables, equipment, real property interests (whether owned or leasehold), and securities, other than (a) any inventory sold or otherwise disposed of in the ordinary course of business; (b) the sale, lease, transfer or other disposal by a Credit Party of any or all of its assets to another Credit Party; (c) obsolete, slow-moving, idle or worn-out assets no longer used or useful in its business; (d) the transfer of assets which constitute a Permitted Investment; (e) any Equity Issuance by the Borrower; (f) the sale, lease or sublease of real property interests in the ordinary course of business; (g) the sale, transfer or other disposal for fair market value of all or substantially all of the Capital Stock or assets of a Guarantor to a Person that is not a Credit Party; provided that (i) after giving effect to any such sale, transfer or other disposal, the Credit Parties shall be in compliance with all of the terms and conditions of this Credit Agreement and the other Credit Documents, including, without limitation, the terms of Section 5.12 and the definition of Material Subsidiary, (ii) the net cash proceeds from any such sale, transfer or other disposal shall be (A) first, applied to all outstanding Reimbursement Obligations, (B) second, applied to all outstanding Swingline Loans (first to ABR Loans and then to Index Rate Swingline Loans in direct order of Interest Period maturities), (C) third, applied to all outstanding Revolving Loans (first to ABR Loans and then to Eurodollar Loans in direct order of Interest Period maturities) and (D) fourth, reinvested in the business of the Credit Parties or used by the Credit Parties in the ordinary course of business within 90 days after the closing of such transfer, sale or other disposal and
(iii) promptly after the net cash proceeds from any such sale, transfer or other disposal have been so utilized, the Borrower shall deliver to the Administrative Agent a certificate executed by an Authorized Officer certifying on behalf of the Borrower (A) as to the amount of such net cash proceeds and (B) that such net cash proceeds have been reinvested in accordance with the terms of the foregoing clause (ii), and (h) other sales of assets in the ordinary course of business so long as, after giving effect thereto, the Borrower is in compliance with the financial covenants set forth in Section 5.2.

      6.6   SALE AND LEASEBACK.

      No Credit Party will enter into any Sale and Leaseback Transaction, unless each of the following conditions is satisfied: (a) such Credit Party shall promptly give notice of such sale or transfer to the Administrative Agent; (b) the net proceeds of such sale or transfer are at least equal to the fair value (as determined in good faith by a resolution of such Credit Party's board of directors, a copy of which has been delivered by the Credit Party to the Administrative Agent) of the property which is the subject of such sale or transfer; and (c) such Credit Party shall apply, within 365 days after the effective date of such sale or transfer, or shall have committed within one year after such effective date to apply, an amount at least equal to the net proceeds of the sale or transfer of the property which is the subject of such sale or transfer to (A) the repayment of the Loans or (B) the repayment of other Indebtedness owing by any Credit Party or (C) the purchase of property by such Credit Party substantially similar to the property that was the subject of such sale or transfer or (D) in part to such repayment and in part to such purchase or property; provided, however, that if such Credit Party

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commits to apply an amount at least equal to the net proceeds of a sale or transfer to the repayment of the Loans, the repayment of other Indebtedness or the purchase of property, such commitment shall be made in a written instrument delivered by such Credit Party to the Administrative Agent and shall require such Credit Party to so apply said amount within 18 months after the effective date of such sale or transfer, and it shall constitute a breach of the provisions of this Section 6.6 if such Credit Party shall fail so to apply said amount in satisfaction of such commitment.

      6.7   ADVANCES, INVESTMENTS AND LOANS.

      No Credit Party will make any Investments except for Permitted
Investments.

      6.8   RESTRICTED PAYMENTS.

      No Credit Party will, directly or indirectly, use proceeds of Loans to pay dividends or make any other distribution (excluding repurchases of shares of Capital Stock, provided no Event of Default exists or would result therefrom) upon any shares of its Capital Stock of any class.

      6.9   TRANSACTIONS WITH AFFILIATES.

      No Credit Party will enter into any material transaction or series of transactions, whether or not in the ordinary course of business, with any officer, director, shareholder, Subsidiary or Affiliate other than on terms and conditions substantially as favorable as would be obtainable in a comparable arm's-length transaction with a Person other than an officer, director, shareholder, Subsidiary or Affiliate.

      6.10  FISCAL YEAR; ORGANIZATIONAL DOCUMENTS.

      No Credit Party will (a) change its fiscal year or (b) in any manner that would reasonably be likely to adversely affect the rights of the Lenders, change its articles or certificate of incorporation or its bylaws, except as permitted by Section 6.4.

      6.11  NO LIMITATIONS.

      No Credit Party will directly or indirectly, create or otherwise cause, incur, assume, suffer or permit to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any such Person to (a) pay dividends or make any other distribution on any of such Person's Capital Stock, (b) pay any Indebtedness owed to any other Credit Party, (c) make loans or advances to any other Credit Party or (d) transfer any of its property to any other Credit Party, except for encumbrances or restrictions existing under or by reason of (i) customary non-assignment or net worth provisions in any lease governing a leasehold interest, (ii) any agreement or other instrument of a Person existing at the time it becomes a Subsidiary of a Credit Party; provided that such encumbrance or restriction is not applicable to any other Person, or any property of any other Person, other than such Person becoming a Subsidiary of a Credit Party and was not entered into in contemplation of such Person becoming a Subsidiary of a Credit Party, and (iii) this Credit Agreement and the other Credit Documents.

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      6.12  NO OTHER NEGATIVE PLEDGES.

      No Credit Party will enter into, assume or become subject to any agreement prohibiting or otherwise restricting the creation or assumption of any Lien upon its properties or assets, whether now owned or hereafter acquired, or requiring the grant of any security for such obligation if security is given for some other obligation except (a) as set forth in (i) the Credit Documents and (ii) any bond indenture or equivalent instrument (or any amendment or supplement thereto) to which such Credit Party is now or hereafter a party and (b) restrictions with respect to Liens on interests in joint ventures provided for in the organizational documents of such joint venture or in any agreement governing Indebtedness of such joint venture.

      6.13  OTHER INDEBTEDNESS.

      No Credit Party will, if any Event of Default has occurred and is continuing or would be directly or indirectly caused as a result thereof, (a) with respect to any Indebtedness (other than the Indebtedness under the Credit Documents) of such Credit Party, shorten the final maturity or average life to maturity or require any payment to be made sooner than originally scheduled or increase the interest rate applicable thereto or change any subordination provision thereof or (b) make (or give any notice with respect thereto) any voluntary or optional payment or prepayment, redemption, acquisition for value or defeasance of (including without limitation, by way of depositing money or securities with the trustee with respect thereto before due for the purpose of paying when due), refund, refinance or exchange of any Indebtedness (other than the Indebtedness under the Credit Documents) of such Credit Party.

      6.14  RESTRICTIONS ON THE REITS.

      No REIT will engage in any activities or operations whatsoever other than
(a) general administrative and other functions permitted by law, (b) possessing any promissory notes that evidence the Indebtedness permitted by Section 6.1(h) and receiving payments of principal and interest on such promissory notes, (c) possessing any other "real estate assets" within the meaning of Section 856(c)(5) of the Code for purposes of satisfying the requirements for a real estate investment trust under applicable tax laws, (d) making or consenting to dividends and distributions to a Credit Party and (e) notwithstanding the foregoing, any other functions or other activities that are now or may become required or permitted of a REIT for purposes of satisfying the requirements for a real estate investment trust under applicable tax laws. Notwithstanding the terms of Sections 6.1 and 6..2, (i) no REIT will incur any Indebtedness other than (A) its obligations under the Guaranty, (B) accounts payable incurred for general administrative and other functions of such REIT permitted by law in an amount not to exceed $100,000 at any time outstanding, and (C) Indebtedness to the Borrower or any other Credit Party and (ii) no REIT will contract, create, incur, assume or permit to exist any Lien with respect to any of its property or assets of any kind (whether real or personal, tangible or intangible), whether now owned or after acquired, except for Liens in favor of the Administrative Agent and Permitted Liens relating to the possession and operation of its real property and other assets.

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                                   ARTICLE VII

                                EVENTS OF DEFAULT

      7.1   EVENTS OF DEFAULT.

      An Event of Default shall exist upon the occurrence, and during the continuation, of any of the following specified events (each an "Event of Default"):

            (a) Payment. The Borrower shall default in the payment (i) when due of any principal of any of the Loans or any Reimbursement Obligations or
      (ii) within five Business Days of when due of any interest on the Loans or any Reimbursement Obligations or any fees or other amounts owing hereunder, under any of the other Credit Documents or in connection herewith.

            (b) Representations. Any representation, warranty or statement made or deemed to be made by any Credit Party herein, in any of the other Credit Documents, or in any statement or certificate delivered or required to be delivered pursuant hereto or thereto shall prove untrue in any material respect on the date as of which it was made or deemed to have been made.

            (c) Covenants. The Borrower shall:

                  (i) default in the due performance or observance of any term, covenant or agreement contained in Sections 5.2, 5.10 or 6.1 through
            6.14 inclusive;

                  (ii) default in the due performance or observance of any term, covenant or agreement contained in Sections 5.1, 5.3, 5.5 or 5.11 and such default shall continue unremedied for a period of five Business Days after the earlier of the Borrower becoming aware of such default or notice thereof given by the Administrative Agent; or

                  (iii) default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in paragraphs (a), (b) or (c)(i) or (c)(ii) of this Section 7.1) contained in this Credit Agreement and such default shall continue unremedied for a period of at least 30 days after the earlier of the Borrower becoming aware of such default or written notice thereof given by the Administrative Agent.

            (d) Other Credit Documents. (i) Any Credit Party shall default in the due performance or observance of any term, covenant or agreement in any of the other Credit Documents and such default shall continue unremedied for a period of at least 30 days after the earlier of a Credit Party becoming aware of such default or written notice thereof given by the Administrative Agent, or (ii) any Credit Document shall fail to be in full force and effect or any Credit Party shall so assert or any Credit Document shall fail to give the Administrative Agent and the Lenders the security interests, liens, rights, powers and privileges purported to be created thereby.

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            (e) Guaranties. Any Guaranty or any provision thereof shall cease to be in full force and effect, or any Guarantor thereunder or any Person acting by or on behalf of such Guarantor shall deny or disaffirm such Guarantor's obligations under such Guaranty.

            (f) Bankruptcy, etc. The occurrence of any of the following: (i) a court or governmental agency having jurisdiction shall enter a decree or order for relief in respect of any Credit Party or any of its Subsidiaries in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or appoint a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of any Credit Party or any of its Subsidiaries or for any substantial part of its property or ordering the winding up or liquidation of its affairs; or (ii) an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect is commenced against any Credit Party or any of its Subsidiaries and such petition remains unstayed and in effect for a period of 60 consecutive days; or (iii) any Credit Party or any of its Subsidiaries shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such law, or consent to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of such Person or any substantial part of its property or make any general assignment for the benefit of creditors; or (iv) any Credit Party or any of its Subsidiaries shall admit in writing its inability to pay its debts generally as they become due or any action shall be taken by such Person in furtherance of any of the aforesaid purposes.

            (g) Defaults under Other Agreements.

                  (i) A Credit Party shall default in the due performance or observance (beyond the applicable grace period with respect thereto) of any material obligation or condition of any contract or lease material to the Credit Parties taken as a whole to which it is a party or by which it or its property is bound; or

                  (ii) With respect to any Indebtedness of a Credit Party the principal amount of which is in excess of $10,000,000 (other than Indebtedness outstanding under this Credit Agreement and Non-Recourse Land Financing), (A) any such Credit Party shall (x) default in any payment (beyond the applicable grace period with respect thereto, if any) with respect to any such Indebtedness, or
            (y) default (after giving effect to any applicable grace period) in the observance or performance relating to such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event or condition shall occur or condition exist, the effect of which default or other event or condition is to cause the holder or holders of such Indebtedness (or trustee or agent on behalf of such holders) to cause (determined without regard to whether any notice or lapse of time is required) any such Indebtedness to become due prior to its stated maturity;
            (B) any such Indebtedness shall be declared due and payable, or required to be prepaid other than by a regularly scheduled required prepayment prior to the stated maturity thereof, or required to be repurchased, defeased or redeemed (but not including a voluntary repayment of such Indebtedness); or (C) any such Indebtedness shall mature and remain unpaid.

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            (h) Judgments. Any judgment, order, or decree (including, without limitation, any judgment, order, or decree with respect to any litigation disclosed pursuant to the Credit Documents) shall be entered against any one or more of the Credit Parties involving a liability of $25,000,000 or more (to the extent not paid or covered by insurance provided by a carrier who has acknowledged coverage and in any event not including any Non-Recourse Land Financing), and such judgment, order or decree (i) is the subject of any enforcement proceeding commenced by any creditor or
      (ii) shall continue unsatisfied, undischarged and unstayed for a period ending on the first to occur of (A) the last day on which such judgment, order or decree becomes final and unappealable or (B) 30 days.

            (i) ERISA. The occurrence of any of the following events or conditions: (A) any "accumulated funding deficiency," as such term is defined in Section 302 of ERISA and Section 412 of the Code, whether or not waived, shall exist with respect to any Plan, or any Lien shall arise on the assets of any Credit Party, any of its Subsidiaries or any ERISA Affiliate in favor of the PBGC or a Plan; (B) a Termination Event shall occur with respect to a Single Employer Plan, which is, in the reasonable opinion of the Administrative Agent, likely to result in the termination of such Plan for purposes of Title IV of ERISA; (C) a Termination Event shall occur with respect to a Multiemployer Plan or Multiple Employer Plan, which is, in the reasonable opinion of the Administrative Agent, likely to result in (i) the termination of such Plan for purposes of Title IV of ERISA, or (ii) any Credit Party, any of its Subsidiaries or any ERISA Affiliate incurring any liability in connection with a withdrawal from, reorganization of (within the meaning of Section 4241 of ERISA), or insolvency (within the meaning of Section 4245 of ERISA) of such Plan; or
      (D) any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) or breach of fiduciary responsibility shall occur which may subject any Credit Party, any of its Subsidiaries or any ERISA Affiliate to any liability under Sections 406, 409, 502(i), or 502(l) of ERISA or Section 4975 of the Code, or under any agreement or other instrument pursuant to which any Credit Party, any of its Subsidiaries or any ERISA Affiliate has agreed or is required to indemnify any person against any such liability.

            (j) Ownership. There shall occur a Change of Control.

      7.2   ACCELERATION; REMEDIES.

      Upon the occurrence and during the continuance of an Event of Default, and at any time thereafter unless and until such Event of Default has been waived in writing by the Required Lenders (or the Lenders as may be required hereunder), the Administrative Agent shall, upon the request and direction of the Required Lenders, by written notice to the Borrower, take the following actions without prejudice to the rights of the Administrative Agent or any Lender or Issuing Bank to enforce its claims against the Credit Parties, except as otherwise specifically provided for herein:

            (a) Termination of Commitments. Declare the Commitments and Swingline Commitment terminated whereupon the Commitments and Swingline Commitment and the obligation and power of the Issuing Banks to issue or Modify Facility LCs shall be immediately terminated.

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            (b) Acceleration of Loans. Declare the unpaid principal of and any accrued interest in respect of all Loans and any and all other indebtedness or obligations of any and every kind owing by a Credit Party to any of the Lenders hereunder to be due whereupon the same shall be immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

            (c) Facility LC Collateral Account. Demand that the Borrower cash collateralize the LC Exposure in accordance with Section 2.6(j).

            (d) Enforcement of Rights. Enforce any and all rights and interests created and existing under the Credit Documents, including, without limitation, all rights and remedies against a Guarantor and all rights of set-off.

Notwithstanding the foregoing, if an Event of Default specified in Section 7.1(f) shall occur, then (i) the Commitments and Swingline Commitment and the obligation and power of the Issuing Banks to issue Facility LCs shall automatically terminate, (ii) all Loans, all accrued interest in respect thereof, all accrued and unpaid fees and other Credit Party Obligations shall immediately become due and payable and (iii) the Borrower will also forthwith, and without any notice or act, cash collateralize the LC Exposure in accordance with Section 2.6(j), all without the giving of any notice or other action by the Administrative Agent or the Lenders, which notice or other action is expressly waived by the Borrower.

Notwithstanding the fact that enforcement powers reside primarily with the Administrative Agent, each Lender has, to the extent permitted by law, a separate right of payment and shall be considered a separate "creditor" holding a separate "claim" within the meaning of Section 101(5) of the Bankruptcy Code or any other insolvency statute.

      7.3   ALLOCATION OF PAYMENTS AFTER EVENT OF DEFAULT.

      Notwithstanding any other provisions of this Credit Agreement, after the occurrence and during the continuance of an Event of Default, all amounts collected or received by the Administrative Agent or any Lender on account of amounts outstanding under any of the Credit Documents shall be paid over or delivered as follows:

            FIRST, to the payment of all reasonable out-of-pocket costs and expenses (including without limitation reasonable attorneys' fees) of the Administrative Agent or any of the Lenders or Issuing Banks in connection with enforcing the rights of the Lenders or Issuing Banks under the Credit Documents;

            SECOND, to payment of any fees owed to the Administrative Agent or any Lender or Issuing Bank;

            THIRD, to the payment of all accrued interest payable to the Lenders hereunder and all other obligations (other than those obligations to be paid pursuant to clause "FOURTH" or clause "FIFTH" below) which shall have become due and payable under the Credit Documents and not repaid pursuant to clauses "FIRST" and "SECOND" above;

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            FOURTH, to the payment of the outstanding principal amount of the
      Loans and Reimbursement Obligations, pro rata as set forth below;

            FIFTH, to the Administrative Agent for deposit in the Facility LC Collateral Account to the extent of any LC Exposure; and

            SIXTH, to the payment of the surplus, if any, to whomever may be lawfully entitled to receive such surplus.

In carrying out the foregoing, (a) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category and (b) each of the Lenders shall receive an amount equal to its pro rata share (based on the proportion that the then outstanding Loans held by such Lender bears to the aggregate then outstanding Loans) of amounts available to be applied.

                                  ARTICLE VIII

                            THE ADMINISTRATIVE AGENT

            Each of the Lenders and the Issuing Bank hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.

            The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

            The Administrative Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.2), and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.2) or in the absence of its own gross negligence or wilful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default (other than an Event of Default under Section 7.1(a)) unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any

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statement, warranty or representation made in or in connection with this Credit
Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Credit Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

            The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

            The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent; the Administrative Agent shall promptly notify the Borrower and the Lenders of any such appointment. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

            Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Bank and the Borrower. Such resignation shall not affect the rights or obligations of the Administrative Agent in its capacity as a Lender, Swingline Lender or Issuing Bank. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent's resignation hereunder, the provisions of this Article and
Section 9.3 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

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            Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Credit Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Credit Agreement, any related agreement or any document furnished hereunder or thereunder.

            None of the Lenders identified in this Credit Agreement as a Co-Agent, Documentation Agent, Managing Agent or Syndication Agent shall have any right, power, obligation, liability, responsibility or duty under this Credit Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of such Lenders shall have or be deemed to have a fiduciary relationship with any Lender. Each Lender hereby makes the same acknowledgments with respect to such Lenders as it makes with respect to the Administrative Agent in the preceding paragraph of this Article VIII.

            Each of the Lenders hereby authorizes the Administrative Agent to enter into the Intercreditor Agreement on their behalf and to carry out the responsibilities and exercise the powers afforded the Administrative Agent therein.

            None of the provisions of this Article VIII shall inure to the benefit of the Borrower or of any Person other than Administrative Agent and each of the Lenders and their respective successors and permitted assigns. Accordingly, neither the Borrower nor any Person other than Administrative Agent and the Lenders (and their respective successors and permitted assigns) shall be entitled to rely upon, or to raise as a defense, the failure of the Administrative Agent or any Lenders to comply with the provisions of this
Article VIII.

                                   ARTICLE IX

                                  MISCELLANEOUS

      9.1   NOTICES.

            (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

                  (i) if to the Borrower, to Pulte Homes, Inc., 100 Bloomfield
            Hills Parkway, Suite 300, Bloomfield Hills, MI 48304, Attention of Bruce E. Robinson (Telecopy No. (248) 433-4529); with a copy to Pulte Homes, Inc., 100 Bloomfield Hills Parkway, Suite 300, Bloomfield Hills, MI 48304, Attention of Calvin R. Boyd (Telecopy No. (248) 433-4529);

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                  (ii) if to the Administrative Agent, to JPMorgan Chase Bank,
            N.A., 277 Park Avenue, 3rd Floor, New York 10172, Attention of Kimberly C. Turner (Telecopy No. (646) 534-0574); with a copy to JP Morgan Loan Servicing, 10 S. Dearborn, 19th Fl., Chicago, IL 60603, Attention of Marlene Zanoria (Telecopy No. (312) 385-7101);

                  (iii) if to the Swingline Lender, to the same address as the
            Administrative Agent; and

                  (iv) if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

            (b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

            (c) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Credit Agreement shall be deemed to have been given on the date of receipt.

      9.2   WAIVERS; AMENDMENTS.

            (a) No failure or delay by the Administrative Agent, the Issuing Bank or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Credit Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance or Modification of a Facility LC shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.

            (b) Neither this Credit Agreement nor any other Credit Document nor any provision hereof or thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower (or other applicable Credit Parties) and the Required Lenders or by the Borrower (or other applicable Credit Parties) and the Administrative Agent with the consent of the Required Lenders; provided that no such

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      agreement shall (i) change the amount of the Commitment of any Lender
      (except as provided in Section 2.9) without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees or other amounts payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees or other amounts payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.18(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) except as the result of or in connection with a merger or other disposition of a Credit Party permitted under Section 6.4, (A) release the Borrower from its obligations under the Credit Agreement or (B) release any Credit Party that individually or, together with any other Credit Party previously released or to be released simultaneously therewith, cumulatively accounts for more than 5% of Tangible Net Worth from its obligations under the Credit Documents, in each case without the written consent of each Lender; (vi) consent to the assignment or transfer by the Borrower or all or substantially all of the other Credit Parties of any of its or their rights and obligations under (or in respect of) the Credit Documents except as permitted thereby, without the written consent of each Lender; (vii) change any of the provisions of this Section or the definition of "Required Lenders" or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; or (viii) amend the definition of Maximum Commitment Limit without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Issuing Bank or the Swingline Lender hereunder without the prior written consent of the Administrative Agent, the Issuing Bank or the Swingline Lender, as the case may be.

      9.3   EXPENSES; INDEMNITY; DAMAGE WAIVER.

            (a) The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates and payable to third parties, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Credit Agreement or any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Bank and payable to third parties in connection with the issuance, amendment, renewal or extension of any Facility LC or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, the Issuing Bank or any Lender and payable to third parties, including the fees, charges and disbursements of any counsel for the Administrative Agent, the Issuing Bank or any Lender, in connection with the enforcement or protection of its rights in connection with this Credit Agreement, including its rights under this Section, or in connection with the Loans made or Facility LCs issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Facility LCs.

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            (b) The Borrower shall indemnify the Administrative Agent, the
      Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an "Indemnitee") against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Credit Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the transactions contemplated hereby, (ii) any Loan or Facility LC or the use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Facility LC if the documents presented in connection with such demand do not strictly comply with the terms of such Facility LC), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction have resulted from the gross negligence or wilful misconduct of such Indemnitee.

            (c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent, the Issuing Bank or the Swingline Lender under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, the Issuing Bank or the Swingline Lender, as the case may be, such Lender's Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Issuing Bank or the Swingline Lender in its capacity as such.

            (d) To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Credit Agreement or any agreement or instrument contemplated hereby, the transactions contemplated hereby, any Loan or Facility LC or the use of the proceeds thereof.

            (e) All amounts due under this Section shall be payable promptly after written demand therefor.

      9.4   SUCCESSORS AND ASSIGNS.

            (a) The provisions of this Credit Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Bank that issues any Facility LC), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder

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      without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Credit Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Bank that issues any Facility LC), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Credit Agreement.

            (b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Credit Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

                  (A) the Borrower, provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee; and

                  (B) the Administrative Agent, provided that no consent of the
            Administrative Agent shall be required for an assignment of any Revolving Commitment to an assignee that is a Lender immediately prior to giving effect to such assignment.

                  (ii) Assignments shall be subject to the following additional conditions:

                  (A) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Credit Agreement;

                  (B) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and

                  (C) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

            For the purposes of this Section 9.4(b), the term "Approved Fund" has the following meaning:

            "Approved Fund" means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

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                  (iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Credit Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Credit Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender's rights and obligations under this Credit Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.3 with respect to obligations accruing and matters occurring prior to the effective date of such assignment). Any assignment or transfer by a Lender of rights or obligations under this Credit Agreement that does not comply with this Section 9.4 shall be treated for purposes of this Credit Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

                  (iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Issuing Bank and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Credit Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, any Lender and Issuing Bank, at any reasonable time and from time to time upon reasonable prior notice.

                  (v) Upon its receipt of a duly completed Assignment and
            Assumption executed by an assigning Lender and an assignee, the assignee's completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.4(c), 2.5(c), 2.6(d) or (e), 2.7(b), 2.18(d) or 9.3(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Credit Agreement unless it has been recorded in the Register as provided in this paragraph.

                  (c) (i) Any Lender may, without the consent of the Borrower, the Administrative Agent, any Issuing Bank or the Swingline Lender, sell participations to one or more banks or other entities (a "Participant") in all or a portion of such Lender's rights and obligations under this Credit Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender's obligations under this Credit Agreement shall

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            remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and
            (C) the Borrower, the Administrative Agent and the other Lenders and Issuing Bank shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Credit Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Credit Agreement and to approve any amendment, modification or waiver of any provision of this Credit Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.2(b) that affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section
            9.8 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(c) as though it were a Lender.

                  (ii) A Participant shall not be entitled to receive any
            greater payment under Section 2.15 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower's prior written consent, which consent makes specific reference to this
            Section 9.4(c)(ii). A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section
            2.17 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.17(e) as though it were a Lender.

                  (d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Credit Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

            9.5 SURVIVAL. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Credit Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Credit Agreement and the making of any Loans and issuance of any Facility LCs, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Credit Agreement is outstanding and unpaid or any Facility LC is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17 and 9.3 and
      Article VIII shall survive and remain in full force and effect regardless of the consummation of

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the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Facility LCs and the Commitments or the termination of this Credit Agreement or any provision hereof.

      9.6 COUNTERPARTS; INTEGRATION; EFFECTIVENESS. This Credit Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Credit Agreement and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in
Section 4.1, this Credit Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Credit Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Credit Agreement.

      9.7 SEVERABILITY. Any provision of this Credit Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

      9.8 RIGHT OF SETOFF. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower or any other Credit Party against any of and all the obligations of the Borrower or any other Credit Party now or hereafter existing under this Credit Agreement or any other Credit Document held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Credit Agreement or any other Credit Document and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

      9.9 GOVERNING LAW; JURISDICTION; CONSENT TO SERVICE OF PROCESS.

            (a) This Credit Agreement shall be construed in accordance with and governed by the law of the State of New York.

            (b) The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Credit Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in

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      respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Credit Agreement shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Credit Agreement against the Borrower or its properties in the courts of any jurisdiction.

            (c) The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Credit Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

            (d) Each party to this Credit Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.1. Nothing in this Credit Agreement will affect the right of any party to this Credit Agreement to serve process in any other manner permitted by law.

      9.10 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS CREDIT AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS CREDIT AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

      9.11 HEADINGS. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Credit Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Credit Agreement.

      9.12 CONFIDENTIALITY. Each of the Administrative Agent, any Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates' directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Credit Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Credit Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Credit Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Issuing Bank or any Lender on a nonconfidential basis from a source other than the Borrower. For the purposes of this Section, "Information" means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Administrative Agent, any Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by the Borrower; provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

      9.13 USA PATRIOT ACT. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26,
2001)) (the "Act") hereby notifies the Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.

      Each of the parties hereto has caused a counterpart of this Second Amended and Restated Credit Agreement to be duly executed and delivered as of the date first above written.

BORROWER:
                                       PULTE HOMES, INC.,
                                       a Michigan corporation

                                       By: ____________________________________
                                               Bruce E. Robinson
                                               Vice President and Treasurer

LENDERS:

                                   JPMORGAN CHASE BANK, N.A.,
                                   individually in its capacity as a Lender and in its capacity as the Administrative Agent

                                   By: ________________________________________
                                   Name: ______________________________________
                                   Title: _____________________________________

                                 SCHEDULE 1.1(a)

                          LENDER                                   COMMITMENT
-----------------------------------------------------------    -----------------
JPMorgan Chase Bank, N.A.                                      $   75,000,000.00
Citigroup Global Markets, Inc.                                     75,000,000.00
Barclays Bank PLC                                                  75,000,000.00
BNP Paribas                                                        75,000,000.00
Calyon New York Branch                                             75,000,000.00
Comerica Bank                                                      75,000,000.00
Deutsche Bank Trust Company Americas                               75,000,000.00
Merrill Lynch Bank USA                                             75,000,000.00
The Royal Bank of Scotland plc                                     75,000,000.00
SunTrust Bank                                                      75,000,000.00
UBS Loan Finance LLC                                               75,000,000.00
Wachovia Bank, National Association                                75,000,000.00
The Bank of Tokyo-Mitsubishi, Ltd., Chicago Branch                 60,000,000.00
Bank of America, N.A.                                              50,000,000.00
Guaranty Bank                                                      50,000,000.00
Lloyds TSB Bank plc                                                50,000,000.00
Mizuho Corporate Bank, Ltd.                                        50,000,000.00
PNC Bank, National Association                                     50,000,000.00
LaSalle Bank National Association                                  45,000,000.00
Washington Mutual Bank                                             40,000,000.00
AmSouth Bank                                                       35,000,000.00
Fifth Third Bank, a Michigan bank corporation                      35,000,000.00
U.S. Bank, National Association                                    35,000,000.00
Banco Popular de Puerto Rico, New York Branch                      25,000,000.00
City National Bank                                                 25,000,000.00
Compass Bank, an Alabama banking corporation                       25,000,000.00
The Northern Trust Company                                         20,000,000.00
Bank of Hawaii, a Hawaii corporation                               15,000,000.00
California Bank & Trust, a California banking corporation          15,000,000.00
Chang Hwa Commercial Bank, Ltd., New York Branch                   15,000,000.00
E.Sun Commercial Bank, Ltd., Los Angeles Branch                    15,000,000.00
The International Commercial Bank of China, New York Agency        15,000,000.00
The Norinchukin Bank, New York Branch                              15,000,000.00
Bank of Communications, New York Branch                            10,000,000.00
Malayan Banking Berhad, New York Branch                            10,000,000.00
Taipei Fubon Commercial Bank, New York Agency                      10,000,000.00
                                                               -----------------
TOTAL                                                          $1,615,000,000.00

                                 SCHEDULE 1.1(b)

                           EXISTING LETTERS OF CREDIT

                                 SCHEDULE 1.1(c)

                                 PERMITTED LIENS

                                      None

                                  SCHEDULE 4.10

                                  INDEBTEDNESS

                                      None

                                  SCHEDULE 4.11

                                   LITIGATION

                                      None

                                  SCHEDULE 4.15

                                  SUBSIDIARIES

                       Subsidiaries as of October 15, 2005

                                           STATE OF     SHARES                                  OBLIGATION         OPTIONS MATERIAL
                    NAME                 INCORPORATION    O/S               OWNED BY              SHARES    OWNED    O/S     SUB?
     ----------------------------------  -------------  ------- ------------------------------- ----------  -----  ------- --------
1.   56th and Lone Mountain, L.L.C.          Arizona            Del Webb's Coventry Homes, Inc.                50%   No

2.   7601 River Road, LP                    Delaware              Pulte Homes of NJ, Limited                   99%   No
                                                                          Partnership

3.   American Title of the Palm Beaches     Michigan      1,000  Pulte Diversified Companies,        1,000    100%   No
     Corporation                                                             Inc.

4.   Andrea's Court, S.E.                 Puerto Rico           Pulte International Building                   50%   No
                                                                             Corp.

5.   Anthem Arizona L.L.C. (Arizona)         Arizona        100     Del Webb Communities of            100    100%   No      Yes
                                                                        Illinois, Inc.

6.   Asset Five Corp.                        Arizona        100      Del Webb Corporation              100    100%   No

7.   Asset One Corp.                         Arizona      1,000      Del Webb Corporation            1,000    100%   No

8.   Asset Seven Corp.                       Arizona      1,711      Del Webb Corporation            1,711     89%   No      Yes

9.   August Woods, LLC                      Maryland                    Wil Corporation                       100%   No

10.  BMD Development, LLC                   Michigan                  PHNE Business Trust                     100%   No

11.  Bel North, LLC                         Maryland                    Wil Corporation                       100%   No

12.  Butterfield Properties LLC             Michigan                Pulte Homes of Ohio L.L.C.                100%   No

13.  Carr's Grant, L.L.C.                   Maryland                    Wil Corporation                       100%   No

14.  Chandler DJ Basin, LLC                 Michigan              Chandler Natural Resources                  100%   No
                                                                             Corp.

15.  Chandler Natural Resources             Michigan      1,000     Pulte Home Corporation           1,000    100%   No
     Corporation

16.  Chase Triple M, LLC                    Delaware                Pulte Home Corporation                  51.61%   No

17.  Ciudad Riviera, S.A. de C.V.            Mexico         500 Controladora PHC, S.A. DE C.V.         500     25%   No

18.  Clairmont, L.L.C.                      Michigan        100     Pulte Home Corporation             100    100%   No

19.  Coachman Development, LLC              Michigan            Pulte Homes of New England, LLC               100%   No

20.  Consorcio Inmobiliario Su Casita,       Mexico             Hipotecaria Su Casita, S.A. de                 99%   No
     S.A. de C.V.                                                            C.V.

21.  Contractors Insurance Company of        Hawaii                 NABIC/Pulte Homes, Inc.                   100%   No
     North America, Inc. a Risk
     Retention Group

22.  Controladora PHC, S.A. DE C.V.          Mexico     499,955   Pulte International-Mexico,      499,955  99.99%   No
                                                                             Inc.
                                                                    Pulte Home Corporation                   0.01%

23.  Corporacion Activa de Servicios de      Mexico             Hipotecaria Su Casita, S.A. de                 99%
     Administracion, S.A. de C.V.                                            C.V.

24.  Corte Bella Golf Club, LLC             Michigan                Pulte Home Corporation                    100%   No

25.  CP Sunridge, LLC                       Delaware                Pulte Home Corporation                     50%   No

26.  Dean Realty Company                    Michigan        100  Pulte Arizona Services, Inc.          100    100%   No

                                           STATE OF     SHARES                                  OBLIGATION         OPTIONS MATERIAL
                    NAME                 INCORPORATION    O/S               OWNED BY              SHARES    OWNED    O/S     SUB?
     ----------------------------------  -------------  ------- ------------------------------- ----------  -----  ------- --------
27.  Del E. Webb Development Co., L.P.      Delaware               Del Webb Communities, Inc.                  99%   No
                                                                Del Webb Construction Services
                                                                               Co.                              1%

28.  Del E. Webb Financial Corporation       Arizona      1,000       Del Webb Corporation           1,000    100%   No

29.  Del E. Webb Foothills Corporation       Arizona      1,000  Del Webb Commercial Properties      1,000    100%   No
                                                                           Corporation

30.  Del E. Webb Land Conservancy            Arizona

31.  Del Webb Building Products LLC         Michigan                 Del Webb Communities of                  100%   No
                                                                         Illinois, Inc.

32.  Del Webb California Corp.               Arizona        250       Del Webb Corporation             250    100%   No      Yes

33.  Del Webb Commercial Properties          Arizona      1,000       Del Webb Corporation           1,000    100%   No
     Corporation

34.  Del Webb Communties of Illinois,        Arizona      1,000       Del Webb Corporation           1,000    100%   No      Yes
     Inc.

35.  Del Webb Communities of Virgina,        Arizona      1,000 Del Webb's Coventry Homes, Inc.      1,000    100%   No
     Inc.

36.  Del Webb Communities, Inc.              Arizona    751,852       Del Webb Corporation         751,852    100%   No      Yes

37.  Del Webb Community Management Co.       Arizona      1,000   Pulte Arizona Services, Inc.       1,000    100%   No

38.  Del Webb Construction Services Co.      Arizona        100       Del Webb Corporation             100    100%   No

39.  Del Webb Corporation                   Delaware        100         Pulte Homes, Inc.              100    100%   No      Yes

40.  Del Webb Golf Corp.                     Arizona      1,000       Del Webb Corporation           1,000    100%   No      Yes

41.  Del Webb Home Construction, Inc.        Arizona        100     Del Webb Communities, Inc          100    100%   No      Yes

42.  Del Webb Homes, Inc.                    Arizona      1,000       Del Webb Corporation           1,000    100%   No

43.  Del Webb Limited Holding Co.            Arizona      1,000     Del Webb Communities, Inc        1,000    100%   No

44.  Del Webb Midatlantic Corp.              Arizona        100       Del Webb Corporation             100    100%   No

45.  Del Webb Mortgage LLC                  Delaware                   Pulte Mortgage LLC                     100%   No

46.  Del Webb Property Corp.                 Arizona        100       Del Webb Corporation             100    100%   No

47.  Del Webb Purchasing Company of          Arizona      1,000       Del Webb Corporation           1,000    100%   No
     Illinois, Inc.

48.  Del Webb Southwest Co.                  Arizona      1,000  Del Webb Construction Services      1,000    100%   No
                                                                               Co.

49.  Del Webb Texas Limited Partnership      Arizona              Del Webb Limited Holding Co.                 99%   No      Yes
                                                                      Del Webb Southwest Co.                    1%

50.  Del Webb Texas Title Agency Co.         Arizona      1,000       Del Webb Southwest Co          1,000    100%   No

51.  Del Webb Title Company of Nevada,       Nevada         100       Del Webb Corporation             100    100%   No
     Inc.

52.  Del Webb's Contracting Services,        Arizona      1,000     Del Webb Communities, Inc        1,000    100%   No
     Inc.

53.  Del Webb's Coventry Homes               Arizona      1,000  Del Webb's Coventry Homes, Inc.     1,000    100%   No      Yes
     Construction Co.

54.  Del Webb's Coventry Homes of Nevada     Arizona      1,000  Del Webb's Coventry Homes, Inc.     1,000    100%   No

55.  Del Webb's Spruce Creek                 Arizona      1,000       Del Webb Corporation           1,000    100%   No      Yes
     Communities, Inc.

56.  Del Webb's Sunflower of Tucson, Inc.    Arizona      1,000    Del Webb Communities, Inc.        1,000    100%   No

57.  Del Webb's Coventry Homes, Inc.         Arizona      1,000       Del Webb Corporation           1,000    100%   No      Yes

58.  Desarrolladous Urbanos (Canooanas)    Puerto Rico            Pulte International Building                 50%   No
     SE

59.  Devtex Land, L.P.                        Texas                        PN II, Inc.                      99.90%   No
                                                                           PN I, Inc.                        0.10%

60.  DiVosta Homes, L.P.                    Delaware                     PH1 Corporation                       99%   No      Yes
                                                                   DiVosta Homes Holdings, LLC                  1%

61.  DR Super Block 1 South, LLC            Delaware                 Pulte Home Corporation                    50%   No

                                           STATE OF     SHARES                                  OBLIGATION         OPTIONS MATERIAL
                    NAME                 INCORPORATION    O/S               OWNED BY              SHARES    OWNED    O/S     SUB?
     ----------------------------------- ------------- --------- ------------------------------ ----------  -----  ------- --------
62.  DiVosta Building Corporation            Florida       5,000        DiVosta Homes, L.P.          5,000    100%   No      Yes

63.  DiVosta Homes Holdings, LLC            Delaware                      PH1 Corporation                     100%

64.  DiVosta Homes Marketing, Inc.           Florida       1,000        DiVosta Homes, L.P.          1,000    100%   No

65.  DiVosta Homes Sales, Inc.               Florida       5,000        DiVosta Homes, L.P.          5,000    100%   No

66.  DW Aviation Co.                         Arizona       1,000       Del Webb Corporation          1,000    100%   No

67.  DW Homebuilding Co.                     Arizona       1,000       Del Webb Corporation          1,000    100%   No

68.  Edinburgh Realty Corporation           Michigan      10,000      Pulte Home Corporation        10,000    100%   No

69.  Fallsgrove Associates LLC              Maryland                  Pulte Home Corporation                35.36%   No

70.  Fideicomiso 102412                      Mexico          222        Pulte Mortgage LLC

71.  First Heights Bank, fsb                  Texas    7,500,100  Pulte Diversified Companies    7,500,100    100%   No

72.  First Heights Holding Corporation      Michigan      50,000  Pulte Diversified Companies,      50,000    100%   No
                                                                               Inc.

73.  Florida Building Products, Inc.         Florida       5,000        DiVosta Homes, L.P.          5,000    100%   No      Yes

74.  Fort Lincoln-Pulte Limited                DC                     Pulte Home Corporation                    1%   No
     Liability Company

75.  Gatestone, LLC                         Michigan                  Pulte Home Corporation                  100%   No

76.  GI Development Business Trust       Massachusetts                PHNE Business Trust                     100%   No

77.  Grand Place Hayward, LLC              California                 Pulte Home Corporation                  100%   No

78.  Grayhaven Estates Limited, L.L.C.      Michigan                      Pulte Homes, Inc.                    99%   No
                                                                          PNI, Inc.                             1%

79.  Great Island Community, LLC            Michigan             GI Development Business Trust                100%   No

80.  Grupo Su Casita Trust                   Mexico                     Pulte Mortgage LLC                  16.66%   No

81.  Grupo Su Casita. S.A. de C.V.           Mexico                    Grupo Su Casita Trust                  100%   No

82.  Guaranteed Mortgage Corporation III    Michigan       1,000   Pulte Financial Companies,        1,000    100%   No
                                                                               Inc.

83.  H.D. Whispering Creek, L.L.C.          Maryland                 Pulte Home Corporation                   100%   No

84.  H. D. Investments I, LLC               Maryland                      Wil Corporation                     100%   No

85.  Harrison Hills, LLC                    Maryland                      Wil Corporation                     100%   No

86.  Herring Pond Development               Michigan       1,000  Pulte Homes of New England,        1,000    100%   No
     Corporation                                                               LLC

87.  Highlands One                          Maryland                      Wil Corporation                     100%   No

88.  Hilltop Farms Development, LLC         Michigan             Pulte Homes of New England LLC               100%   No

89.  Hipotecaria Su Casita, S.A. de C.V.     Mexico    1,320,136       Pulte Mortgage LLC          335,680  22.90%   No

90.  Homesite Solutions Corporation         Michigan       1,000      Pulte Home Corporation         1,000    100%   No

91.  HydroSource Acquisition, Inc.          Michigan       1,000         Preserve I, Inc.            1,000    100%   No

92.  Island Walk Development Company         Florida       5,000        DiVosta Homes, L.P.          5,000    100%   No

93.  Island Walk Realty, Inc.                Florida         500        DiVosta Homes, L.P.            500    100%   No

94.  Interesa, S.A. de C.V.                  Mexico    1,872,688 Fideicomiso (3,395,461 Outst.)                      No

95.  JNN Properties LLC                     Michigan         100      Pulte Home Corporation                  100%   No

96.  Jersey Meadows LLC                    New Jersey        100         Preserve I, Inc.                     100%   No

97.  Joliet Mortgage Reinsurance Company     Vermont         100        Pulte Mortgage LLC             100    100%   No

98.  Kyle Acquisition Group, LLC             Nevada                         PN II, Inc.                     11.99%   No

99.  Lexington Oaks Golf Club, Inc.          Florida       1,000      Pulte Home Corporation         1,000    100%   No

100. Lone Tree Golf Club, LLC               Michigan                  Pulte Home Corporation                  100%   No

101. LPC One Development Partners, LLC      Delaware                  Pulte Home Corporation                32.69%   No

                                           STATE OF     SHARES                                  OBLIGATION         OPTIONS MATERIAL
                     NAME                INCORPORATION    O/S              OWNED BY               SHARES    OWNED    O/S     SUB?
      ---------------------------------  ------------- -------- ------------------------------- ----------  -----  ------- --------
102.  Lyons, LC                             Maryland                    Wil Corporation                       100%   No

103.  MALDP Development Corporation         Michigan      1,000 Pulte Homes of New England, LLC      1,000    100%   No

104.  Marina Operations Corp.                Arizona      1,000      Sun City Homes, Inc.            1,000    100%   No

105.  Marquette Title Insurance Company      Vermont    100,000        Pulte Homes, Inc.           100,000    100%   No

106.  Mayaguez Partners, S. E.            Puerto Rico            Pulte International Building                  50%   No
                                                                             Corp.

107.  MCS Mountain Road, LLC                Maryland                Pulte Home Corporation                    100%   No

108.  Mountain View One LLC                  Arizona                    Asset One Corp.                        50%   No

109.  Mountain View Two LLC                  Arizona                    Del Webb Corp.                        100%   No

110.  Nantar, S. DE R.L. DE C.V.             Mexico             Controladora PHC, S.A. DE C.V.              99.30%   No
                                                                  Pulte International-Mexico,                0.70%
                                                                             Inc.

111.  North American Builders Indemnity     Colorado    300,000        Pulte Homes, Inc.           300,000    100%   No
      Company

112.  North Valley Enterprise, LLC           Nevada               Del Webb Communities, Inc.                   50%   No

113.  Oceanside Village, LLC                Michigan            Pulte Homes of New England, LLC               100%   No

114.  PB Venture L.L.C.                     Michigan                   Pulte Homes, Inc.                      100%   No

115.  PBW Corporation                       Michigan      1,000     Pulte Home Corporation           1,000    100%   No

116.  PC/BRE Development L.L.C.             Delaware                 PC/BRE Venture L.L.C.                    100%   No

117.  PC/BRE Springfield, L.L.C.            Delaware                 PC/BRE Venture L.L.C.                    100%   No

118.  PC/BRE Venture L.L.C.                 Delaware                   PB Venture L.L.C.                      100%   No

119.  PC/BRE Whitney Oaks L.L.C.            Delaware                 PC/BRE Venture L.L.C.                    100%   No

120.  PC/BRE Winfield L.L.C.                Delaware                 PC/BRE Venture L.L.C.                    100%   No

121.  PCIC Corporation                      Michigan      1,000       Pulte Mortgage LLC             1,000    100%   No

122.  PH Arizona LLC                        Michigan        100     Pulte Home Corporation             100     50%   No
                                                                 Pulte Development Corporation                 50%

123.  PH1 Corporation                       Michigan        100        Pulte Homes, Inc.                      100%   No

124.  PH2 Corporation                       Michigan                Pulte Home Corporation             100    100%   No

125.  PH3 Corporation                       Michigan      1,000       Divosta Homes, L.P.            1,000    100%   No

126.  PH4 Corporation                       Michigan      1,000      Del Webb Corporation            1,000    100%   No

127.  PHC Title Corporation                 Michigan      1,000     Pulte Home Corporation           1,000    100%   No

128.  PHM Title Agency L.L.C.               Delaware                    TVM Corporation                        63%   No

129.  PHNE Business Trust                Massachusetts             Pulte Homes Corporation,                          No      Yes
                                                                            Trustee

130.  PHS Virginia Holdings, LLC            Michigan                  PHNE Business Trust                     100%   No

131.  PHS Virginia Limited Partnership      Michigan                99% PHNE Business Trust                   100%   No
                                                                 1% PHS Virginia Holdings, LLC

132.  PHT Building Materials Limited        Michigan               Pulte Homes of Texas, LP                    99%   No
      Partnership                                                 PHT Operating Company, LLC                    1%

133.  PHT Operating Company LLC             Michigan               Pulte Homes of Texas, LP                   100%   No

134.  PHT Title Agency, L.P.                  Texas                  PHC Title Corporation                     99%   No
                                                                     PHT Title Corporation                      1%

135.  PHT Title Corporation                 Michigan      1,000     Pulte Home Corporation           1,000    100%   No

136.  PIMI Holdings LLC                     Michigan            Pulte International Corporation               100%

137.  PL Roseville, LLC                    California               Pulte Home Corporation                     50%

                                           STATE OF     SHARES                                  OBLIGATION         OPTIONS MATERIAL
                     NAME                INCORPORATION    O/S              OWNED BY               SHARES    OWNED    O/S     SUB?
     ----------------------------------- -------------  ------  ------------------------------- ----------  -----  ------- --------
138. PN I, Inc.                              Nevada      1,000      Pulte Home Corporation           1,000    100%   No

139. PN II, Inc.                             Nevada      1,000      Pulte Home Corporation           1,000    100%   No      Yes

140. PN III, LLC                            Delaware                      PN II, Inc.                         100%   No

141. Potomac Yard Development LLC           Delaware                Pulte Home Corporation                     50%   No

142. Pratte Building Systems, Limited       Michigan            Pratte Holding Company, L.L.C.                 99%   No
     Partnership                                                Pratte Building California LLC                  1%

143. Pratte Building Systems, L.L.C (AZ)     Arizona            Pratte Holding Company, L.L.C.                100%   No

144. Pratte Building Systems, L.L.C (NV)     Nevada             Pratte Holding Company, L.L.C.                100%   No

145. Pratte Building California LLC         Michigan            Pratte Holding Company, L.L.C.                100%   No

146. Pratte Holding Company, L.L.C.          Nevada                       PNII, Inc.                           50%

147. Preserve I, Inc.                       Michigan     1,000      Pulte Home Corporation           1,000    100%   No

148. Preserve II, Inc.                      Michigan     1,000      Pulte Home Corporation           1,000    100%   No

149. Pulte Arizona Services, Inc.           Michigan     1,000          PH Arizona, LLC              1,000    100%   No

150. Pulte Aviation I LLC                   Michigan                   Pulte Homes, Inc.                      100%

151. Pulte Aviation II LLC                  Michigan                   Pulte Homes, Inc.                      100%

152. Pulte Building Products LLC            Michigan                Pulte Home Corporation                    100%   No

153. Pulte Bajio Construcciones, S. de       Mexico               Pulte Mexico, S. de R.L. de               99.99%   No
     R.L. de C.V.                                                            C.V.
                                                                  Pulte International Mexico,                 .01%
                                                                             Inc.

154. Pulte Chile Corporation                Michigan     1,000  Pulte International Corporation      1,000    100%   No

155. Pulte Communities NJ, Limited          Michigan                   Preserve II, Inc.                       99%   No      Yes
     Partnership                                                       Preserve I, Inc.                         1%

156. Pulte de Chile Limitada                  Chile                 Pulte Chile Corporation                    99%   No
                                                                     Pulte SA Corporation                       1%

157. Pulte Development Corporation          Michigan     1,000      Pulte Home Corporation           1,000    100%   No      Yes

158. Pulte Development New Mexico, Inc.     Michigan     1,000      Pulte Home Corporation           1,000    100%   No      Yes

159. Pulte Diversified Companies, Inc.      Michigan     1,000         Pulte Homes, Inc.             1,000    100%   No      Yes

160. Pulte Financial Companies, Inc.        Michigan     1,000         Pulte Homes, Inc.             1,000    100%   No

161. Pulte Funding, Inc.                    Michigan                  Pulte Mortgage LLC                      100%   No

162. Pulte Home Corporation                 Michigan     1,000   Pulte Diversified Companies,        1,000    100%   No      Yes
                                                                             Inc.

163.    Pulte Home Corporation of The       Michigan     1,000      Pulte Home Corporation           1,000    100%   No      Yes
               Delaware Valley

164. Pulte Home Sciences of Virginia,       Michigan                 PHS Virginia Limited                     100%   No
     LLC                                                                 Partnership.

165. Pulte Home Sciences, LLC               Michigan              Pulte Homes of Michigan LLC                 100%   No

166. Pulte Homes of Greater Kansas City,    Michigan     1,000      Pulte Home Corporation           1,000    100%   No      Yes
     Inc.

167. Pulte Homes of Maryland LLC            Maryland                    Wil Corporation                       100%   No

168. Pulte Homes of Indiana, LLC             Indiana              Pulte Homes of Michigan LLC                 100%   No      Yes

169. Pulte Homes of Michigan I, Limited     Michigan              Pulte Homes of Michigan LLC                  99%   No
     Partnership                                                    Pulte Michigan Holdings                     1%
                                                                          Corporation

170. Pulte Homes of Michigan LLC            Michigan                   Pulte Homes, Inc.                      100%   No      Yes

171. Pulte Homes of Minnesota               Minnesota    1,000      Pulte Home Corporation           1,000    100%   No      Yes
     Corporation

172. Pulte Homes of New England LLC         Michigan                  PHNE Business Trust                     100%   No      Yes

173. Pulte Homes of New Mexico, Inc.        Michigan     1,000      Pulte Home Corporation           1,000    100%   No      Yes

                                           STATE OF     SHARES                                  OBLIGATION         OPTIONS MATERIAL
                     NAME                INCORPORATION    O/S              OWNED BY               SHARES   OWNED     O/S     SUB?
     ----------------------------------- -------------  ------  ------------------------------- ---------- ------  ------- --------
174. Pulte Homes of New York, Inc.          Michigan    10,000      Pulte Home Corporation          10,000    100%   No      Yes

175. Pulte Homes of NJ, Limited             Michigan              PHC of the Delaware Valley                    1%   No      Yes
     Partnership                                                       Preserve II, Inc.                       99%

176. Pulte Homes of Ohio LLC                  Ohio                     Pulte Homes, Inc.                      100%   No      Yes

177. Pulte Homes of PA, Limited             Michigan              PHC of the Delaware Valley                    1%   No      Yes
     Partnership                                                       Preserve II, Inc.                       99%

178. Pulte Homes of South Carolina, Inc.    Michigan     1,000      Pulte Home Corporation           1,000    100%   No

179. Pulte Homes of Texas, L.P.               Texas               Pulte Texas Holdings, Inc.                99.90%   No      Yes
                                                                          PN I, Inc.                         0.10%   No

180. Pulte Homes Tennessee Limited           Nevada                 RN Acquisition 2 Corp.                  74.40%   No      Yes
     Partnership                                                      Radnor Homes, Inc.                    25.60%   No

181. Pulte Homes, Inc.                      Michigan                    Publicly Traded                              No

182. Pulte Georgia Holdings LLC             Michigan                Pulte Home Corporation                    100%

183. Pulte Internacional Mexico S. DE        Mexico     50,000           Controladora               49,500     99%   No
     R.L. DE C.V.                                                 Pulte International-Mexico,          500      1%
                                                                             Inc.

184. Pulte International Building           Michigan     1,000   Pulte International Caribbean       1,000    100%   No
     Corporation                                                             Corp.

185. Pulte International Caribbean Corp.    Michigan     1,000  Pulte International Corporation      1,000    100%   No

186. Pulte International Caribbean II,      Michigan            99% Pulte Realty Holdings, Inc.               100%
     Limited Partnership                                               1% Putle RC, LLC

187. Pulte International Corporation        Michigan     1,000   Pulte Diversified Companies,        1,000    100%   No
                                                                             Inc.

188. Pulte International Mexico Limited     Michigan     1,000      99% Pulte International          1,000    100%   No
     Partnership                                                          Corporation
                                                                     1% PIMI Holdings LLC

189. Pulte Land Company, LLC                Michigan                   Pulte Homes, Inc.                      100%   No      Yes

190. Pulte Land Development Corporation     Michigan     1,000      Pulte Home Corporation           1,000    100%   No

191. Pulte Lifestyle Communities, Inc.      Michigan     1,000      Pulte Home Corporation           1,000    100%   No

192. Pulte Mexico Asesores                   Mexico                99.9% Pulte Mexico, S. de                  100%   No
     Inmobiliarios, S. de R.L. de C.V.                                   R.L. de C.V.
                                                                .1% Pulte International Mexico
                                                                      Limited Partnership

193. Pulte Mexico Division Centro Sur        Mexico               Pulte Mexico, S. de R.L. de                99.9%   No
                                                                             C.V.
                                                                    Pulte International -                      .1%   No
                                                                        Mexico, Inc.

194. Pulte Mexico Division Norte, S. DE      Mexico              Pulte Mexico S. DE RL DE C.V.               96.7%   No
     RL DE C.V.                                                      Pulte International -
                                                                         Mexico, Inc.                         3.3%   No

195. Pulte Mexico, S. de R.L. de C.V.        Mexico             Controladora PHC, S.A. de C.V.                 64%   No

196. Pulte Michigan Holdings Corporation    Michigan    10,000      Pulte Home Corporation                    100%   No

197. Pulte Michigan Services, LLC           Michigan                   Pulte Homes, Inc.                      100%   No

198. Pulte Midwest Title, Inc.               Arizona                 Del Webb Corporation                     100%

199. Pulte Mortgage LLC                     Delaware                Pulte Home Corporation                    100%   No

200. Pulte Payroll Corporation              Michigan     1,000      Pulte Home Corporation           1,000    100%   No

201. Pulte Purchasing Corporation           Michigan         1      Pulte Home Corporation               1 14.285%   No
                                                                 Pulte Development Corporation             14.285%
                                                                            PN II, Inc.                    14.285%
                                                                    Pulte Homes of Michigan LLC            14.285%

                                           STATE OF     SHARES                                  OBLIGATION         OPTIONS MATERIAL
                     NAME                INCORPORATION    O/S              OWNED BY               SHARES   OWNED     O/S     SUB?
     ----------------------------------- -------------  ------  ------------------------------- ---------- ------  ------- --------
                                                                Del Webb California Corporation            14.285%
                                                                  Del Webb Communities, Inc.               14.285%
                                                                PHT Building Materials Limited             14.285%
                                                                          Partnership
202. Pulte RC, LLC                          Michigan              Pulte Realty Holdings, Inc.                 100%   No

203. Pulte Real Estate Company               Florida       200        Dean Realty Company              200    100%   No

204. Pulte Realty Corporation                Arizona     1,000    Pulte Realty Holdings, Inc.        1,000    100%   No      Yes

205. Pulte Realty Holdings, Inc.            Michigan    60,000         Pulte Homes, Inc.             1,000    100%   No

206. Pulte Realty of New York, Inc.         New York       100      Pulte Home Corporation             100    100%   No

207. Pulte Realty of South New Jersey,      Michigan     1,000      Pulte Home Corporation           1,000    100%   No
     Inc.

208. Pulte SA Corporation                   Michigan     1,000  Pulte International Corporation      1,000    100%   No

209. Pulte Services California, LLC         Michigan               Marquette Title Insurance                  100%   No
                                                                            Company

210. Pulte Services Corporation             Michigan     1,000      Pulte Home Corporation           1,000    100%   No

211. Pulte SRL Holdings, LLC                Michigan              Pulte International Mexico                  100%   No
                                                                      Limited Partnership

212. Pulte Texas Holdings, Inc.             Michigan     1,000            PNII, Inc.                 1,000    100%   No

213. Pulte Title Agency of Michigan,        Michigan                 PHC Title Corporation                     49%   No
     L.L.C.

214. Pulte Title Agency of Minnesota,       Minnesota                PHC Title Corporation                     80%   No
     L.L.C.

215. Pulte Title Agency of Ohio, Limited      Ohio                   PHC Title Corporation                     49%   No
     Liability Company

216. Pulte Trades of North Carolina, LLC    Michigan                Pulte Home Corporation                    100%   No

217. Pulte Urban Renewal, LLC              New Jersey                  Preserve I, Inc.                       100%   No

218. Pulte.com, Inc.                        Michigan    10,000         Pulte Homes, Inc.            10,000    100%   No

219. Pulte/BP Murrieta Hills, LLC          California               Pulte Home Corporation                     70%   No

220. Radnor Homes, Inc.                     Michigan     1,000         Pulte Homes, Inc.             1,000    100%   No

221. Rancho Diamante Investments, LLC      California               Pulte Home Corporation                     25%   No

222. RCC Georgia Investor III LLC                                   Pulte Georgia Holdings                    100%   No

223. Residencial Riviera, S.A. de C.V.       Mexico             Controladora PHC, S.A. de C.V.                 25%   No

224. Residencias del Norte Limitada           Chile                 Pulte Chile Corporation                 99.90%   No
                                                                     Pulte SA Corporation                    0.10%   No

225. Riverwalk of the Palm Beaches           Florida     5,000        DiVosta Homes, L.P.            5,000    100%   No
     Development Company, Inc.

226. RN Acquisition 2 Corp.                  Nevada      1,000         Pulte Homes, Inc.             1,000    100%   No

227. Roseville Schools LLC                 California                  PL Roseville, LLC                       47%   No

228. Shorepointe Village Homes, L.L.C.      Michigan                   Pulte Homes, Inc.                     82.5%   No

229. South Natick Hills, LLC                Michigan            Pulte Homes of New England LLC                100%

230. Spa L Builders LLC                    California               Pulte Home Corporation                   38.6%   No

231. Springfield Golf Resort, L.L.C.         Arizona               PC/BRE Springfield L.L.C.                   88%   No

232. Spruce Creek South Utilities, Inc.      Florida        50      Del Webb's Spruce Creek             50    100%   No
     (Assets sold to Florida Water                                     Communities, Inc.
     Utility Co. 6/30/00)

233. Stetson Ventures II, LLC                Arizona                Pulte Home Corporation                     50%   No

234. Summerfield Crossing LLC               Michigan                Pulte Home Corporation                    100%   No

                                           STATE OF    SHARES                                   OBLIGATION         OPTIONS MATERIAL
                     NAME                INCORPORATION   O/S              OWNED BY                SHARES   OWNED     O/S     SUB?
     ----------------------------------  ------------- -------  ------------------------------  ---------- ------  ------- --------
235. Sun City Homes, Inc. (formerly Del      Nevada        100       Del Webb Corporation              100    100%   No
     E. Webb Finance Company)

236. Sun City Sales Corporation             Michigan     1,000     Del Webb Communities, Inc         1,000    100%   No

237. Sun City Title Agency Co.               Arizona   100,000     Del Webb Communities, Inc       100,000    100%   No

238. Sun State Insulation Co., Inc.          Arizona     1,000     Del Webb Communities, Inc         1,000    100%   No

239. Tallmadge Woods STP Associates LLC     New York             Pulte Homes of New York, Inc.             47.482%   No

240. Terravita Corp.                         Arizona     1,000       Del Webb Corporation            1,000    100%   No

241. Terravita Home Construction Co.         Arizona     1,000       Del Webb Corporation            1,000     75%   No
                                                                  Del Webb Communities, Inc.                   25%

242. Thunderbird Lodge Holding Corp.         Arizona       100    Del Webb Communities, Inc.           100    100%   No

243. TVM Corporation                        Michigan     1,000      Pulte Home Corporation           1,000    100%   No

244. Upper Gwynedd Development, Limited     Michigan                   Preserve II, Inc.                      100%
     Partnership                                                 Pulte Home Corporation of the                  1%
                                                                        Delaware Valley

245. Wellington Waltham, LLC             Massachusetts          Pulte Homes of New England LLC                100%   No

246. Wil Corporation                        Michigan     1,000      Pulte Home Corporation           1,000    100%   No      Yes

247. Wilben II Limited Partnership          Maryland                    PBW Corporation                        99%   No
                                                                        Wil Corporation                         1%

248. Wilben, LLLP                           Maryland                    Wil Corporation                        95%   No
                                                                        PBW Corporation                         5%

249. Williams' Field at Perry Hall, LLC     Maryland                    Wil Corporation                       100%   No

                                SCHEDULE 4.21(a)

                                INVESTMENT POLICY

                                PULTE HOMES, INC.
                                INVESTMENT POLICY

PURPOSE

This Policy has been adopted by the Board of Directors of Pulte Homes, Inc. (the "Company") to establish internal rules for the investment of corporate funds. Investments in accordance with this Policy and changes to Section F may be made from time to time by, or at the direction of, the Chief Executive Officer, the Chief Financial Officer ("CFO") and/or the Treasurer of the Company. Other investments or modifications of this Policy may be made only with the prior approval of the Board of Directors. This Policy does not affect the validity of existing investments of the Company.

ADMINISTRATION OF POLICY

The CFO of the Company shall have principal responsibility and authority for compliance with this Policy and shall establish suitable internal controls to assure compliance. The Treasurer is responsible for implementing this Policy.

INVESTMENT POLICY

Responsibilities associated with investment of corporate cash are to be discharged in such a manner as to protect/maintain the principal involved, maintain adequate liquidity to fund the Company's anticipated cash requirements and provide for prudent diversification of risk. The Company's objective is to maximize the after-tax rate of return on investments consistent with the above referenced safety, liquidity and diversification guidelines.

A. Surplus Funds

The Treasurer and Director of Treasury Operations (Assistant Treasurer) are authorized to approve the investment of surplus funds of the Company in approved money market investments for short-term periods under the guidelines below. Surplus funds are defined as cash in the Company's accounts which are not required at that point in time to maintain adequate bank balances or to meet outstanding financial objectives. Acceptable investments are shown in Exhibit 1.

B. Diversification

To minimize the risk of loss and to promote liquidity, the Company generally should maintain a reasonable diversity of investments. When investing surplus funds in non-affiliated entities:

- No more than $15 million may be invested in any one issuer (other than obligations of, or those guaranteed by, the United States of America, U.S. government agencies, or U.S. government sponsored enterprises).

- No more than $50 million may be invested in issuers which are in the same or a similar industry (other than banks or other financial institutions).

- No more than twenty percent (20%) may be invested in whole loan repurchase agreements with approved broker/dealers listed in Exhibit 2.

Notwithstanding the above, the Company's only restriction for funds invested overnight is that they meet the rating criteria shown in Exhibit 1.

C. Maturities

The Company's Treasurer may approve investments with a duration of up to one year if otherwise in compliance to Exhibit 1. Investments with a duration longer than 1 year may be made with the prior approval of the Company's CFO.

D. Change in Circumstances

The determination as to whether an investment is permitted under the Policy shall not be affected due to a change in circumstances occurring after the investment has been made (e.g., reduction in amount of surplus funds; downgrading of rating of a particular issuer). Upon a change in circumstances, the Treasurer will investigate the events which precipitated the change and will determine whether or not to terminate the investment. The Company shall not roll-over or otherwise renew or extend an investment if such investment would not then be permitted under this Policy.

E. Hedging

Any investment in fixed income securities with a duration greater than one year must be hedged with an appropriate instrument executed with a financial institution maintaining a minimum Moody's A3 credit rating (or equivalent) in order to protect the principal amount of the investment unless the CEO and CFO jointly allow for a specific exception. The Company's CFO and Treasurer are responsible for developing an appropriate hedge strategy.

F. Selection of Approved Broker/Dealers, Mutual Fund Companies and Banks

Any additions, deletions or other changes to the list of approved broker/dealers, mutual fund companies and banks (Exhibits 2 and 3) must be approved in writing by at least two of the officers below:

-     Chief Executive Officer

-     Chief Financial Officer

-     Treasurer

APPROVED: _____________________________________________ DATE: ___________
          Roger A. Cregg, Executive Vice President and Chief Financial Officer

APPROVED: _____________________________________________ DATE: ___________
          Bruce E. Robinson, Vice President and Treasurer

                                SCHEDULE 4.21(b)

                                   INVESTMENTS

                                      None

                                  SCHEDULE 4.25

                          LABOR CONTRACTS AND DISPUTES

                                      None

                                 EXHIBIT 1.1(a)

                        FORM OF ASSIGNMENT AND ASSUMPTION

            This Assignment and Assumption (the "Assignment and Assumption") is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the "Assignor") and [Insert name of Assignee] (the "Assignee"). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the "Credit Agreement"), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

            For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor's rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any Facility LCs, guarantees, and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the "Assigned Interest"). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1. Assignor: _______________________________

2. Assignee:  ______________________________
              [and is an Affiliate/Approved Fund of [identify Lender](1)]

3. Borrower: Pulte Homes, Inc.

4. Administrative Agent: JPMorgan Chase Bank, N.A., as the administrative agent under the Credit Agreement

-------------
(1)    Select as applicable.

5. Credit Agreement: Second Amended and Restated  Credit Agreement dated as of
                     October 31, 2005 among Pulte Homes Inc., the Lenders parties thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and the other agents parties thereto

6. Assigned Interest:

  AGGREGATE AMOUNT OF
COMMITMENT/LOANS FOR ALL  AMOUNT OF COMMITMENT/   PERCENTAGE ASSIGNED OF
        LENDERS              LOANS ASSIGNED        COMMITMENT/LOANS(2)
------------------------  ---------------------   ----------------------
$                         $                                 %

Effective Date: _____________ ___, 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

                                             ASSIGNOR

                                             [NAME OF ASSIGNOR]

                                             By: ______________________________
                                                 Title:

                                             ASSIGNEE

                                             [NAME OF ASSIGNEE]

                                             By: ______________________________
                                                 Title:

[Consented to and](3) Accepted:

JPMorgan Chase Bank, N.A.,, as
 Administrative Agent

By: ________________________________
    Title:

---------------
(2) Set forth, so at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

(3) To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

[Consented to:](4)

[NAME OF RELEVANT PARTY]

By: ______________________________
    Title:

---------------
(4) To be added only if the consent of the Borrower and/or other parties (e.g. Swingline Lender, Issuing Bank) is required by the terms of the Credit Agreement.

                                                                         ANNEX 1

                                PULTE HOMES, INC.
                  SECOND AMENDED AND RESTATED CREDIT AGREEMENT

                        STANDARD TERMS AND CONDITIONS FOR
                            ASSIGNMENT AND ASSUMPTION

            1. Representations and Warranties.

            1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and
(iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document(5), (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

            1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder,
(iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.1(a) or (b) thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Foreign Lender(6), attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

----------------
(5) The term "Loan Document" should be conformed to that used in the Credit Agreement.

(6) The concept of "Foreign Lender" should be conformed to the section in the Credit Agreement governing withholding taxes and gross-up.

            2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

            3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

                                 EXHIBIT 1.1(b)

                               SUBSIDIARY GUARANTY

      THIS SUBSIDIARY GUARANTY (this "Guaranty") is made as of October 31, 2005, by the undersigned (collectively, the "Subsidiary Guarantors") in favor of the Administrative Agent, for the benefit of the Lenders, under the Credit Agreement referred to below.

                                   WITNESSETH:

      WHEREAS, Pulte Homes, Inc., a Michigan corporation (the "Principal"), and JPMorgan Chase Bank, N.A., a national banking association having its principal office in New York, New York, as Administrative Agent, and certain other Lenders from time to time party thereto have entered into a certain Second Amended and Restated Credit Agreement dated October 31, 2005 (as same may be amended or modified from time to time, the "Credit Agreement"), providing, subject to the terms and conditions thereof, for extensions of credit to be made by the Lenders to the Principal;

      WHEREAS, the Credit Agreement requires that each of the Subsidiary Guarantors execute and deliver this Guaranty whereby each of the Subsidiary Guarantors shall guarantee the payment when due, subject to Section 10 hereof, of all Guaranteed Obligations, as defined below; and

      WHEREAS, in consideration of the financial and other support that the Principal has provided, and such financial and other support as the Principal may in the future provide, to the Subsidiary Guarantors, and because each Subsidiary Guarantor has determined that executing this Guaranty is in its interest and to its financial benefit, each of the Subsidiary Guarantors is willing to guarantee the obligations of the Principal under the Credit Agreement, any Note and the other Credit Documents;

      NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

      1. Defined Terms. "Guaranteed Obligations" is defined in Section 4 below. Other capitalized terms used herein but not defined herein shall have the meaning set forth in the Credit Agreement.

      2. Representations and Warranties. Each of the Subsidiary Guarantors represents and warrants (which representations and warranties shall be deemed to have been renewed upon each Extension of Credit under the Credit Agreement) that:

      (a) It (i) is a corporation, partnership or limited liability company duly organized, validly existing and in good standing under the laws of the state (or other jurisdiction) of its organization, (ii) is duly qualified and in good standing as a foreign entity and authorized to do business in every jurisdiction unless the failure to be so qualified, in good standing or authorized would not have or could not be reasonably expected to have a Material Adverse Effect and
(iii) has the requisite power and authority to own its properties and to carry on its business as now conducted and as proposed to be conducted.

      (b) It (i) has the requisite power and authority to execute, deliver and perform this Guaranty and any other Credit Document to which it is a party and to incur the obligations herein and therein provided for and (ii) is duly authorized to, and has been authorized by all necessary action, to execute, deliver and perform this Guaranty and any other Credit Document to which it is a party.

      (c) Neither the execution and delivery of the Credit Documents, nor the consummation of the transactions contemplated therein, nor performance of and compliance with the terms and provisions thereof by it (i) violate or conflict with any provision of its articles or certificate of incorporation or bylaws,
(ii) violate, contravene or materially conflict with any Requirement of Law or any other law, regulation (including, without limitation, Regulation D, O, T, U or X), order, writ, judgment, injunction, decree or permit applicable to it,
(iii) violate, contravene or conflict with contractual provisions of, or cause an event of default under, any indenture, loan agreement, mortgage, deed of trust, contract or other agreement or instrument to which it is a party or by which it may be bound, the violation of which would have or could be reasonably expected to have a Material Adverse Effect, or (iv) result in or require the creation of any Lien (other than those contemplated in or created in connection with the Credit Documents) upon or with respect to its properties.

      (d) Except for consents, approvals and authorizations which have been obtained, no consent, approval, authorization or order of, or filing, registration or qualification with, any court or Governmental Authority or third party is required in connection with its execution, delivery or performance of this Guaranty and any other Credit Agreement to which it is a party.

      3. Covenants. Each of the Subsidiary Guarantors covenants that, so long as any Lender has any Commitment outstanding under the Credit Agreement or any of the Guaranteed Obligations shall remain unpaid, that it will, and, if necessary, will enable the Principal to, fully comply with those covenants and agreements set forth in the Credit Agreement.

      4. The Guaranty. Subject to Section 10 hereof, each of the Subsidiary Guarantors hereby absolutely and unconditionally guarantees, as primary obligor and not as surety, the full and punctual payment (whether at stated maturity, upon acceleration or early termination or otherwise, and at all times thereafter) and performance of the Credit Party Obligations, including without limitation any such Credit Party Obligations incurred or accrued during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, whether or not allowed or allowable in such proceeding (collectively, subject to the provisions of Section 10 hereof, being referred to as the "Guaranteed Obligations"). Upon failure by the Principal to pay punctually any such amount, each of the Subsidiary Guarantors agrees that it shall forthwith on demand pay to the Administrative Agent for the benefit of the Lenders and, if applicable, their Affiliates, the amount not so paid at the place and in the manner specified in the Credit Agreement, any Note or the relevant Credit Document, as the case may be. This Guaranty is a guaranty of payment and not of collection. Each of the Subsidiary Guarantors waives any right to require the Lenders or the Administrative Agent to sue the Principal, any other guarantor, or any other person obligated for all or any part of the Guaranteed Obligations, or otherwise to enforce its payment against any collateral securing all or any part of the Guaranteed Obligations.

      5. Guaranty Unconditional. Subject to Section 10 hereof, the obligations of each of the Subsidiary Guarantors hereunder shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by:

            (a) any extension, renewal, settlement, compromise, waiver or release in respect of any of the Guaranteed Obligations, by operation of law or otherwise, or any obligation of any other guarantor of any of the Guaranteed Obligations, or any default, failure or delay, willful or otherwise, in the payment or performance of the Guaranteed Obligations;

            (b) any modification or amendment of or supplement to the Credit Agreement, any Note or any other Credit Document;

            (c) any release, nonperfection or invalidity of any direct or indirect security for any obligation of the Principal under the Credit Agreement, any Note, any Collateral Document, any other Credit Document, or any obligations of any other guarantor of any of the Guaranteed Obligations, or any action or failure to act by the Administrative Agent, any Lender or any Affiliate of any Lender with respect to any collateral securing all or any part of the Guaranteed Obligations;

            (d) any change in the corporate or other legal existence, structure or ownership of the Principal or any other guarantor of any of the Guaranteed Obligations, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Principal, or any other guarantor of the Guaranteed Obligations, or its assets or any resulting release or discharge of any obligation of the Principal, or any other guarantor of any of the Guaranteed Obligations;

            (e) the existence of any claim, setoff or other rights which the Subsidiary Guarantors may have at any time against the Principal, any other guarantor of any of the Guaranteed Obligations, the Administrative Agent, any Lender or any other Person, whether in connection herewith or any unrelated transactions;

            (f) any invalidity or unenforceability relating to any other guarantor of any of the Guaranteed Obligations, for any reason related to the Credit Agreement, any Note on any other Credit Document, or any provision of applicable law or regulation purporting to prohibit the payment by any other guarantor of the Guaranteed Obligations, of the principal of or interest on any Note or any other amount payable under the Credit Agreement, any Note or any other Credit Document; or

            (g) any other act or omission to act or delay of any kind by the Principal, any other guarantor of the Guaranteed Obligations, the Administrative Agent, any Lender or any other Person or any other circumstance whatsoever which might, but for the provisions of this paragraph, constitute a legal or equitable discharge of any Subsidiary Guarantor's obligations hereunder.

Notwithstanding the foregoing, the Subsidiary Guarantors do not waive defenses to the Guaranteed Obligations that are available to the Principal, except for such defenses as may arise by reason of any insolvency, bankruptcy, reorganization or similar proceeding affecting the Principal.

      6. Discharge Only Upon Payment In Full: Reinstatement In Certain Circumstances. Each of the Subsidiary Guarantors' obligations hereunder shall remain in full force and effect until all Guaranteed Obligations shall have been indefeasibly paid in full and the Commitments under the Credit Agreement shall have terminated or expired. If at any time any payment of the principal of or interest on any Note or any other amount payable by the Principal or any other party under the Credit

Agreement or any other Credit Document is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of the Principal or otherwise, each of the Subsidiary Guarantor's obligations hereunder with respect to such payment shall be reinstated as though such payment had been due but not made at such time.

      7. Waivers. Each of the Subsidiary Guarantors irrevocably waives acceptance hereof, presentment, demand, protest and, to the fullest extent permitted by law, any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against the Principal, any other guarantor of any of the Guaranteed Obligations, or any other Person.

      8. Subrogation. Each of the Subsidiary Guarantors hereby agrees not to assert any right, claim or cause of action, including, without limitation, a claim for subrogation, reimbursement, indemnification or otherwise, against the Principal arising out of or by reason of this Guaranty or the obligations hereunder, including, without limitation, the payment or securing or purchasing of any of the Guaranteed Obligations by any of the Subsidiary Guarantors unless and until the Guaranteed Obligations are indefeasibly paid in full, and any commitment to lend under the Credit Agreement and any other Credit Documents is terminated or has expired.

      9. Stay of Acceleration. If acceleration of the time for payment of any of the Guaranteed Obligations is stayed upon the insolvency, bankruptcy or reorganization of the Principal, all such amounts otherwise subject to acceleration under the terms of the Credit Agreement, any Note or any other Credit Document shall nonetheless be payable by each of the Subsidiary Guarantors hereunder forthwith on demand by the Administrative Agent made at the request of the Required Lenders.

      10. Limitation on Obligations. The provisions of this Guaranty are severable, and in any action or proceeding involving any state corporate law, or any state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Subsidiary Guarantor under this Guaranty would otherwise be held or determined to be avoidable, invalid or unenforceable on account of the amount of such Subsidiary Guarantor's liability under this Guaranty, then, notwithstanding any other provision of this Guaranty to the contrary, the amount of such liability shall, without any further action by the Subsidiary Guarantors, the Administrative Agent or any Lender, be automatically limited and reduced to the highest amount that is valid and enforceable as determined in such action or proceeding (such highest amount determined hereunder being the relevant Subsidiary Guarantor's "Maximum Liability"). This Section 10(a) with respect to the Maximum Liability of the Subsidiary Guarantors is intended solely to preserve the rights of the Administrative Agent hereunder to the maximum extent not subject to avoidance under applicable law, and neither the Subsidiary Guarantor nor any other person or entity shall have any right or claim under this Section 10(a) with respect to the Maximum Liability, except to the extent necessary so that the obligations of the Subsidiary Guarantor hereunder shall not be rendered voidable under applicable law.

            (a) Each of the Subsidiary Guarantors agrees that the Guaranteed Obligations may at any time and from time to time exceed the Maximum Liability of each Subsidiary Guarantor, and may exceed the aggregate Maximum Liability of all other Subsidiary Guarantors, without impairing this Guaranty or affecting the rights and remedies of the Administrative Agent hereunder. Nothing in this Section 10(b) shall be construed to increase any Subsidiary Guarantor's obligations hereunder beyond its Maximum Liability.

            (b) In the event any Subsidiary Guarantor (a "Paying Subsidiary Guarantor") shall make any payment or payments under this Guaranty or shall suffer any loss as a result of any realization upon any collateral granted by it to secure its obligations under this Guaranty, each other Subsidiary Guarantor (each a "Non-Paying Subsidiary Guarantor") shall contribute to such Paying Subsidiary Guarantor an amount equal to such Non-Paying Subsidiary Guarantor's "Pro Rata Share" of such payment or payments made, or losses suffered, by such Paying Subsidiary Guarantor. For the purposes hereof, each Non-Paying Subsidiary Guarantor's "Pro Rata Share" with respect to any such payment or loss by a Paying Subsidiary Guarantor shall be determined as of the date on which such payment or loss was made by reference to the ratio of (i) such Non-Paying Subsidiary Guarantor's Maximum Liability as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder) or, if such Non-Paying Subsidiary Guarantor's Maximum Liability has not been determined, the aggregate amount of all monies received by such Non-Paying Subsidiary Guarantor from the Principal after the date hereof (whether by loan, capital infusion or by other means) to (ii) the aggregate Maximum Liability of all Subsidiary Guarantors hereunder (including such Paying Subsidiary Guarantor) as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder), or to the extent that a Maximum Liability has not been determined for any Subsidiary Guarantors, the aggregate amount of all monies received by such Subsidiary Guarantors from the Principal after the date hereof (whether by loan, capital infusion or by other means). Nothing in this Section 10(c) shall affect any Subsidiary Guarantor's several liability for the entire amount of the Guaranteed Obligations (up to such Subsidiary Guarantor's Maximum Liability). Each of the Subsidiary Guarantors covenants and agrees that its right to receive any contribution under this Guaranty from a Non-Paying Subsidiary Guarantor shall be subordinate and junior in right of payment to all the Guaranteed Obligations. The provisions of this Section 10(c) are for the benefit of both the Administrative Agent and the Subsidiary Guarantors and may be enforced by any one, or more, or all of them in accordance with the terms hereof.

      11. Application of Payments. All payments received by the Administrative Agent hereunder shall be applied by the Administrative Agent to payment of the Guaranteed Obligations in the order of priority set forth in Section 7.3 of the Credit Agreement unless a court of competent jurisdiction shall otherwise direct.

      12. Notices. All notices, requests and other communications to any party hereunder shall be given or made by telecopier or other writing and telecopied, or mailed or delivered to the intended recipient at its address or telecopier number set forth on the signature pages hereof or such other address or telecopy number as such party may hereafter specify for such purpose by notice to the Administrative Agent in accordance with the provisions of Section 9.1 of the Credit Agreement. Except as otherwise provided in this Guaranty, all such communications shall be deemed to have been duly given when transmitted by telecopier, or personally delivered or, in the case of a mailed notice sent by certified mail return-receipt requested, on the date set forth on the receipt (provided, that any refusal to accept any such notice shall be deemed to be notice thereof as of the time of any such refusal), in each case given or addressed as aforesaid.

      13. No Waivers. No failure or delay by the Administrative Agent or any Lender in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided in this Guaranty, the Credit Agreement, any Note and the other Credit Documents shall be cumulative and not exclusive of any rights or remedies provided by law.

      14. No Duty to Advise. Each of the Subsidiary Guarantors assumes all responsibility for being and keeping itself informed of the Principal's financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that each of the Subsidiary Guarantors assumes and incurs under this Guaranty, and agrees that neither the Administrative Agent nor any Lender has any duty to advise any of the Subsidiary Guarantors of information known to it regarding those circumstances or risks.

      15. Successors and Assigns. This Guaranty is for the benefit of the Administrative Agent and the Lenders and their respective successors and permitted assigns and in the event of an assignment of any amounts payable under the Credit Agreement, any Note, or the other Credit Documents, the rights hereunder, to the extent applicable to the indebtedness so assigned, shall be transferred with such indebtedness. This Guaranty shall be binding upon each of the Subsidiary Guarantors and their respective successors and permitted assigns.

      16. Changes in Writing. Neither this Guaranty nor any provision hereof may be changed, waived, discharged or terminated orally, but only in writing signed by each of the Subsidiary Guarantors and the Administrative Agent with the consent of the Required Lenders.

      17. Costs of Enforcement. Each of the Subsidiary Guarantors agrees to pay all costs and expenses including, without limitation, all court costs and attorneys' fees and expenses paid or incurred by the Administrative Agent or any Lender or any Affiliate of any Lender in endeavoring to collect all or any part of the Guaranteed Obligations from, or in prosecuting any action against, the Principal, the Subsidiary Guarantors or any other guarantor of all or any part of the Guaranteed Obligations.

      18. GOVERNING LAW; SUBMISSION TO JURISDICTION; WAIVER OF JURY TRIAL. THIS GUARANTY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK. EACH OF THE SUBSIDIARY GUARANTORS HEREBY SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND OF ANY STATE COURT SITTING IN NEW YORK, NEW YORK AND FOR PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR TO THIS GUARANTY (INCLUDING, WITHOUT LIMITATION, ANY OF THE OTHER CREDIT DOCUMENTS) OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH OF THE SUBSIDIARY GUARANTORS IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH ANY OF THEM MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. EACH OF THE SUBSIDIARY GUARANTORS, AND THE ADMINISTRATIVE AGENT AND THE LENDERS ACCEPTING THIS GUARANTY, HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY OR THE TRANSACTIONS CONTEMPLATED HEREBY.

      19. Setoff. Without limiting the rights of the Administrative Agent or the Lenders under applicable law, if all or any part of the Guaranteed Obligations is then due, whether pursuant to the occurrence of an Event of Default or otherwise, then the Guarantor authorizes the Administrative Agent and the Lenders to apply any sums standing to the credit of the Guarantor with the Administrative Agent or any Lender of the Administrative Agent or any Lender toward the payment of the Guaranteed Obligations.

      20. Taxes, etc. All payments required to be made by any of the Subsidiary Guarantors hereunder shall be made without setoff or counterclaim and free and clear of and without deduction or withholding for or on account of, any present or future taxes, levies, imposts, duties or other charges of whatsoever nature imposed by any government or any political or taxing authority thereof (excluding federal taxation of the overall income of any Lender), provided, however, that if any of the Subsidiary Guarantors is required by law to make such deduction or withholding, such Subsidiary Guarantor shall forthwith (i) pay to the Administrative Agent or any Lender, as applicable, such additional amount as results in the net amount received by the Administrative Agent or any Lender, as applicable, equaling the full amount which would have been received by the Administrative Agent or any Lender, as applicable, had no such deduction or withholding been made, (ii) pay the full amount deducted to the relevant authority in accordance with applicable law, and (iii) furnish to the Administrative Agent or any Lender, as applicable, certified copies of official receipts evidencing payment of such withholding taxes within 30 days after such payment is made.

      21. Supplemental Guarantors. Pursuant to Section 5.12 of the Credit Agreement, additional Subsidiaries shall become obligated as Subsidiary Guarantors hereunder (each as fully as though an original signatory hereto) by executing and delivering to the Administrative Agent a supplemental guaranty in the form of Exhibit A attached hereto (with blanks appropriately filled in).

      22. Original Guaranty Superseded. This Guaranty supersedes and replaces that certain Subsidiary Guaranty dated September 16, 2004.

IN WITNESS WHEREOF, each of the Subsidiary Guarantors has caused this Guaranty to be duly executed, under seal, by its authorized officer as of the day and year first above written.

                              [Signature of Subsidiary Guarantors]

                                    EXHIBIT A

                              SUPPLEMENTAL GUARANTY

                                     [DATE]

JPMorgan Chase Bank, N.A., as Administrative Agent

Ladies and Gentlemen:

            Reference is hereby made to (i) that certain Second Amended and Restated Credit Agreement, dated as of October 31, 2005, as amended, among Pulte Homes, Inc., the lenders from time to time parties thereto (the "Lenders"), and JPMorgan Chase Bank, N.A., as a Lender and as administrative agent (the "Administrative Agent") on behalf of itself and the other Lenders (as amended, restated, supplemented or otherwise modified from time to time, the "Credit Agreement") and (ii) that certain Guaranty, dated as of even date with the Credit Agreement, executed and delivered by the Subsidiary Guarantors parties thereto in favor of the Administrative Agent, for the benefit of the Lenders (as amended, restated, supplemented or otherwise modified from time to time, the "Guaranty"). Terms not defined herein which are defined in the Credit Agreement shall have for the purposes hereof the respective meanings provided therein.

            In accordance with Section 5.12 of the Credit Agreement and Section 21 of the Guaranty, the undersigned, [GUARANTOR]____________, a corporation [limited partnership/limited liability company] organized under the laws of ___________, hereby elects to be a "Guarantor" for all purposes of the Credit Agreement and "Subsidiary Guarantor" for all purposes of the Guaranty, respectively, effective from the date hereof.

            Without limiting the generality of the foregoing, the undersigned hereby agrees to perform all the obligations of a Subsidiary Guarantor under, and to be bound in all respects by the terms of, the Guaranty, to the same extent and with the same force and effect as if the undersigned were a direct signatory thereto.

            This Supplemental Guaranty shall be construed in accordance with and governed by the internal laws of the State of New York (but otherwise without regard to the conflict of laws provisions).

            IN WITNESS WHEREOF, this Supplemental Guaranty has been duly executed by the undersigned as of the __ day of ____, 200_.

                                        [GUARANTOR]

                                        By: __________________________________
                                        Name:
                                        Title:

                                 EXHIBIT 1.1(c)

                    INTERCREDITOR AND SUBORDINATION AGREEMENT

      THIS INTERCREDITOR AND SUBORDINATION AGREEMENT (this "Intercreditor Agreement"), dated as of October 31, 2005, is by and among ASSET SEVEN CORP., an Arizona corporation ("Asset Seven"), PULTE REALTY CORPORATION, an Arizona corporation ("Pulte Realty"), each subsidiary of Pulte Homes, Inc. that from time to time executes an Intercreditor Joinder Agreement (as defined below) (together with Asset Seven and Pulte Realty, individually a "Subordinated Creditor" and collectively the "Subordinated Creditors"), JPMORGAN CHASE BANK, N.A., as administrative agent for the Revolving Credit Lenders from time to time party to the Revolving Credit Agreement described below (in such capacity, "Administrative Agent"), and JPMORGAN CHASE BANK, N.A. as trustee for the Noteholders pursuant to the Indenture described below (in such capacity, the "Trustee").

                                    RECITALS:

      A. Pursuant to the terms of that certain Second Amended and Restated Credit Agreement, dated as of October 31, 2005 (as amended, modified, supplemented or restated from time to time, the "Revolving Credit Agreement"), among Pulte Homes, Inc. (the "Borrower"), the lenders from time to time party thereto (the "Revolving Credit Lenders") and Administrative Agent, the Revolving Credit Lenders have provided a revolving credit facility to the Borrower. The obligations of the Borrower under the Revolving Credit Agreement are guaranteed by certain subsidiaries of the Borrower (the "Guarantors").

      B. The Borrower has issued and may issue from time to time senior unsecured notes (the "Senior Notes") pursuant to that certain indenture, dated as of October 24, 1995, or a supplement thereto (as previously amended, modified or supplemented and as amended, modified, supplemented or restated from time to time, the "Indenture").

      C. The Subordinated Creditors are holders of promissory notes (the "Subordinated Notes") from certain subsidiaries of the Borrower (the "Note Issuers"), which Subordinated Notes are secured by mortgages on certain real properties owned by the Note Issuers (the "Collateral").

      D. Each Subordinated Creditor is a subsidiary of the Borrower.

      E. In order to induce the Revolving Credit Lenders and the holders of the Senior Notes (the "Noteholders") to provide or continue to provide the financial accommodations to the Borrower under the Revolving Credit Agreement and the Senior Notes (collectively, the "Senior Loan Documents" and individually, a "Senior Loan Document"), and because of the direct benefit to the Subordinated Creditors of such financial accommodations, Subordinated Creditors, Administrative Agent and the Trustee have agreed to enter into this Intercreditor Agreement.

      NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I

                                   Definitions

1.1 Certain Defined Terms. For the purposes hereof:

      (a) "Code" means the Internal Revenue Code of 1986 and the rules and regulations promulgated thereunder, as amended, modified, succeeded or replaced from time to time. References to sections of the Code should be construed also to refer to any successor sections.

      (b) "Event of Default" means (i) an "Event of Default" as defined in the Revolving Credit Agreement or (ii) an event of default under the Senior Notes or the Indenture.

      (c) "Senior Creditors" means (i) so long as any Senior Obligations (or commitments with respect thereto) remains outstanding under the Revolving Credit Agreement, Administrative Agent and (ii) so long as any Senior Obligations (or commitments with respect thereto) remains outstanding under the Senior Notes, the Trustee.

      (d) "Senior Obligations" means (i) the "Credit Party Obligations" as defined in the Revolving Credit Agreement and (ii) all obligations (including, without limitation, principal, interest and fees (including any interest or fees which accrue after the commitment of any case, proceeding or other action relating to the bankruptcy, insolvency or reorganization of the Borrower, whether or not allowed claims in such proceeding)) outstanding under the Senior Notes.

      (e) "Subordinated Obligations" means (i) the principal amount of, and accrued interest (including, without limitation, any interest which accrues after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency or reorganization of a Note Issuer, whether or not allowed claims in such proceeding) on any Subordinated Note, and (ii) all other indebtedness, obligations and liabilities of the Note Issuers to the Subordinated Creditors now existing or hereafter incurred.

      (f) "Intercreditor Joinder Agreement" means an intercreditor joinder agreement in substantially the form of Exhibit A attached hereto.

1.2 Other Definitional Provisions. The words "hereof," "herein" and "hereunder" and words of similar import when used in this Intercreditor Agreement shall refer to this Intercreditor Agreement as a whole and not to any particular provision of this Intercreditor Agreement, and section, subsection, schedule and exhibit references are to this Intercreditor Agreement unless otherwise specified. Defined terms herein shall include in the singular number the plural and in the plural the singular.

                                   ARTICLE II

                             Terms of Subordination

2.1 Subordination.

      (a) Each of the Subordinated Creditors agrees, for itself and each future holder of the Subordinated Obligations held by such Subordinated Creditor, that the Subordinated Obligations are expressly subordinate and junior in right of payment (as defined in subsection 2.1(b)) to all Senior Obligations in all respects.

      (b) "Subordinate and junior in right of payment" shall mean that:

            (i) Upon the occurrence and during the continuance of an Event of Default, (A) none of the Subordinated Creditors will, without the express prior written consent of the Senior Creditors or unless otherwise instructed by the Senior Creditors, take, demand or receive, directly or indirectly, by set-off, redemption, purchase or in any other manner, any payment on or security for the whole or any part of the Subordinated Obligations, and (B) without the express prior written consent of the Senior Creditors or unless otherwise instructed by the Senior Creditors, none of the Subordinated Creditors will make demand for the payment of or accelerate the scheduled maturities of any amounts owing under the Subordinated Obligations.

            (ii) Until the Senior Obligations shall have been paid indefeasibly in full and satisfied and no commitments with respect thereto remains outstanding, upon the occurrence and during the continuance of an Event of Default, none of the Subordinated Creditors will accelerate, declare to be immediately due and payable, enforce or take any action to enforce or collect, or otherwise exercise any rights or remedies it may possess with respect to the Subordinated Obligations or any portion thereof, or take any action to enforce or otherwise exercise any rights or remedies with respect to, or realize upon, the Collateral, in each case without the prior written consent of the Senior Creditors.

            (iii) Without limiting the generality of the foregoing provisions of this Section 2.1, in the event of any liquidation, termination, revocation or other winding-up of a Note Issuer, or in the event of any receivership, insolvency, reorganization or bankruptcy proceedings, assignment for the benefit of creditors or any proceeding by or against a Note Issuer for any relief under any bankruptcy, reorganization or insolvency law or laws (federal or state) or any law (federal or state) relating to the relief of debtors, readjustment of indebtedness, reorganization, composition or extension of indebtedness, then, upon the occurrence and during the continuance of an Event of Default, unless otherwise agreed to or instructed in writing by the Senior Creditors, all Senior Obligations shall first be paid in full before any payment or distribution is made in respect of the Subordinated Obligations, and any payment or distribution of any kind or character (whether in cash, property or securities) that, but for the subordination provisions contained herein, would otherwise be payable or deliverable to a Subordinated Creditor upon or in respect of the Subordinated Obligations, shall instead be paid over or delivered to the Senior Creditors or their representatives, and such Subordinated Creditor shall not receive any such payment or distribution or any benefit therefrom unless and until the Senior Obligations shall have been fully paid and satisfied.

2.2 Power of Attorney; Agreement to Cooperate. Each of the Subordinated Creditors hereby agrees, upon the occurrence of an Event of Default, to duly and promptly take such action as may be requested at any time and from time to time by the Senior Creditors, to file appropriate proofs of claim in respect of the Subordinated Obligations, and to execute and deliver such powers of attorney, assignment of proofs of claim or other instruments as may be requested by the Senior Creditors in order to enable the Senior Creditors to enforce any and all claims upon or in respect of the Subordinated Obligations and to collect and receive any and all payments or distributions which may be payable or deliverable at any time upon or in respect of the Subordinated Obligations.

2.3 Payments Received by a Subordinated Creditor. Should any payment or distribution or security or realization of the Collateral, or the proceeds of any thereof, be collected or received by a Subordinated Creditor in respect of the Subordinated Obligations, and such collection or receipt is received in a receivership, insolvency, reorganization or bankruptcy proceeding involving a
Note Issuer or is not expressly permitted hereunder, the Subordinated Creditor will forthwith turn over the same to the Senior Creditors in the form received (except for endorsement or assignment by the Subordinated Creditor when necessary) to be applied to the Senior Obligations and, until so turned over, the same shall be held in trust by the Subordinated Creditor as the property of the Senior Creditors.

2.4 Subrogation. The Subordinated Creditors shall not be subrogated to the rights of the Senior Creditors to receive payments or distributions of assets of the Note Issuers for the Senior Obligations.

2.5 Application of Payments Among Senior Creditors. Any payment with respect to the Senior Obligations or received by a Senior Creditor pursuant to the terms of this Intercreditor Agreement shall be applied pro rata to the Senior Obligations outstanding under the Revolving Credit Agreement and the Senior Notes based on the aggregate amount of Senior Obligations outstanding under the Revolving Credit Agreement and the Senior Notes, respectively, on the date of such payment, as certified by Administrative Agent and the Trustee, respectively, to the other Senior Creditors.

                                  ARTICLE III

                         Representations and Warranties

3.1 Each of the Subordinated Creditors represents and warrants to the Senior Creditors that:

      (a) Subordinated Obligations. The Subordinated Obligations are payable solely and exclusively to the Subordinated Creditors and to no other person, firm, corporation or other entity, without deduction for any defense, offset or counterclaim.

      (b) Power and Authority; Authorization; No Violation. Each Subordinated Creditor has full power, authority and legal right to execute, deliver and perform this Intercreditor Agreement, and, the execution, delivery and performance of this Intercreditor Agreement have been duly authorized by all necessary action on the part of such Subordinated Creditor, do not require any approval or consent of any holders of any indebtedness or obligations of such Subordinated Creditor and will not violate any provision of law, governmental regulation, order or decree or any provision of any indenture, mortgage, contract or other agreement to which such Subordinated Creditor is party or by which such Subordinated Creditor is bound.

      (c) Consents. No consent, license, approval or authorization of, or registration or declaration with, any governmental instrumentality, domestic or foreign, is required in connection with the execution, delivery and performance by the Subordinated Creditor of this Intercreditor Agreement.

      (d) Binding Obligation. This Intercreditor Agreement constitutes a legal, valid and binding obligation of the Subordinated Creditor enforceable in accordance with its terms.

                                   ARTICLE IV

                  Modification of Senior Obligations; Reliance

4.1 Each of the Subordinated Creditors agrees that, without the necessity of any reservation of rights against such Subordinated Creditor and without notice to or further assent by such Subordinated Creditor, (a) any demand for payment of any Senior Obligation may be made, and the Senior Obligations or the liability of the Borrower or any of its subsidiaries for any part thereof, or any guaranty therefor, or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, modified, accelerated, compromised, waived, surrendered, or released and (b) any document or instrument evidencing or governing the terms of the Senior Obligations or guaranties or documents in connection with the Senior Obligations may be amended, modified, supplemented or terminated, in whole or in part, as the applicable Senior Creditor may deem advisable from time to time, in each case all without notice to or further assent by such Subordinated Creditor, which will remain bound under this Intercreditor Agreement, and all without impairing, abridging, releasing or affecting the subordination provided for herein, notwithstanding any such renewal, extension, modification, acceleration, compromise, amendment, supplement, termination, waiver, surrender or release. Each of the Subordinated Creditors waives (i) any and all notice of the creation, modification, renewal, extension or accrual of any of the Senior Obligations and (ii) notice of or proof of reliance on this Intercreditor Agreement and protest, demand for payment and notice of an Event of Default. The Senior Obligations shall conclusively be deemed to have been created, contracted, incurred or continued in reliance upon this Intercreditor Agreement, and all dealings between or among the Note Issuers and the Senior Creditors shall be deemed to have been consummated in reliance upon this Intercreditor Agreement. The Subordinated Creditors acknowledge and agree that the Senior Creditors, the Revolving Credit Lenders and the Noteholders have relied upon the subordination provided for herein in making the Senior Obligations available to the Borrower.

                                   ARTICLE V

              No Transfer of Subordinated Obligations or Collateral

5.1 The Subordinated Creditors will not (a) sell, assign or otherwise transfer, in whole or in part, any Subordinated Obligation or any Collateral held by the Subordinated Creditors or any interest therein to any other person or entity (a "Transferee") other than a Subordinated Creditor or (b) create, incur or suffer to exist any security interest, lien, charge or other encumbrance whatsoever upon the Subordinated Obligations or the Collateral in favor of any Transferee.

                                   ARTICLE VI

                     Joinder of Other Subordinated Creditors

6.1 Any subsidiary of the Borrower that properly elects to be taxed as a real estate investment trust under Section 856 (c) of the Code may become a Subordinated Creditor hereunder by executing and delivering an Intercreditor Joinder Agreement. Upon receipt by the Senior Creditors of an Intercreditor Joinder Agreement from a subsidiary of the Borrower, such subsidiary shall be considered a Subordinated Creditor under the terms of this Intercreditor Agreement.

                                  ARTICLE VII

                                  Miscellaneous

7.1 No Waiver; Cumulative Remedies. No failure or delay on the part of any Senior Creditor, Revolving Credit Lender or Noteholder in exercising any right, power or privilege hereunder or under any Senior Loan Document or any other loan document entered into in connection therewith and no course of dealing between the Subordinated Creditors and any Senior Creditor, Revolving Credit Lender or Noteholder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Senior Loan Document or any other loan document entered into in connection therewith preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights and remedies provided herein are cumulative and not exclusive of any rights or remedies which the Senior Creditors, the Revolving Credit Lenders and the Noteholders would otherwise have. No notice to or demand on any Subordinated Creditor in any case shall entitle such Subordinated Creditor to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Senior Creditors, the Revolving Credit Lenders and the Noteholders to any other or further action in any circumstances without notice or demand.

7.2 Further Assurances. The Subordinated Creditors agree, upon the request of a Senior Creditor, to promptly take such actions, as reasonably requested, as is necessary to carry out the intent of this Intercreditor Agreement.

7.3 Notices. All notices and other communications with respect to this Intercreditor Agreement shall have been duly given and shall be effective (a) when delivered in writing, (b) when transmitted via telecopy (or other facsimile device) to the number set out below, (c) the business day following the day on which the same has been delivered prepaid (or on an invoice basis) to a reputable national overnight air courier service, or (d) the third business day following the day on which the same is sent by certified or registered mail, postage prepaid, in each case to the respective parties at the address or telecopy numbers set forth below or at such other address as such party may specify by written notice to the other parties hereto.

To Administrative Agent:                    JPMorgan Chase Bank, N.A.
                                            _____________________________
                                            _____________________________

                                            Attn: _______________
                                            Ph: _________________
                                            Fax: ________________

To the Trustee:                             JPMorgan Chase Bank, N.A.
                                            _____________________________
                                            _____________________________

                                            Attn: ________________
                                            Ph: __________________
                                            Fax: _________________

7.4 Governing Law; Jurisdiction.

      (a) THIS INTERCREDITOR AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. Any legal action or proceeding with respect to this Intercreditor Agreement may be brought in the courts of the State of New York or of the United States for the Southern District of New York, and, by execution and delivery of this Intercreditor Agreement, each party hereto hereby irrevocably accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of such courts. Each party hereto further irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to it at the address for notices pursuant to Section 7.3, such service to become effective 20 days after such mailing. Nothing herein shall affect the right of a Senior Creditor to serve process on a Subordinated Creditor in any other manner permitted by law or to commence legal proceedings or to otherwise proceed against a Subordinated Creditor in any other jurisdiction.

      (b) Each party hereto hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Intercreditor Agreement brought in the courts referred to in subsection (a) hereof and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

7.5 Waiver of Jury Trial. EACH OF THE PARTIES TO THIS INTERCREDITOR AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS INTERCREDITOR AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

7.6 Successors and Assigns. This Intercreditor Agreement shall be binding upon and inure to the benefit of the Senior Creditors, the Subordinated Creditors, and their respective successors, transferees and assigns.

7.7 Severability. If any provision of any of this Intercreditor Agreement is determined to be illegal, invalid or unenforceable, such provision shall be fully severable and the remaining provisions shall remain in full force and effect and shall be construed without giving effect to the illegal, invalid or unenforceable provisions.

7.8 Counterparts. This Intercreditor Agreement may be executed in any number of counterparts, each of which where so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. Delivery of executed counterparts by telecopy shall be as effective as an original and shall constitute a representation that an original will be delivered.

7.9 Waivers, Amendments, Etc. This Intercreditor Agreement may not be rescinded or canceled or modified in any way, nor may any provision of this Intercreditor Agreement be waived or changed without the express prior written consent thereto of the Senior Creditors.

7.10 Original Intercreditor Agreement Superseded. This Intercreditor Agreement replaces and supersedes the Intercreditor Agreement dated September 16, 2004.

      IN WITNESS WHEREOF, the parties hereto have caused this Intercreditor Agreement to be executed as of the day and year first above written.

SUBORDINATED CREDITOR:                ASSET SEVEN CORP.,
                                      an Arizona corporation

                                      By: ___________________________________
                                      Name:  ________________________________
                                      Title: ________________________________

SUBORDINATED CREDITOR:                PULTE REALTY CORPORATION, an
                                      Arizona corporation

                                      By:  ___________________________________
                                      Name:  _________________________________
                                      Title:  ________________________________

SENIOR CREDITOR:                      JPMORGAN CHASE BANK, N.A.,
                                      as Administrative Agent for the
                                      Revolving Credit Lenders

                                      By:  ___________________________________
                                      Name:  _________________________________
                                      Title:  ________________________________

SENIOR CREDITOR:                      JPMORGAN CHASE BANK, N.A., as
                                      Trustee

                                      By:  ___________________________________
                                      Name:  _________________________________
                                      Title: _________________________________

                                    EXHIBIT A

                     Form of Intercreditor Joinder Agreement

      THIS INTERCREDITOR JOINDER AGREEMENT (the "Agreement"), dated as of __________________________ is entered into among _________________________, (the
"New REIT") and JPMORGAN CHASE BANK, N.A. and_________________________________,
in their capacity as Senior Creditors (the "Senior Creditors") under that certain Intercreditor and Subordination Agreement, dated as of October 31, 2005, among ASSET SEVEN CORP., an Arizona corporation, PULTE REALTY CORPORATION, an Arizona corporation, the other Subordinated Creditors party thereto and the Senior Creditors (as the same may be amended, modified, extended or restated from time to time, the "Intercreditor Agreement"). All capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Intercreditor Agreement.

      1. The New REIT hereby acknowledges, agrees and confirms that, by its execution of this Credit Agreement, the New REIT will be deemed to be a Subordinated Creditor under the Intercreditor Agreement and shall have all of the rights and obligations of a Subordinated Creditor thereunder as if it had executed the Intercreditor Agreement. The New REIT hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Intercreditor Agreement, including without limitation, all of the subordination terms set forth in Article II of the Intercreditor Agreement.

      2. This Credit Agreement may be executed in any number of counterparts, each of which where so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. Delivery of executed counterparts by telecopy shall be as effective as an original and shall constitute a representation that an original will be delivered.

      3. THIS CREDIT AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

      IN WITNESS WHEREOF, the New REIT has caused this Credit Agreement to be duly executed by its authorized officer, as of the day and year first above written.

                                    [NEW REIT]

                                    By:  ___________________________________
                                    Name:  _________________________________
                                    Title:  ________________________________

Acknowledged and Accepted

JPMORGAN CHASE BANK, N.A., as
Administrative Agent, in its
capacity as a Senior Creditor

By:  ___________________________________
Name:  _________________________________
Title:  ________________________________

JPMORGAN CHASE BANK, N.A., as
Trustee, in its capacity as a Senior Creditor

By:  ___________________________________
Name:  _________________________________
Title:  ________________________________

                                 EXHIBIT 2.4(e)

                                 SWINGLINE NOTE

$50,000,000.00                                                  October 31, 2005

      Pulte Homes, Inc., a Michigan corporation (the "Borrower") promises to pay to the order of JPMorgan Chase Bank, N.A. (the "Swingline Lender") the lesser of the principal sum of Fifty Million and no/100 Dollars ($50,000,000.00) or the aggregate unpaid principal amount of all Swingline Loans made by the Swingline Lender to the Borrower pursuant to the Agreement (as hereinafter defined) in immediately available funds at the main office of JPMorgan Chase Bank, N.A., in New York, New York, as Administrative Agent, together with interest on the unpaid principal amount hereof at the rates and on the dates set forth in the Agreement. The Borrower shall pay the principal of and accrued and unpaid interest on all Swingline Loans in full, if not sooner due and payable under the Agreement, on the Maturity Date.

      This Note is the Swingline Note issued pursuant to, and is entitled to the benefits of, the Second Amended and Restated Credit Agreement, dated as of October 31, 2005 (which as it may be amended or modified and in effect from time to time is herein called the "Agreement") among the Borrower, the lenders party thereto (including the Swingline Lender) and JPMorgan Chase Bank, N.A., as Administrative Agent, to which Agreement reference is hereby made for a statement of the terms and conditions governing this Note, including the terms and conditions under which this Note may be prepaid or its maturity date accelerated. Capitalized terms used herein and not otherwise defined herein are used with the meanings attributed to them in the Agreement.

                                           PULTE HOMES, INC.

                                           By: ______________________________
                                           Name:
                                           Title:

                                   EXHIBIT 2.5

                            COMMITMENT AND ACCEPTANCE

      This Commitment and Acceptance (this "Commitment and Acceptance") dated as of _______________, 200_, is entered into among the parties listed on the signature pages hereof. Capitalized terms used herein and not otherwise defined herein shall have the meanings attributed to them in the Credit Agreement (as defined below).

                             PRELIMINARY STATEMENTS

      Reference is made to that certain Second Amended and Restated Credit Agreement dated as of October 31, 2005, by and among Pulte Homes, Inc., a Michigan corporation (the "Borrower"), JPMorgan Chase Bank, N.A., as Administrative Agent, and the Lenders that are parties thereto (as the same may from time to time be amended, modified, supplemented or restated, in whole or in part and without limitation as to amount, terms, conditions or covenants, the "Credit Agreement").

      Pursuant to Section 2.5 of the Credit Agreement, the Borrower has requested an increase in the Aggregate Commitment from $_______________ to $__________________. Such increase in the Aggregate Amount is to become effective on _______________ __, ____ (the "Increase Date") [THIS DATE IS TO BE MUTUALLY AGREED UPON BY THE BORROWER, THE ACCEPTING LENDER AND AGENT IN ACCORDANCE WITH THE PROVISIONS OF SECTION 2.5) OF THE CREDIT AGREEMENT]. In connection with such requested increase in the Aggregate Commitment, the Borrower, Administrative Agent and _________________ ("Accepting Lender") hereby agree as follows:

      1. ACCEPTING LENDER'S COMMITMENT. Effective as of the Increase Date, [Accepting Lender shall become a party to the Credit Agreement as a Lender, shall have all of the rights and obligations of a Lender thereunder, shall agree to be bound by the terms and provisions thereof and shall thereupon have a Commitment under and for purposes of the Credit Agreement in an amount equal [the Commitment of Accepting Lender under the Credit Agreement shall be increased from $___________________] to the amount set forth opposite Accepting Lender's name on the signature pages hereof.

      REPRESENTATIONS AND AGREEMENTS OF ACCEPTING LENDER. Accepting Lender (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Commitment and Acceptance and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to become a Lender, (iii) from and after the Increase Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.1(a) and (b) thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Commitment and Acceptance on the basis of which it has made such analysis and decision independently and without reliance on the Agent or any other Lender, and (v) if it is a Foreign

Lender, it has delivered any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Accepting Lender; and (b) agrees that (i) it will, independently and without reliance on the Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Documents, and
(ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender.]

      2. *Paragraph 2 is to be inserted only if Accepting Lender is not already a party to the Credit Agreement prior to the Increase Date.

      3. REPRESENTATION OF BORROWER. The Borrower hereby represents and warrants that, as of the date hereof and as of the Increase Date, (a) no event or condition shall have occurred and then be continuing which constitutes an Event of Default or Default and (b) the representations and warranties of the Borrower contained in the Credit Agreement are true and correct in all material respects (except to the extent any such representation or warranty is stated to relate solely to an earlier date).

      4. ADMINISTRATIVE AGENT'S FEE. On or before the Increase Date, the Borrower shall pay to the Administrative Agent an administrative fee in the amount of $3,500.00.

      5. GOVERNING LAW. This Commitment and Acceptance shall be governed by the internal law, and not the law of conflicts, of the State of New York.

      6. NOTICES. For the purpose of notices to be given under the Credit Agreement, the address of Accepting Lender (until notice of a change is delivered) shall be the address set forth in the Administrative Questionnaire delivered by Accepting Lender to the Administrative Agent.

      IN WITNESS WHEREOF, the parties hereto have executed this Commitment and Acceptance by their duly authorized officers as of the date first above written.

                                          BORROWER:

                                          PULTE HOMES, INC.

                                          By: ______________________________
                                          Name:
                                          Title:

                                          ADMINISTRATIVE AGENT:
                                          JPMORGAN CHASE BANK, N.A., as
                                          ADMINISTRATIVE AGENT

                                          By: ______________________________
                                          Name:
                                          Title:

COMMITMENT:                               ACCEPTING LENDER:

$_________________________                [NAME OF ACCEPTING LENDER]

                                          By: _________________________________
                                          Name: _______________________________
                                          Title: ______________________________

                                 EXHIBIT 2.10(e)

                                      NOTE

$______________                                                ___________, 200_

      Pulte Homes, Inc., a Michigan corporation (the "Borrower"), promises to pay to the order of ____________________________________ (the "Lender") the
lesser of the principal sum of ______________________________ Dollars ($_____________) or the aggregate unpaid principal amount of all Revolving Loans made by the Lender to the Borrower pursuant to Article II of the Agreement (as hereinafter defined), in immediately available funds at the main office of JPMorgan Chase Bank, N.A. in New York, New York, as Administrative Agent, together with interest on the unpaid principal amount hereof at the rates and on the dates set forth in the Agreement. The Borrower shall pay the principal of and accrued and unpaid interest on the Loans in full on the Maturity Date.

      This Note is one of the Revolving Notes issued pursuant to, and is entitled to the benefits of, the Second Amended and Restated Credit Agreement dated as of October 31, 2005 (which, as it may be amended or modified and in effect from time to time, is herein called the "Agreement"), among the Borrower, the lenders party thereto, including the Lender, and JPMorgan Chase Bank, N.A., as Administrative Agent, to which Agreement reference is hereby made for a statement of the terms and conditions governing this Note, including the terms and conditions under which this Note may be prepaid or its maturity date accelerated. Capitalized terms used herein and not otherwise defined herein have the meanings attributed to them in the Agreement.

                                         PULTE HOMES, INC.

                                         By: _________________________________

                                         Name: _______________________________

                                         Title: ______________________________

                                 EXHIBIT 5.1(c)

                          FORM OF OFFICER'S CERTIFICATE

TO: JPMORGAN CHASE BANK, N.A., as Administrative Agent

RE: Second Amended and Restated Credit Agreement dated as of October 31, 2005 among PULTE HOMES, INC., a Michigan corporation (the "Borrower"), the Lenders identified therein, JPMorgan Chase Bank, N.A. as Administrative Agent (the "Administrative Agent")(as the same may be amended, modified, extended or restated from time to time, the "Credit Agreement")

DATE:

      Pursuant to the terms of the Credit Agreement, I, Bruce E. Robinson, Vice President and Treasurer of the Borrower, hereby certify on behalf of the Credit Parties that, as of the fiscal quarter/year ending _________ ____, 200__, the statements below are accurate and complete in all material respects (all capitalized terms used herein unless otherwise defined shall have the meanings set forth in the Credit Agreement):

            a. Attached hereto as Schedule 1 are calculations (calculated as of the date of the financial statements referred to in paragraph c. below) demonstrating compliance by the Credit Parties with the financial covenants contained in Section 5.2 of the Credit Agreement.

            b. No Default or Event of Default exists under the Credit Agreement.

            c. The quarterly/annual financial statements for the fiscal quarter/year ended _________ ___, 200__ which accompany this certificate are true and correct and have been prepared in accordance with GAAP (in the case of any quarterly financial statements, subject to changes resulting from audit and normal year-end audit adjustments).

                                       PULTE HOMES, INC.
                                       a Michigan corporation

                                       By: ________________________________
                                       Name: Bruce E. Robinson
                                       Title: Vice President and Treasurer

                                        1